Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

PANDORA MEDIA, INC.,
a Delaware corporation,
TENNESSEE ACQUISITION SUB I, INC.,
a Delaware corporation,
TENNESSEE ACQUISITION SUB II, LLC,
a Delaware limited liability company,
TICKETFLY, INC.,
a Delaware corporation,
and
Shareholder Representative Services LLC, solely in its capacity as the Stockholders’ Agent

___________________________
Dated as of October 7, 2015
___________________________

***Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request; provided that Pandora Media, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

TABLE OF CONTENTS
(continued)

TABLE OF CONTENTS
(continued)

Exhibits
Exhibit A	Definitions
Exhibit B	Form of Written Consent
Exhibit C	Form of Stockholder Agreement
Exhibit D	Form of Joinder Agreement
Exhibit E	Form of Investor Representation Letter
Exhibit F-1	Form of First Certificate of Merger
Exhibit F-2	Form of Second Certificate of Merger
Exhibit G-1	Form of FIRPTA Notice
Exhibit G-2	Form of FIRPTA Notification Letter
Exhibit H	Form of Parachute Payment Waiver
Exhibit I	Form of Escrow Agreement
Exhibit J-1	Form of Letter of Transmittal (Company Capital Stock)
Exhibit J-2	Form of Letter of Transmittal (Company Warrants)

Schedules
Company Disclosure Letter
Schedule A-1	Named Employees
Schedule A-2	Vesting Agreement Signatories
Schedule B	Consenting Stockholders
Schedule C	UCC Termination Statements
Schedule D	Rights to be Terminated
Schedule E	Contracts to be Amended or Terminated
Schedule F	New Hire Equity Award Policies
Schedule G	Sample Company Net Working Capital Calculation

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of October 7, 2015 (the “Agreement Date”), by and among Pandora Media, Inc., a Delaware corporation (“Acquirer”), Tennessee Acquisition Sub I, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub I”), Tennessee Acquisition Sub II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Acquirer (“Merger Sub II” and collectively with Merger Sub I, the “Merger Subs”), Ticketfly, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the stockholders’ agent (the “Stockholders’ Agent”). Certain other capitalized terms used herein are defined in Exhibit A.
RECITALS

A.
Acquirer, Merger Sub I and the Company intend to effect a merger of Merger Sub I with and into the Company, pursuant to which Merger Sub I will cease to exist and the Company will become a wholly owned subsidiary of Acquirer (the “First Merger”), and as part of the same overall transaction, the surviving entity of the First Merger will merge with and into Merger Sub II, with Merger Sub II surviving as a wholly owned subsidiary of Acquirer (the “Second Merger” and, collectively or in seriatim with the First Merger, as appropriate the “Merger”), in each case in accordance with this Agreement, the DGCL and the Delaware LLC Act.

B.
The board of directors of the Company (the “Board”) has carefully considered the terms of this Agreement and has unanimously (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein (collectively, the “Transactions”), including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (2) approved this Agreement in accordance with Applicable Law and (3) adopted a resolution directing that the adoption of this Agreement and approval of the principal terms of the Merger be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger.

C.
The board of directors of Merger Sub I has (1) declared this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of Merger Sub I and the stockholder of Merger Sub I and (2) adopted a resolution recommending that Acquirer, as the sole stockholder of Merger Sub I, adopt this Agreement and approve the First Merger. The managers of Merger Sub II have approved this Agreement and the Second Merger.

D.
The board of directors of Acquirer has approved this Agreement and the Transactions, including the First Merger and the issuance of shares of Acquirer Common Stock in connection therewith, upon the terms and subject to the conditions set forth herein, and Acquirer, as the sole stockholder of Merger Sub I, shall, on the Agreement Date immediately following execution and delivery of this Agreement, adopt this Agreement and approve the First Merger.

E.
Acquirer, the Merger Subs and the Company intend that the First Merger and the Second Merger are integrated steps in the transaction contemplated by this Agreement and will together qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

F.
Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and the Merger Subs’ willingness to enter into this Agreement, (1) certain employees of the Company identified on Schedule A-1 (each, a “Named Employee”) have each executed Acquirer’s customary form of (A) employment offer letter, together with a confidential information and invention assignment agreement (together, an “Offer Letter”) and (B) non-competition agreement (a “Non-Competition Agreement”) and (2) certain employees of the Company identified on Schedule A-2 have executed Acquirer’s customary form of vesting agreement (a “Vesting Agreement”), each to become effective upon the Closing.

G.
Immediately following the execution and delivery of this Agreement, the Company shall seek to obtain and deliver to Acquirer a written consent in substantially the form attached hereto as Exhibit B (a “Written Consent”) executed by the Company Stockholders identified on Schedule B (the “Consenting Stockholders”), evidencing the obtainment of the Company Stockholder Approval and the election of stockholders holding at least 57% of the then-outstanding shares of the Company Preferred Stock and a majority of the outstanding shares of Company Series D Stock to automatically convert the Company Preferred Stock into Company Common Stock effective as of immediately prior to the Closing in accordance with the Certificate of Incorporation (the “Conversion Election”), and the Company shall seek to obtain and deliver to Acquirer immediately after the delivery of such Written Consent (i) a stockholder agreement in substantially the form attached hereto as Exhibit C (the “Stockholder Agreement”) executed by each Consenting Stockholder, (ii) a joinder agreement in substantially the form attached hereto as Exhibit D (the “Joinder Agreement”) executed by each Consenting Stockholder and (iii) an investor representation letter in substantially the form attached hereto as Exhibit E (an “Investor Representation Letter”) executed by each Consenting Stockholder.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER
1.1    The Merger.
(a)    First Merger and Second Merger. Upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub I shall be merged with and into the Company, and the separate existence of Merger Sub I shall cease and the Company shall become a wholly owned subsidiary of Acquirer (sometimes referred to herein as the “First Step Surviving Corporation”). Upon the terms and subject to the conditions set forth herein, at the Second Effective Time, the First Step Surviving Corporation shall merge with and into Merger Sub II, the separate corporate existence of the First Step Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity (sometimes referred to herein as the “Final Surviving Entity”).
(b)    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL and the Delaware LLC Act.
(c)    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the First Merger (the “Closing”) shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, 94041, or at such other location as Acquirer and the Company agree, at (i) 10:00 a.m. local time on a date to be agreed by Acquirer and the Company, which date shall be no later than the third Business Day following the date on which all of the conditions set forth in Article VI have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided that if such Business Day would otherwise occur anytime during the final 15 days of a fiscal quarter of Acquirer, then Acquirer may, in its sole discretion, delay the Closing until the first Business Day of the next succeeding fiscal quarter of Acquirer, in which case the Closing shall be held on such first Business Day (so long as all of the conditions set forth in Article VI (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall continue to be satisfied or waived in accordance with this Agreement on such first Business Day), or (ii) such other time as Acquirer and the Company agree. The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”
(d)    Effective Time and Second Effective Time. A certificate of merger satisfying the applicable requirements of the DGCL in substantially the form attached hereto as Exhibit F-1 (the “First Certificate of Merger”) shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The First Merger shall become effective upon the filing of the First Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Acquirer and the Company agree and specify in the First Certificate of Merger (the “Effective Time”). Promptly following the Effective Time, but in no event later than one Business Day thereafter, the First Step Surviving Corporation and Merger Sub II shall cause a certificate of merger satisfying the applicable requirements of the DGCL and the Delaware LLC Act in substantially the form attached hereto as Exhibit F-2 (the “Second Certificate of Merger”) shall be duly executed by Merger Sub II and delivered to the Secretary of State of the State of Delaware for filing (the time of acceptance by the Secretary of State of the State of Delaware of such filing being referred to herein as the “Second Effective Time”).
(e)    Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Acquirer and the Company:

(i)    Prior to the Effective Time:
(A)    the certificate of incorporation of the First Step Surviving Corporation shall be amended and restated as of the Effective Time to read as set forth in the First Certificate of Merger, until thereafter amended as provided by the DGCL;
(B)    the Company shall take all actions necessary to cause the bylaws of the Company to be amended and restated as of the Effective Time to be identical (other than as to name) to the bylaws of Merger Sub I as in effect immediately prior to the Effective Time; and
(C)    the Company shall take all actions necessary to cause the directors and officers of Merger Sub I immediately prior to the Effective Time to be the only directors and officers of the First Step Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the First Step Surviving Corporation; and
(ii)    Prior to the Second Effective Time:
(A)    the certificate of formation of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be amended in its entirety to read as set forth in the Second Certificate of Merger, until thereafter amended as provided by the Delaware LLC Act;
(B)    the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall become the limited liability company agreement of the Final Surviving Entity, until thereafter amended as provided by the Delaware LLC Act, the certificate of formation of Merger Sub II and such limited liability company agreement; and
(C)    the managers and officers of Merger Sub II immediately prior to the Second Effective Time shall be the sole managers and officers of the Final Surviving Entity immediately after the Second Effective Time until their respective successors are duly appointed or admitted.

1.2    Closing Deliveries.
(a)    Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the Closing:
(i)    a certificate, dated as of the Closing Date, executed on behalf of Acquirer by a duly authorized officer of Acquirer to the effect that each of the conditions set forth in Section 6.2(a) has been satisfied; and
(ii)    the Escrow Agreement executed by Acquirer and the Escrow Agent.
(b)    Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing:

(i)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 6.3(a) and Section 6.3(e) has been satisfied;
(ii)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (A) the certificate of incorporation of the Company (the “Certificate of Incorporation”) in effect as of the Closing, (B) the bylaws of the Company (the “Bylaws”) in effect as of the Closing, (C) the resolutions of the Board (I) declaring this Agreement and the Transactions, including the First Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (II) approving this Agreement in accordance with the DGCL and (III) directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the First Merger and (D) other matters reasonably requested by Acquirer;
(iii)    the Escrow Agreement, executed by the Stockholders’ Agent;
(iv)    written acknowledgments pursuant to which any Person that is entitled to any Transaction Expenses acknowledges (A) the total amount of Transaction Expenses that (I) has been incurred and paid to such Person prior to the Closing and (II) has been incurred and remains payable to such Person and (B) that, upon payment of such remaining payable amount at the Closing, it shall be paid in full and shall not be owed any other amount, by any of Acquirer, the Company, its Affiliates, the First Step Surviving Corporation and/or the Final Surviving Entity;
(v)    payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to the payoff in full of all Company Debt, which letters provide for the release of all Encumbrances relating to the Company Debt following satisfaction of the terms contained in such payoff letters (including any premiums above the principal amount of such Company Debt or any fees payable in connection with such Company Debt);
(vi)    executed UCC-2 or UCC-3 termination statements (or any other applicable termination statement) executed by those Persons identified on Schedule C holding a security interest in any assets of the Company as of the Closing Date terminating any and all such security interests and evidence reasonably satisfactory to Acquirer that all Encumbrances on assets of the Company shall have been released prior to, or shall be released simultaneously with, the Closing;
(vii)    one or more Written Consents executed by each Consenting Stockholder and such other Company Stockholders as are necessary, when taken together with the Consenting Stockholders, to evidence the obtainment of the Company Stockholder Approval;
(viii)    evidence reasonably satisfactory to Acquirer of the termination or waiver of those rights of first refusal, rights to a liquidation preference, redemption rights, conversion rights (other than pursuant to the Conversion Election) and rights of notice of any Company Securityholder with respect to any of the Transactions and set forth in the Contracts and/or the organizational or charter documents identified on Schedule D, effective as of, and contingent upon the Closing;
(ix)    the Stockholder Agreement, executed by each Consenting Stockholder;
(x)    the Joinder Agreement, executed by holders of outstanding Company Capital Stock representing at least 95% of all shares of Company Capital Stock outstanding as of immediately prior to the Closing and at least 95% of the voting power of all shares of Company Capital Stock outstanding as of immediately prior to the Closing;
(xi)    Offer Letters, effective as of the Closing, executed by each Named Employee;
(xii)    Non-Competition Agreements, effective as of the Closing, executed by each Named Employee;
(xiii)    Vesting Agreements, effective as of the Closing, executed by each employee of the Company identified on Schedule A-2;
(xiv)    Investor Representation Letters duly completed and executed by each Person that is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act;
(xv)    evidence reasonably satisfactory to Acquirer of the resignation of each director and officer of the Company and any Subsidiary in office immediately prior to the Closing as directors and/or officers of the Company and/or any Subsidiary, effective as of, and contingent upon, the Effective Time;
(xvi)    unless otherwise requested by Acquirer in writing no less than three Business Days prior to the Closing Date, (A) a true, correct and complete copy of resolutions adopted by the Board or any applicable committee thereof, certified by the Secretary of the Company, authorizing the termination of each or all of the Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, including the Company’s 401(k) Plan (the “401(k) Plan”) and the Company Option Plan and (B) an amendment to the 401(k) Plan, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective on the date immediately preceding the Effective Time and contingent upon the Closing;
(xvii)    a certificate from the Secretary of State of the States of Delaware and California and each other state or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within three Business Days prior to the Closing Date, certifying that the Company is in good standing, and confirmation from the Secretary of State of Delaware that all applicable franchise Taxes and fees of the Company through and including the Closing Date have been paid;
(xviii)    the Spreadsheet completed to include all of the information specified in Section 5.8 in a form reasonably satisfactory to Acquirer and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete;
(xix)    the Company Closing Financial Certificate;
(xx)    FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit G-1, dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the IRS on behalf of the

Company after the Closing, and (B) a FIRPTA Notification Letter, in substantially the form attached hereto as Exhibit G-2, dated as of the Closing Date and executed by the Company;
(xxi)    evidence reasonably satisfactory to Acquirer that the accounts payable and any other amounts owing from TCSI to Acquirer have been paid by TCSI and that no such amounts remain outstanding;
(xxii)    evidence reasonably satisfactory to Acquirer that the Company RSUs have been issued pursuant to Section 5.12;
(xxiii)    a separation agreement or similar document in a form reasonably satisfactory to Acquirer (a “Separation Agreement”) executed by each of the Terminated Employees, if any, who will be entitled to receive severance as contemplated by Section 5.10;
(xxiv)    evidence reasonably satisfactory to Acquirer of the amendment or termination, as applicable, of each of the Contracts listed on Schedule E, as described therein;
(xxv)    the First Certificate of Merger, executed by the Company;
(xxvi)    a parachute payment waiver, in substantially the form attached hereto as Exhibit H (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 5.16;
(xxvii)    all consents as may be required to effect the treatment of Company Warrants pursuant to Section 1.3(a)(iii); and
(xxviii)    the list contained in Schedule 2.12(m)(i)-(iv) of the Company Disclosure Letter updated to be accurate and complete as of the Closing Date.
Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2(b) shall not be deemed to be an agreement by Acquirer or the Merger Subs that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer’s or the Merger Subs’ remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.

1.3    Effect on Capital Stock and Options.
(a)    Treatment of Company Capital Stock, Company Options, Company RSUs and Company Warrants. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the First Merger and without any action on the part of any party hereto, any Company Stockholder, any Company Optionholder, any holder of Company RSUs, any Company Warrantholder or any other Person:
(i)    Company Common Stock.
(A)    Each share of Company Common Stock, including any Unvested Company Shares, held by an Accredited Stockholder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by the Company as treasury stock) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.4, (A) an amount in cash, without interest, equal to the Common Per Share Cash Consideration and (B) a number of shares of Acquirer Common Stock equal to the Common Per Share Stock

Consideration. The amount of cash each Converting Holder holding shares of Company Common Stock is entitled to receive for such shares of Company Common Stock shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Converting Holder.
(B)    Each share of Company Common Stock, including any Unvested Company Shares, held by an Unaccredited Stockholder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by the Company as treasury stock) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.4, an amount in cash, without interest, equal to the Cash-Out Per Share Consideration. The amount of cash each Converting Holder holding shares of Company Common Stock is entitled to receive for such shares of Company Common Stock shall be rounded to the nearest cent and computed after aggregating cash amounts for all shares of Company Common Stock held by such Converting Holder.
(C)    The payout of cash or Acquirer Common Stock pursuant to this Section 1.3(a)(i) in exchange for Unvested Company Shares issued and outstanding immediately prior to the Effective Time shall be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time (and no vesting acceleration shall occur by reason of the Merger or any subsequent event, such as termination of employment, unless otherwise provided for in the document establishing the vesting arrangement). Therefore, in exchange for the Unvested Company Shares issued and outstanding immediately prior to the Effective Time, (a) cash amounts otherwise payable pursuant to this Section 1.3(a)(i) (“Unvested Proceeds”) shall not automatically be payable by Acquirer at the Effective Time and shall instead become payable by Acquirer on the date that such Unvested Company Shares would have become vested under the vesting schedule in place for such shares immediately prior to or at the Effective Time and (b) shares of Acquirer Common Stock issuable pursuant to this Section 1.3(a)(i) shall be issued but subject to forfeiture or a right of repurchase by Acquirer on the same terms that such Unvested Company Shares would have had in place for such shares immediately prior to or at the Effective Time (in each case, subject to the restrictions and other terms of such vesting schedule and giving effect to the applicable Vesting Agreement). Acquirer may in its discretion make all such required payments to holders of Unvested Proceeds no later than the 15th day of the calendar month immediately following the calendar month in which such Unvested Proceeds would have become vested under the original vesting schedule and in its discretion may make such payments through the Paying Agent. All amounts payable or issuable pursuant to this Section 1.3(a)(i) shall be subject to any required withholding of Taxes and shall be paid without interest. A portion of any newly vested cash so distributed will be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder. All outstanding rights to repurchase Unvested Company Shares that the Company may hold or similar restrictions in the Company’s favor immediately prior to the Effective Time (all such rights, the “Repurchase Rights”) shall be assigned to Acquirer in the Merger and shall thereafter be exercisable by Acquirer upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time (as such may be amended pursuant the terms of any applicable Vesting Agreement), except that Repurchase Rights may be exercised by Acquirer by retaining the Unvested Proceeds into which such Unvested Company Shares have been converted and paying to the former holder thereof the repurchase price in effect for each such share subject to that Repurchase Right immediately prior to the Effective Time. No Unvested Proceeds, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Acquirer, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the distribution to such Person of such Unvested Proceeds in accordance with this Agreement.
(D)    The parties agree that the holders of Company Capital Stock shall be permitted, by written notice to the Company delivered at least five Business Days prior to the Closing Date, to designate which of such holder’s shares shall be deemed to receive Cash Consideration and which shall be deemed to receive Stock Consideration in the Merger, all in accordance with Treasury Regulation Section 1.356-1(b). As part of the draft Spreadsheet to be delivered to Acquirer at least five Business Days prior to the Closing pursuant to Section 5.13, the Company shall deliver to Acquirer (1) a schedule setting forth the full list of designations received from the holders of Company Common Stock prior to such date and (2) a preliminary calculation, complete in all respects but based on an estimate of the respective amounts of the Merger Consideration payable to each holder of Company Common Stock pursuant to this Section 1.3(a)(i) that constitutes compensation reportable on IRS Form W-2 (including a calculation supporting the amount of each holder’s income from any “disqualifying dispositions” within the meaning of Section 421(b) of the Code) and proceeds of sale reportable on IRS Form 1099-B. On the Closing Date and as part of the final Spreadsheet, the Company shall deliver to Acquirer a final calculation of the respective amounts of the Merger Consideration payable to each holder of Company Common Stock that constitutes compensation reportable on IRS Form W-2 (including the supporting calculation described above) and proceeds of sale reportable on IRS Form 1099-B. Absent timely receipt of such designations and the preliminary and final calculations for a particular Company Stockholder, the designations will be disregarded with respect to such Company Stockholder and Acquirer shall report the Merger Consideration consistent with such Company Stockholder exchanging each of its shares for both Cash Consideration and Stock Consideration.
(ii)    Company Options and Company RSUs.
(A)    At the Effective Time, each Company Option held by a Named Employee or a Continuing Employee that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Acquirer. Each such Company Option so assumed by Acquirer under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Option Plan and the applicable stock option agreement) as are in effect immediately prior to the Effective Time, except that (i) such Company Options shall be exercisable for that number of whole shares of Acquirer Common Stock equal to the product (rounded down to the next whole number of shares of Acquirer Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon exercise of such option immediately prior to the Effective Time multiplied by the Exchange Ratio, (ii) the per share exercise price for the shares of Acquirer Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient (rounded up to the next whole cent) of the exercise price per share of Company Common Stock at which such option was exercisable immediately prior to the Effective Time divided by the Exchange Ratio and (iii) no assumed option may be “early exercised” (i.e., an assumed option may be exercised for shares of Acquirer Common Stock only to the extent the assumed option is vested at the time of exercise pursuant to the applicable vesting schedule). Consistent with the terms of the Company Option Plan and the documents governing the outstanding options under such plan as in effect on the Agreement Date, the Merger shall not in and of itself terminate any of the outstanding Company Options held by Named Employees or Continuing Employees under such plan or accelerate the exercisability or vesting of such options or the shares of Acquirer Common Stock that shall be subject to those options upon Acquirer’s assumption of the options in the Merger.
(B)    At the Effective Time, each Company Option, other than the Company Options assumed by Acquirer pursuant to Section 1.3(a)(ii)(A), shall not be assumed by Acquirer and shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, be cancelled and extinguished; provided that with respect to the portion of such cancelled Company Option that is a Vested Company Option immediately prior to the Effective Time, such Vested Company Option shall be converted into the right to receive a cash payment, without interest, with respect to each share of Company Capital Stock underlying such Vested Company Option, equal to the excess of the Cash-Out Per Share Consideration over the per share exercise price of such Vested Company Option (with the aggregate amount of such payment rounded to the nearest whole cent). For purposes of clarity, no payment shall be made with respect to any Company Option so cancelled with a per-share exercise price that equals or exceeds the amount of the Cash-Out Per Share Consideration.
(C)    At the Effective Time, each Company RSU held by a Named Employee or a Continuing Employee that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Acquirer. Each such Company RSU so assumed by Acquirer under this Agreement shall continue to have, and be subject to, the same terms and conditions (including, if applicable, the vesting arrangements and other terms and conditions set forth in the Company Option Plan and the applicable restricted stock unit agreement) as are in effect immediately prior to the Effective Time, except that such Company RSUs shall be settled by the issuance of that whole number of Acquirer Common Stock equal to the product (rounded down to the next whole number of shares of Acquirer Common Stock, with no cash being payable for any fractional share eliminated by such rounding) of the number of shares of Company Common Stock that were issuable upon settlement of such Company RSU immediately prior to the Effective Time multiplied by the Exchange Ratio. Consistent with the terms of the Company Option Plan and the documents governing the outstanding Company RSUs, if any, under such plan as in effect on the Closing Date, the Merger shall not in and of itself terminate any of the outstanding Company RSUs held by Named Employees or Continuing Employees under such plan or accelerate the exercisability or vesting of such Company RSUs or the shares of Acquirer Common Stock that shall be subject to those Company RSUs upon Acquirer’s assumption of the Company RSUs in the Merger.
(D)    Acquirer will not assume any Company RSUs held by Persons that are not Named Employees or Continuing Employees.
(E)    The Company shall, prior to the Closing, take or cause to be taken all actions, and shall obtain all consents, as may be required to effect the treatment of Company Options and Company RSUs pursuant to this Section 1.3(a)(ii).
(F)    Acquirer shall cause the Company Options and Company RSUs assumed pursuant to Sections 1.3(a)(ii)(A) and 1.3(a)(ii)(C) to be registered with the SEC on Form S-8 or other applicable registration statement within 20 days following the Effective Time and will exercise commercially reasonable efforts to maintain the effectiveness of such registration statement for so long as such Company Options and Company RSUs shall remain outstanding.
(iii)    Company Warrants.

(A)    At the Effective Time, each Company Warrant that is unexpired, unexercised and outstanding as of the Effective Time, whether vested or unvested, shall not be assumed by Acquirer and shall, by virtue of the Merger and without the need for any further action on the part of the holder thereof, shall be converted into the right to receive a cash payment, without interest, with respect to each share of Company Capital Stock underlying such Company Warrant, equal to the excess of the Cash-Out Per Share Consideration over the exercise price per share of such Company Warrant (with the aggregate amount of such payment rounded to the nearest whole cent). For purposes of clarity, no payment shall be made with respect to any Company Warrants so cancelled with a per-share exercise price that equals or exceeds the amount of the Cash-Out Per Share Consideration.
(B)    The payout of cash pursuant to this Section 1.3(a)(iii) in exchange for Unvested Company Warrant issued and outstanding immediately prior to the Effective Time shall be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Company Warrant immediately prior to or at the Effective Time (and no vesting acceleration shall occur by reason of the Merger or any subsequent event, unless otherwise provided for in the document establishing the vesting arrangement). Therefore, amounts otherwise payable or issuable pursuant to this Section 1.3(a)(iii) in exchange for the Unvested Company Warrants issued and outstanding immediately prior to the Effective Time (“Unvested Warrant Proceeds”) shall not automatically be payable by Acquirer at the Effective Time, and shall instead become payable by Acquirer on the date that such Unvested Warrants would have become vested under the vesting schedule in place for such Company Warrants immediately prior to or at the Effective Time. Acquirer may in its discretion make all such required payments to holders of Unvested Warrant Proceeds no later than the 15th day of the calendar month immediately following the calendar month in which such Unvested Warrant Proceeds would have become vested under the original vesting schedule and in its discretion may make such payments through the Paying Agent. All amounts payable or issuable pursuant to this Section 1.3(a)(iii) shall be subject to any required withholding of Taxes and shall be paid without interest. A portion of any newly vested cash so distributed will be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder. All outstanding rights to cancel Unvested Company Warrants that the Company may hold or similar restrictions in the Company’s favor immediately prior to the Effective Time (all such rights, the “Unvested Warrant Rights”) shall be assigned to Acquirer in the Merger and shall thereafter be exercisable by Acquirer upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, except that Unvested Warrant Rights may be exercised by Acquirer by retaining the Unvested Warrant Proceeds into which such Unvested Company Warrants have been converted. No Unvested Warrant Proceeds, or right thereto, may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Acquirer, or be taken or reached by any legal or equitable process in satisfaction of any Liability of such Person, prior to the distribution to such Person of such Unvested Warrant Proceeds in accordance with this Agreement.
(C)    The Company shall, prior to the Closing, take or cause to be taken all actions, and shall obtain all consents, as may be required to effect the treatment of Company Warrants pursuant to this Section 1.3(a)(iii).
(b)    Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.

(c)    Treatment of Merger Sub I Capital Stock. At the Effective Time, by virtue of the First Merger and without any action on the part of Acquirer, Merger Sub I or any other Person, each share of capital stock of Merger Sub I that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the First Step Surviving Corporation (and the shares of the First Step Surviving Corporation into which the shares of Merger Sub I capital stock are so converted shall be the only shares of the First Step Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub I capital stock will evidence ownership of such number of shares of common stock of the First Step Surviving Corporation.
(d)    Treatment of Merger Sub II Membership Interests. At the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquirer, Merger Sub II or any other Person, each share of common stock of the First Step Surviving Corporation that is issued and outstanding immediately prior to the Second Effective Time shall be cancelled and extinguished without any conversion thereof. At the Second Effective Time, each membership interest of Merger Sub II that is issued and outstanding immediately prior to the Second Effective Time will constitute a membership interest of the Final Surviving Entity (and the membership interests of the Final Surviving Entity shall be the only membership interests of the Final Surviving Entity issued and outstanding immediately after the Second Effective Time).
(e)    Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Capital Stock or Acquirer Common Stock occurring after the Agreement Date and prior to the Effective Time, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(f)    Appraisal Rights. Notwithstanding anything to the contrary contained herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL or the CCC. Each holder of Dissenting Shares who, pursuant to the DGCL or the CCC, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL or the CCC (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Merger Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.4(a), following the satisfaction of the applicable conditions set forth in Section 1.4(a), the applicable portion of the Merger Consideration as if such shares never had been Dissenting Shares. The Company shall provide to Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the DGCL or the CCC and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to such demands under the DGCL or the CCC. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under the DGCL or the CCC, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. Subject to Section 8.2, the payout of consideration under this Agreement to the Company Stockholders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.3(f) and under the DGCL or the CCC) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the DGCL or the CCC by any other Company Stockholder.
(g)    Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Effective Time are personal to each such Company Securityholder and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution without action taken by or on behalf of such Company Securityholder. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.
(h)    Fractional Shares. The number of shares of Acquirer Common Stock into which a Converting Holder’s shares of Company Common Stock are converted pursuant to this Article I shall be rounded down to the nearest whole number of shares of Acquirer Common Stock. In lieu of any fractional shares of Acquirer Common Stock to which any Converting Holder would otherwise be entitled (after aggregating, for each particular stock certificate representing Company Capital Stock, all fractional shares of Acquirer Common Stock to be received by such holder), such Converting Holder shall receive from Acquirer an amount in cash (rounded to the nearest whole cent) equal to the product of (i) such fraction and (ii) the Acquirer Stock Price.
(i)    No Interest. Notwithstanding anything to the contrary contained herein, no interest shall accumulate on any cash payable in connection with the consummation of the Merger or the other Transactions.

1.4    Payment and Exchange Procedures.
(a)    Surrender of Certificates.
(i)    As soon as reasonably practicable after the Closing Date (and in any event within two Business Days), to the extent not previously delivered, Acquirer shall mail, or cause to be mailed by the Paying Agent, a letter of transmittal together with instructions for use thereof to every holder of record of Company Capital Stock in the form attached as Exhibit J-1 hereto (the “Letter of Transmittal (Company Capital Stock)”) and a letter of transmittal together with instructions for use thereof to every holder of Company Warrant in the form attached as Exhibit J-2 hereto (the “Letter of Transmittal (Company Warrants)” together with the Letter of Transmittal (Company Capital Stock), the “Letter of Transmittal”) that was issued and outstanding immediately prior to the Effective Time. The Letter of Transmittal (Company Capital Stock) shall specify that delivery of the certificates or instruments that immediately prior to the Effective Time represented issued and outstanding Company Capital Stock (the “Certificates”) shall be effected, and risk of loss and title to the Certificates shall pass, only upon surrender thereof (or, in the case of any lost, stolen or destroyed Certificate, compliance with Section 1.4(a)(vii)), together with a properly completed and duly executed Letter of Transmittal, duly executed on behalf of each Person effecting the surrender of such Certificates. To the extent reasonably practicable, the Company will make electronic copies of the Letter of Transmittal available in advance of Closing (by delivering electronic copies of the Letter of Transmittal to the Company’s legal counsel) to each record holder of Company Capital Stock and Company Warrants in order to allow submission of such Letter of Transmittal concurrent with the Closing.

(ii)    Promptly following the Closing, but in no event later than the next Business Day, Acquirer shall cause to be deposited with Citibank N.A. or other bank or trust company selected by Acquirer and reasonably satisfactory to the Company (the “Paying Agent”) the portion of the Merger Consideration payable to Company Stockholders pursuant to Section 1.3(a)(i) in respect of their shares of Company Common Stock, subject to Section 1.4(b) (which, for the avoidance of doubt, excludes the Unvested Proceeds and the Unvested Warrant Proceeds) by wire transfer of immediately available funds.
(iii)    As soon as reasonably practicable after the date of delivery to the Paying Agent of a Certificate, together with a properly completed and duly executed Letter of Transmittal (Company Capital Stock) and any other documentation required thereby, (A) the holder of record of such Certificate shall be entitled to receive (I) the amount of cash and (II) the number of shares of Acquirer Common Stock that such holder has the right to receive pursuant to Section 1.3(a)(i) in respect of such Certificate, less such Converting Holder’s Pro Rata Share of the Escrow Amount (with cash and stock allocations thereof as set forth on the Spreadsheet), and (B) such Certificate shall be cancelled.
(iv)    As soon as reasonably practicable after the date of delivery to the Paying Agent of a Letter of Transmittal (Company Warrants) and any other documentation required thereby, (A) the holder of record of such Company Warrant shall be entitled to receive the amount of cash that such holder has the right to receive pursuant to Section 1.3(a)(iii) in respect of such Company Warrant and (B) such Company Warrant shall be cancelled.
(v)    Any certificates or book-entry entitlements representing the shares of Acquirer Common Stock to be issued pursuant to Section 1.3(a) shall bear the following legends to the extent applicable (along with any other legends that may be required under Applicable Law):
“THE SHARES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER APPLICABLE STATE SECURITIES LAWS AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OR APPLICABLE STATE SECURITIES LAWS.”
It is Acquirer’s current policy not to issue stock certificates representing shares of its capital stock, and all new issuances of capital stock are reflected on Acquirer’s books and records in book entry only, with appropriate notations reflecting the applicable legends.
(vi)    Promptly following the Closing, but in no event later than the next Business Day, Acquirer will instruct the Paying Agent, subject to any applicable Vesting Agreement or other vesting restrictions, (A) (I) to pay to each Converting Holder by check or wire transfer of same‑day funds the aggregate amount of cash payable to such Converting Holder pursuant to Section 1.3(a)(i), less such Converting Holder’s Pro Rata Share of the Cash Escrow Amount, and (II) to deliver to each Converting Holder the aggregate number of shares of Acquirer Common Stock issuable to such Converting Holder pursuant to Section 1.3(a)(i), less such Converting Holder’s Pro Rata Share of the Stock Escrow Amount, in each case other than in respect of Dissenting Shares to holders thereof, and (B) to pay to each Company Warrantholder by check or wire transfer of same-day funds the aggregate amount of cash payable to such Company Warrantholder pursuant to Section 1.3(a)(iii), in each case as promptly as practicable following, in the case of Company Capital Stock, the submission of a Certificate to the Paying Agent and a duly executed Letter of Transmittal (Company Capital Stock) by such Converting Holder and in the case of Company Warrants, the submission of a duly executed Letter of Transmittal (Company Warrants) by such Company Warrantholder.
(vii)    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such document to be lost, stolen or destroyed and such Person agreeing to indemnify the Paying Agent and Acquirer for the consequences thereof, the Paying Agent will pay and deliver, respectively, in exchange for such lost, stolen or destroyed document the applicable portion of the Merger Consideration payable and issuable, respectively, pursuant to Section 1.3(a)(i) in respect of their shares of Company Common Stock, less the applicable portion of such Converting Holder’s Pro Rata Share of the Cash Escrow Amount and of the Stock Escrow Amount.
(b)    Escrow Amount. Notwithstanding anything to the contrary in the other provisions of this Article I, Acquirer shall withhold from each Converting Holder’s applicable portion of the Merger Consideration payable and issuable to such Converting Holder pursuant to Section 1.3(a) such Converting Holder’s Pro Rata Share of the Escrow Amount (with cash and stock allocations thereof as set forth on the Spreadsheet, it being understood and agreed that Unaccredited Stockholders shall first contribute cash and all other Converting Holders shall contribute their Pro Rata Share of the remainder of the Escrow Amount in cash and shares of Acquirer Common Stock), and shall deposit the Escrow Amount with the Escrow Agent pursuant to Section 8.1. The cash and shares of Acquirer Common Stock deposited into the Escrow Fund shall, to the maximum extent possible, consist of vested cash and vested shares of Acquirer Common Stock. The Escrow Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Converting Holders under Section 1.6(i) and Article VIII, and shall be held and distributed in accordance with Section 1.6(i) and Section 8.1. The adoption of this Agreement and the approval of the principal terms of the Merger by the Company Stockholders shall constitute, among other things, approval of the Escrow Amount, the withholding of the Escrow Amount by Acquirer and the appointment of the Stockholders’ Agent.
(c)    Transfers of Ownership. If any cash amount or share of Acquirer Common Stock payable or issuable pursuant to Section 1.3(a) is to be paid or issued to a Person other than the Person to which the Certificate or Company Warrant surrendered in exchange therefor is registered, it shall be a condition of the payment or issuance thereof that such Certificate or Company Warrant shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by Acquirer any transfer or other Taxes required by reason of the payment of cash or issuance of shares of Acquirer Common Stock in any name other than that of the registered holder of such Certificate or Company Warrant, or established to the satisfaction of Acquirer or any agent designated by Acquirer that such Tax has been paid or is not payable.
(d)    No Liability. Notwithstanding anything to the contrary in this Section 1.4, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.
(e)    Unclaimed Consideration. Each holder of a Certificate or Company Warrant who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 1.4 shall look only to Acquirer (subject to abandoned property, escheat and similar Applicable Law) for its claim, only as a general unsecured creditor thereof, to any portion of the Merger Consideration payable or issuable pursuant to Section 1.3(a) in respect of such Certificate or Company Warrant. Notwithstanding anything to the contrary contained herein, if any Certificate or Company Warrant has not been surrendered prior to the earlier of the first anniversary of the Effective Time and such date on which the applicable portion of the Merger Consideration payable or issuable pursuant to Section 1.3(a) in respect of such Certificate or Company Warrant would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such Certificate or Company Warrant shall, to the extent permitted by Applicable Law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.

1.5    No Further Ownership Rights in the Company Capital Stock, Company Options, Company RSUs or Company Warrants. The applicable portion of the Merger Consideration paid or payable and issued or issuable following the surrender for exchange of the Certificates in accordance with this Agreement shall be paid or payable, issued or issuable in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such Certificates, and there shall be no further registration of transfers on the records of the First Step Surviving Corporation or Final Surviving Entity of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or document or instrument representing a Company Option or Company RSU is presented to the First Step Surviving Corporation or Final Surviving Entity for any reason, such Certificate, Company Option, Company RSU or Company Warrant shall be cancelled and exchanged or assumed as provided in this Article I.

1.6    Company Net Working Capital and Company Net Cash Adjustment.
(a)    Pursuant to Section 5.13, the Company shall deliver the Company Closing Financial Certificate to Acquirer not later than five Business Days prior to the Closing Date.
(b)    Within 75 days after the Closing, Acquirer may object to the calculation of Company Net Working Capital and/or Company Net Cash included in the Company Closing Financial Certificate (the “Calculations”) by delivering to the Stockholders’ Agent a notice (the “Acquirer Notice”) setting forth Acquirer’s calculation of Company Net Working Capital and/or Company Net Cash and the amount by which Company Net Working Capital and/or Company Net Cash as calculated by Acquirer is less than Company Net Working Capital and/or Company Net Cash as set forth in the Company Closing Financial Certificate, in each case together with supporting documentation, information and calculations as is reasonably necessary for the Stockholders’ Agent to review such calculations.
(c)    The Stockholders’ Agent may object to the calculation of Company Net Working Capital and/or Company Net Cash set forth in the Acquirer Notice by providing written notice of such objection to Acquirer within 30 days after receipt of the Acquirer Notice (the “Notice of Objection”), together with supporting documentation, information and calculations, as is reasonably necessary for Acquirer to review such calculations. Any matters not set forth in the Notice of Objection shall be deemed to have been accepted by the Stockholders’ Agent on behalf of the Converting Holders.
(d)    If the Stockholders’ Agent timely provides the Notice of Objection, then Acquirer and the Stockholders’ Agent shall confer in good faith for a period of up to 10 Business Days following Acquirer’s timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Converting Holders.

(e)    If, after the 10 Business Day period set forth in Section 1.6(d), Acquirer and the Stockholders’ Agent cannot resolve any matter set forth in the Notice of Objection, then Acquirer and the Stockholders’ Agent shall engage PricewaterhouseCoopers or, if such firm is not able or willing to so act, another auditing firm acceptable to both Acquirer and the Stockholders’ Agent (the “Reviewing Accountant”) to review only the matters in the Notice of Objection that are still disputed by Acquirer and the Stockholders’ Agent and the Calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Reviewing Accountant shall promptly (and in any event within 60 days following its engagement) determine in writing the resolution of such remaining disputed matters, which written determination shall be final and binding on the parties hereto and the Converting Holders, and the Reviewing Accountant shall provide Acquirer and the Stockholders’ Agent with a calculation of Company Net Working Capital and/or Company Net Cash in accordance with such determination.
(f)    If there is a Final Shortfall, the Converting Holders shall severally but not jointly indemnify and hold harmless Acquirer, for the full amount of:
(i)    the Final Shortfall; and
(ii)    all fees, costs and expenses of the Reviewing Accountant to be paid by the Converting Holders pursuant to Section 1.6(h)(ii) or Section 1.6(h)(iii), if any.
(g)    If there is a Final Surplus, then Acquirer shall promptly deposit with the Paying Agent for payment to the Converting Holders:
(i)    the Final Surplus; and
(ii)    all fees, costs and expenses of the Reviewing Accountant to be paid by Acquirer pursuant to Section 1.6(h)(i) or Section 1.6(h)(iii), if any.
(h)    The fees, costs and expenses of the Reviewing Accountant shall be paid (i) by Acquirer in the event the difference between the Final Net Working Capital and/or Final Net Cash as determined by the Reviewing Accountant pursuant to Section 1.6(e) and the Calculations set forth in the Acquirer Notice (such difference, the “Acquirer’s Difference”) is greater than the difference between the Final Net Working Capital and/or as determined by the Reviewing Accountant pursuant to Section 1.6(e) and the Calculations set forth in the Notice of Objection (such difference, the “Stockholders’ Agent’s Difference”), (ii) by the Converting Holders if the Acquirer’s Difference is less than the Stockholders’ Agent’s Difference or (iii) equally by Acquirer on the one hand, and the Converting Holders on the other hand, if the Acquirer’s Difference is the same as the Stockholders’ Agent’s Difference.
(i)    To the extent that the Converting Holders have an obligation to indemnify Acquirer pursuant to this Section 1.6, Acquirer shall first satisfy such obligation from the Escrow Fund. Acquirer’s right to indemnification pursuant to this Section 1.6 will not be subject to any of the limitations set forth in Article VIII. Any payments made pursuant to this Section 1.6 shall be treated as adjustments to the Merger Consideration for all Tax purposes to the maximum extent permitted under Applicable Law.

1.7    Tax Consequences. The parties hereto intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 354(a)(1) of the Code, and to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code; it being understood and agreed that, except as provided in Section 5.15, neither Acquirer nor the Merger Subs make any representations or warranties to the Company or to any Company Securityholder regarding the Tax treatment of the Merger, or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the

Merger or the other Transactions or the other agreements contemplated by this Agreement. The Company acknowledges that the Company and the Company Securityholders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other Transactions and the other agreements contemplated by this Agreement.

1.8    Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the applicable Company Securityholder when due, and such Company Securityholder shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.

1.9    Withholding Rights. Each of Acquirer, the First Step Surviving Corporation, the Final Surviving Entity and the Paying Agent shall be entitled to deduct and withhold from any payments of cash or issuances of Acquirer Common Stock pursuant to this Agreement to any Named Employee, any Continuing Employee or any holder of any shares of Company Capital Stock, Company Options, Company RSUs, Company Warrants or Certificates, such amounts in cash and/or shares of Acquirer Common Stock as Acquirer, the First Step Surviving Corporation, the Final Surviving Entity or the Paying Agent is required to deduct and withhold with respect to any such payments or issuances under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so withheld and paid over to the applicable Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid or issued, as applicable, to such Persons in respect of which such deduction and withholding was made.

1.10    Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the First Step Surviving Corporation or the Final Surviving Entity with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the First Step Surviving Corporation and/or the managers of the Final Surviving Entity are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (clearly indicating the appropriate Section and Subsection (including by cross-references) to which it relates (provided the relevance to other representations and warranties is reasonably apparent from reading the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquirer under this Article II), the Company represents and warrants to Acquirer as follows:

2.1    Organization, Standing, Power and Subsidiaries.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company and each Subsidiary has the corporate power to own, operate, use, distribute and lease its properties and to conduct the Business and is duly licensed or qualified to do business and is in good standing in each jurisdiction where the character or location of its assets or properties (whether owned, leased or licensed) or the nature of its activities make such qualification or licensing necessary to the business of the Company and its Subsidiary as currently conducted, except where the failure to be so qualified or licensed and in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect with respect to the Company and any Subsidiary.
(b)    Schedule 2.1(b) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board (or similar body), (ii) the names of the members of each committee of the Board (or similar body) and (iii) the names and titles of the officers of the Company.
(c)    Schedule 2.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list of each Subsidiary. The Company is the owner of all of the Equity Interests of each Subsidiary, free and clear of all Encumbrances, and all such Equity Interests are duly authorized, validly issued, fully paid and non-assessable and are not subject to any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws or other equivalent organizational or governing documents, as applicable of such Subsidiary or any Contract to which such Subsidiary is a party or by which it is bound.

2.2    Capital Structure.
(a)    The authorized Company Capital Stock consists solely of (i) 56,000,000 shares of Company Common Stock and (ii) 27,906,866 shares of Company Preferred Stock, 7,972,072 shares of which are designated as Company Series A Stock, 4,733,416 shares of which are designated as Company Series B Stock, 6,383,036 shares of which are designated as Company Series C Stock and 8,818,342 shares of which are designated as Company Series D Stock. A total of 11,833,660 shares of Company Common Stock, 7,873,317 shares of Company Series A Stock, 4,714,416 shares of Company Series B Stock, 6,097,559 shares of Company Series C Stock and 8,818,341 shares of Company Series D Stock are issued and outstanding as of the Agreement Date, and there are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the exercise of Company Options under the Company Option Plans that are outstanding as of the Agreement Date or the exercise of Company Warrants that are outstanding as of the Agreement Date. The Company holds no treasury shares. Schedule 2.2(a) of the Company Disclosure Letter sets forth, as of the Agreement Date, (i) a true, correct and complete list of the Company Stockholders and the number and type of such shares so owned by such Company Stockholder, and any beneficial holders thereof, if applicable, (ii) the number of shares of Company Common Stock that would be owned by such Company Stockholder assuming conversion of all shares of Company Preferred Stock so owned by such Person after giving effect to all anti-dilution and similar adjustments and the Conversion Election and (iii) the number of such shares of Company Common Stock that are Unvested Company Shares, including as applicable the number and type of such Unvested Company Shares whether a timely and proper Section 83(b) election has been filed in respect thereof, the per share purchase price paid for such Unvested Company Shares, the vesting schedule in effect for such Unvested Company Shares (and the terms of any acceleration thereof), the per share repurchase price payable for such Unvested Company Shares and the length of the repurchase period following the termination of service of the holder of such Unvested Company Shares. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Certificate of Incorporation, the Bylaws or any Contract to which the Company is a party or by which the Company or any of its assets is bound. The Company has never declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other Applicable Law any shares of Company Capital Stock, any Equity Interests or any other securities of the Company, whether currently outstanding or that may subsequently be issued. Subject to receipt of the Conversion Election, each share of Company Preferred Stock is convertible into shares of Company Common Stock on a one-for-one basis and will automatically convert into shares of Company Common Stock pursuant to the Conversion Election in accordance with the Certificate of Incorporation in effect as of the Agreement Date. All issued and outstanding shares of Company Capital Stock and all Company Options and Company Warrants were issued in compliance with Applicable Law and all requirements set forth in the Certificate of Incorporation, the Bylaws and any applicable Contracts to which the Company is a party or by which the Company or any of its assets is bound.
(b)    As of the Agreement Date, the Company has reserved 12,106,091 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which 6,368,593 shares are subject to outstanding and unexercised Company Options, and 4,060,439 shares remain available for issuance thereunder. Schedule 2.2(b) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Company Optionholders, and each Company Option (other than Company Options that are granted after the Agreement Date in accordance with Section 4.2(e)), whether or not granted under the Company Option Plan, including the number of shares of Company Capital Stock subject to such Company Option, the number of such shares that are vested or unvested, the “date of grant” of such Company Option (as defined under Treasury Regulation 1.409A-1(b)(5)(vi)(B)), the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax law), the term of each Company Option, the plan from which such Company Option was granted (if any) and the country and state of residence of such Company Optionholder. All Company Options listed on Schedule 2.2(b) of the Company Disclosure Letter that are denoted as incentive stock options under Section 422 of the Code so qualify and will continue to so qualify as of immediately prior to the consummation of the Transactions (in each case and as applicable, subject to the limitation set forth in Section 422(d) of the Code). In addition, Schedule 2.2(b) of the Company Disclosure Letter indicates, as of the Agreement Date, which Company Optionholders are Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons), including a description of the relationship between each such Person and the Company. True, correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Capital Stock purchased under such Company Option) have been provided to Acquirer, and such Company Option Plans and Contracts have not been amended, modified or supplemented since being provided to Acquirer, and there are no agreements, understandings or commitments to amend, modify or supplement such Company Option Plans or Contracts in any case from those provided to Acquirer. The terms of the Company Option Plans permit the treatment of Company Options as provided herein, without notice to, or the consent or approval of, the Company Optionholders, the Company Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Options. As of the Agreement Date, each Company Option has been properly executed or accepted by the Company Optionholder holding such Company Option. As of the Agreement Date, no Company RSUs have been granted.
(c)    Schedule 2.2(c) of the Company Disclosure Letter sets forth, as of the Agreement Date, a true, correct and complete list of all Company Warrantholders, including the number of shares and type of Company Capital Stock subject to each Company Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each Company Warrant. True, correct and complete copies of each Company Warrant have been provided to Acquirer, and such Company Warrants have not been amended or supplemented since being provided to Acquirer, and there are no Contracts providing for the amendment or supplement of such Company Warrants. The terms of the Company Warrants permit the treatment of Company Warrants as provided herein, without notice to, or the consent or approval of, the Company Warrantholders, the Company Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Warrants.
(d)    As of the Agreement Date, there are no authorized, issued or outstanding Equity Interests of the Company other than shares of Company Capital Stock, Company Options and Company Warrants. Other than as set forth on Schedules 2.2(a), 2.2(b) and 2.2(c) of the Company Disclosure Letter, as of the Agreement Date, no Person has any Equity Interests of the Company or any Subsidiary, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company, any Subsidiary or a Company Securityholder is a party or by which they or their assets are bound, (i) obligating the Company, any Subsidiary or such Company Securityholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or any Subsidiary or other rights to purchase or otherwise acquire any Equity Interests of the Company or any Subsidiary, whether vested or unvested, or (ii) obligating the Company or any Subsidiary to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, Company Warrant, call, right or Contract.
(e)    No Company Debt (i) granting its holder the right to vote on any matters on which any Company Securityholder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company or any Subsidiary, is issued or outstanding as of the Agreement Date (collectively, “Company Voting Debt”).
(f)    There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company and any Company Securityholder, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the knowledge of the Company, between or among any of the Company Securityholders. Neither the Company Option Plans nor any Contract of any character to which the Company is a party to or by which the Company or any of its assets is bound relating to any Company Options or Unvested Company Shares requires or otherwise provides for any accelerated vesting of any Company Options or Unvested Company Shares or the acceleration of any other benefits thereunder, in each case in connection with the Transactions or upon termination of employment or service with the Company or Acquirer, or any other event, whether before, upon or following the Effective Time or otherwise.
(g)    As of the Closing, (i) the number of shares of Company Capital Stock set forth in the Spreadsheet as being owned by a Person, or subject to Company Options, Company RSUs or Company Warrants owned by such Person, will constitute the entire interest of such Person in the issued and outstanding Company Capital Stock or any other Equity Interests of the Company, (ii) no Person not disclosed in the Spreadsheet will have a right to acquire from the Company any shares of Company Capital Stock, Company Options, Company RSUs, Company Warrants or any other Equity Interests of the Company and (iii) the shares of Company Capital Stock, Company Options, Company RSUs and/or Company Warrants disclosed in the Spreadsheet will be free and clear of any Encumbrances.
(h)    Schedule 2.2(h) of the Company Disclosure Letter identifies each employee of the Company or other Person with an offer letter or other Contract or Company Employee Plan that contemplates a grant of, or right to purchase or receive: (i) options to purchase shares of Company Common Stock or other equity awards with respect to Company Capital Stock or (ii) other securities of the Company, that in each case, have not been issued or granted as of the date of this Agreement, together with the number of such options, other equity awards or other securities and any promised terms thereof.

2.3    Authority; Non-contravention.
(a)    Subject to obtaining the Company Stockholder Approval, the Company has all requisite corporate power and authority to enter into this Agreement and the other Company Transaction Documents and to consummate the Transactions. The execution and delivery of this Agreement and the other Company Transaction Documents by the Company and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. Each Company Transaction Document has been, or prior to the Closing Date will be, duly executed and delivered by the Company and, assuming the due execution and delivery of such Company Transaction Document by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (i) declared that this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with Applicable Law and (iii) directed that the adoption of this Agreement and approval of the principal terms of the Merger be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger. The affirmative votes of (i) the holders of at least a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (ii) the holders of a majority of the outstanding shares of Company Common Stock (voting as a separate voting class), (iii) the holders of at least 57% of the outstanding shares of Company Preferred Stock (voting as a separate voting class), and (iv) the holders of a majority of the outstanding shares of Company Series D Stock are the only votes of the holders of Company Capital Stock necessary to adopt this Agreement and approve the principal terms of the Merger under the DGCL, the CCC, the Certificate of Incorporation and the Bylaws, each as in effect at the time of such adoption and approval (collectively, the “Company Stockholder Approval”).
(b)    The execution and delivery of this Agreement and the other Company Transaction Documents, by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance on any of the material assets of the Company or any Subsidiary or any of the shares of Company Capital Stock, except restrictions on transfer imposed by applicable federal and state securities laws or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Bylaws or, upon receipt of the Conversion Election and the Company Stockholder Approval, the Certificate of Incorporation, or other equivalent organizational or governing documents of the Company or any Subsidiary, in each case as amended to date, (B) any Contract of the Company or any Subsidiary or any Contract applicable to any of its material assets, except, in the case of this clause (B), where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not reasonably be expected to have a material effect with respect to the Company or any Subsidiary, or (C) any Applicable Law.
(c)    No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or any other Company Transaction Document or the consummation of the Transactions, except for (i) the filing of the First Certificate of Merger and the filing of the Second Certificate of Merger, as provided in Section 1.1(d), (ii) such filings and notifications as may be required to be made by the Company in connection with the Merger and the other Transactions under the HSR Act and other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act and other applicable Antitrust Laws and (iii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or in any other Company Transaction Document or to consummate the Transactions in accordance with this Agreement or any other Company Transaction Document and Applicable Law.

2.4    Financial Statements; No Undisclosed Liabilities.
(a)    The Company has delivered to Acquirer its audited, consolidated financial statements for each fiscal year subsequent to December 31, 2011 and its unaudited, consolidated financial statements for the seven-month period ended July 31, 2015 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present the consolidated financial condition of the Company at the dates therein indicated and the consolidated results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period financial statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount), and (iv) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved if such consistent basis is in accordance with GAAP.
(b)    Neither the Company nor any Subsidiary has any Liabilities required to be reflected in financial statements prepared in accordance with GAAP other than (i) those set forth or adequately provided for in a consolidated balance sheet of the Company and its Subsidiaries included in the Financial Statements as of July 31, 2015 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s and any Subsidiary’s business since the Company Balance Sheet Date in the ordinary course consistent with past practice, if such past practice is in accordance with GAAP, and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law, (iii) those that are not in excess of $100,000 individually or $500,000 in the aggregate and (iv) those incurred by the Company in connection with the execution of this Agreement. Except for Liabilities reflected in the Financial Statements, neither the Company nor any Subsidiary has any off-balance sheet Liability of any nature to, or any financial interest in, any third parties or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company any Subsidiary. All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied and are adequate. Without limiting the generality of the foregoing, neither the Company nor any Subsidiary has ever guaranteed any debt or other obligation of any other Person.
(c)    Schedule 2.4(c) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Debt, including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date, any assets securing such Company Debt and any prepayment or other penalties payable in connection with the repayment of such Company Debt at the Closing.
(d)    Schedule 2.4(d) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company or any Subsidiary maintains accounts and the names of all Persons authorized to make withdrawals therefrom.
(e)    The accounts receivable of the Company and any Subsidiary (the “Accounts Receivable”) as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Financial Certificate arose in the ordinary course of business consistent with past practice and represent bona fide claims against debtors for sales and other charges. Allowances for doubtful accounts and warranty returns have been prepared in accordance with GAAP consistently applied and in accordance with the Company’s past practice if such past practices are in accordance with GAAP and are sufficient to provide for any losses that may be sustained on realization of the applicable Accounts Receivable. The Accounts Receivable arising after the Company Balance Sheet Date and before the Closing Date (i) arose or shall arise in the ordinary course of business consistent with past practice and (ii) represented or shall represent bona fide claims against debtors for sales and other charges. As of the date hereof, none of the Accounts Receivable is subject to any claim of offset, recoupment, set-off or counter-claim and, to the knowledge of the Company, there are no facts or circumstances (whether asserted or unasserted) that could give rise to any such claim.
(f)    The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and any Subsidiary are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Company and any Subsidiary and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, any Subsidiary, the Company’s independent auditors and, to the knowledge of the Company, any current or former employee, consultant or director of the Company, has identified or been made aware of any fraud, whether or not material, that involves the Company’s or any Subsidiary’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or any Subsidiary, or any claim or allegation regarding any of the foregoing. None of the Company, any Subsidiary and, to the knowledge of the Company, any Representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s financial statements. No attorney representing the Company or any Subsidiary, whether or not employed by the Company or any Subsidiary, has reported to the Board or any committee thereof or to any director or officer of the Company or any Subsidiary evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any Subsidiary or their Representatives. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s or any Subsidiary’s internal controls that could adversely affect the Company’s or any Subsidiary’s ability to record, process, summarize and report financial data.

2.5    Absence of Changes. Between May 1, 2015 and the date hereof, (i) the Company and each Subsidiary has conducted the Business only in the ordinary course of business consistent with past practice, (ii) there has not occurred a Material Adverse Effect with respect to the Company or any Subsidiary and (iii)

neither the Company nor any Subsidiary has done, caused or permitted any of the actions described in Section 4.2 if such action were taken by the Company or any Subsidiary, without the written consent of Acquirer, between the Agreement Date and the earlier of the termination of this Agreement and the Effective Time.

2.6    Litigation. There is no Legal Proceeding to which the Company or any Subsidiary is a party pending before any Governmental Entity, or, to the knowledge of the Company, threatened against the Company or any Subsidiary or any of their assets or any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). There is no Order against the Company or any Subsidiary, any of their assets, or, to the knowledge of the Company, any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary). To the knowledge of the Company, there is no reasonable basis for any Person to assert a claim against the Company, any Subsidiary, or any of their assets or any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Subsidiary) based upon: (i) the Company entering into this Agreement, any of the Transactions or the agreements contemplated by this Agreement, including a claim that such director, officer or employee breached a fiduciary duty in connection therewith, (ii) any confidentiality or similar agreement entered into by the Company regarding its assets or (iii) any claim that the Company or any Subsidiary has agreed to sell or dispose of any of their assets to any party other than Acquirer, whether by way of merger, consolidation, sale of assets or otherwise. Neither the Company nor any Subsidiary has any Legal Proceeding pending against any other Person.

2.7    Restrictions on Business Activities. There is no Contract or Order binding upon the Company or any Subsidiary that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any current business practice of the Company or any Subsidiary, any acquisition of property by the Company or any Subsidiary, the conduct or operation of the Business or, excluding restrictions on the use of Third-Party Intellectual Property contained in the applicable written license agreement therefor, limiting the freedom of the Company or any Subsidiary to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company or any Subsidiary of exclusive rights or licenses or (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services.

2.8    Compliance with Laws; Governmental Permits.
(a)    The Company and each Subsidiary has complied in all material respects with, is not in violation in any material respect of, and has not received any notices of violation with respect to, Applicable Law.
(b)    The Company and each Subsidiary has obtained each material federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its assets or properties or (ii) that is required for the conduct of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. Neither the Company nor any Subsidiary has received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization, and to the knowledge of the Company, no such notice or other communication is forthcoming. The Company and each Subsidiary has materially complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.

2.9    Title to, Condition and Sufficiency of Assets; Real Property.
(a)    The Company and each Subsidiary has good title to, or valid leasehold interest in all of its properties, and interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties and assets, or interests in properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets that afford the Company and/or any Subsidiary, as applicable, valid leasehold possession of the properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances. Schedule 2.9(a) of the Company Disclosure Letter identifies each parcel of real property leased by the Company or any Subsidiary. The Company has provided to Acquirer true, correct and complete copies of all leases, subleases and other agreements under which the Company or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. Neither the Company nor any Subsidiary currently owns any real property.
(b)    The physical assets and properties owned by the Company and each Subsidiary (i) constitute all of the physical assets and properties that are necessary for the Company and each Subsidiary to conduct, operate and continue the conduct of the Business and (ii) constitute all of the physical assets and properties that are used in the conduct of the Business without the breach or violation of any Material Contract.

2.10    Intellectual Property.
(a)    As used herein, the following terms have the meanings indicated below:
(i)    “Company Data” means all data collected, generated, or received in connection with the marketing, delivery, or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data.
(ii)    “Company Data Agreement” means any Contract involving Company Data to which the Company or any Subsidiary is a party or is bound by, except for the standard terms of service entered into by users of the Company Products (copies of which have been made available to Acquirer).
(iii)    “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to the Company or any Subsidiary.
(iv)    “Company Intellectual Property Agreements” means any Contract governing any Company Intellectual Property to which the Company or any Subsidiary is a party or bound by, except for Contracts for Third-Party Intellectual Property that is generally, commercially available software and (A) is not material to the Company or any Subsidiary, (B) has not been modified or customized for the Company or any Subsidiary and (C) is licensed for an annual fee under $5,000.

(v)    “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company or any Subsidiary.
(vi)    “Company Privacy Policies” means, collectively, any and all (A) of the Company’s and each Subsidiary’s data privacy and security policies, whether applicable internally, or published on Company Websites or otherwise made available by the Company or any Subsidiary to any Person, (B) public representations (including representations on Company Websites), industry self-regulatory obligations and commitments and Contracts with third parties relating to the Processing of Company Data and (C) policies and obligations applicable to the Company or any Subsidiary as a result of Company’s or any Subsidiary’s certification under any Applicable Law.
(vii)    “Company Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products, services or features currently under development and scheduled for commercial release within 90 days following the date of this Agreement.
(viii)    “Company Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by, the Company or any Subsidiary.
(ix)    “Company Source Code” means, collectively, any software source code or database specifications or designs, or any material proprietary information or algorithm contained in or relating to any software source code or database specifications or designs, of any Company-Owned Intellectual Property or Company Products.
(x)    “Company Websites” means all web sites owned, operated or hosted by the Company or any Subsidiary or through which the Company or any Subsidiary conducts the Business (including those web sites operated using the domain names listed in Schedule 2.10(c) of the Company Disclosure Letter), and the underlying platforms for such web sites.
(xi)    “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.
(xii)    “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures, common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, moral and economic rights of authors and inventors, however denominated and any similar or equivalent rights to any of the foregoing.
(xiii)    “Open Source Materials” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License.
(xiv)    “Personal Data” means a natural Person’s (including an end user’s or an employee’s) name, street address, telephone number, e-mail address, photograph, social security number, driver’s license number, passport number or user or account number, or any other piece of information that allows the identification of a natural Person or is otherwise considered personally identifiable information or personal data under Applicable Law.
(xv)    “Privacy Laws” means (A) each Applicable Law applicable to the protection or Processing or both of Personal Data, and includes rules relating to the Payment Card Industry Data Security Standards, and direct marketing, e-mails, text messages or telemarketing and (B) binding guidance issued by a Governmental Entity that pertains to one of the laws, rules or standards outlined in clause (A).
(xvi)    “Process” or “Processing” means, with respect to data, the use, collection, processing, storage, recording, organization, adaption, alteration, transfer, retrieval, consultation, disclosure, dissemination or combination of such data.
(xvii)    “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, know-how and information maintained as trade secrets, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.
(xviii)    “Third-Party Intellectual Property” means any and all Intellectual Property owned by a third party.
(b)    Status. The Company and each Subsidiary has full title and ownership of, or is duly licensed under or otherwise authorized to use, all Intellectual Property necessary to enable it to carry on the Business, free and clear of any Encumbrances and without any conflict with or infringement upon the rights of others. The Company Intellectual Property collectively constitutes all of the intangible assets, intangible properties, rights and Intellectual Property necessary for Acquirer’s conduct of, or that are used in or held for use for, the Business without: (i) the need for Acquirer to acquire or license any other intangible asset, intangible property or Intellectual Property Right and (ii) the breach or violation of any Contract. Neither the Company nor any Subsidiary has transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property or Company-Owned Data.

(c)    Company Registered Intellectual Property. Schedule 2.10(c) of the Company Disclosure Letter lists all Company Registered Intellectual Property, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by the Company or any Subsidiary within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for) and subsisting, all registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s and any Subsidiary’s ownership interests therein. The Company has provided to Acquirer copies of all of the Company’s and any Subsidiary’s pending patent applications.
(d)    Company Products. Schedule 2.10(d) of the Company Disclosure Letter lists all Company Products, and for each such product or feature (and each version thereof) identifying its release date.
(e)    No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company, any Subsidiary or to the knowledge of the Company any developer, inventor or other contributor to such Company-Owned Intellectual Property operating under any grants from any Governmental Entity or agency or private source, performing research sponsored by any Governmental Entity or agency or private source or subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s or any Subsidiary’s rights in such Company-Owned Intellectual Property.
(f)    Founders. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf or in contemplation of the Company or any Subsidiary (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company have been duly and validly assigned to the Company, and the Company has no reason to believe that any such Person is unwilling to provide Acquirer or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.
(g)    Invention Assignment and Confidentiality Agreement. The Company and each Subsidiary has secured from all (i) consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company and each Subsidiary and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company and each Subsidiary (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company and each Subsidiary has obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company or for any Subsidiary. Without limiting the foregoing, the Company and each Subsidiary has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has provided to Acquirer copies of all forms of such disclosure and assignment documents currently and historically used by the Company and each Subsidiary and, in the case of patents and patent applications, the Company has provided to Acquirer copies of all such assignments.
(h)    No Violation. No current or former employee, consultant, advisor or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).
(i)    Confidential Information. The Company and each Subsidiary has taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets) or provided by any third party to the Company or any Subsidiary (“Confidential Information”). All current and former employees and contractors of the Company or any Subsidiary and any third party having access to Confidential Information have executed and delivered to the Company or each Subsidiary a written legally binding agreement regarding the protection of such Confidential Information. The Company and each Subsidiary has implemented and maintains reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services, and acts in compliance therewith. To the knowledge of the Company, neither the Company nor any Subsidiary has experienced any breach of security or otherwise unauthorized access by third parties to the Confidential Information, in the Company’s or any Subsidiary’s possession, custody or control. To the knowledge of the Company, there has been no Company (including with respect to any Subsidiary) or third-party breach of confidentiality.
(j)    Non-Infringement.
(i)    Neither the Company nor any Subsidiary has brought any Legal Proceeding for infringement or misappropriation of any Company-Owned Intellectual Property. Neither the Company nor any Subsidiary has any adjudicated or outstanding (including settlements), but unpaid, Liabilities for infringement or misappropriation of any Third-Party Intellectual Property. The operation of the Business, including (A) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (B) the Company’s and each Subsidiary’s use of any product, device, process or service used in the Business as previously conducted, currently conducted, and as proposed by the Company to be conducted and each Subsidiary, has not, does not and will not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement applicable to use of such Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the Applicable Law of any jurisdiction in which the Company and any Subsidiary conducts its business or in which Company Products are manufactured, marketed, distributed, licensed or sold and there is no basis for any such claims. Neither the Company nor any Subsidiary has been sued in any Legal Proceeding or received any written communications (including any third party reports by users)

alleging that the Company or any Subsidiary has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity. No Company-Owned Intellectual Property or Company Product, or to the Knowledge of the Company, any Company Intellectual Property, is subject to any Legal Proceeding, Order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by the Company or any Subsidiary, or that may affect the validity, use or enforceability of any Company Intellectual Property. Neither the Company nor any Subsidiary has received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the business of the Company or any Subsidiary, as previously or currently conducted, or as currently proposed to be conducted, infringes or misappropriates any Third-Party Intellectual Property Rights.
(ii)    To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned Intellectual Property by any third party.
(k)    Licenses; Agreements.
(i)    Neither the Company nor any Subsidiary has granted any options, licenses or agreements (or is bound by or a party to any Contract with respect thereto) of any kind relating to any Company-Owned Intellectual Property except for nonexclusive end use terms of service entered into by end users of the Company Products in the ordinary course of the Business (copies of the forms of which have been provided to Acquirer).
(ii)    Neither the Company nor any Subsidiary is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property or any other property or rights.
(l)    Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:
(i)    each such agreement is valid and subsisting and has, where required, been duly recorded or registered;
(ii)    neither the Company nor any Subsidiary is (nor will they be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s and any Subsidiary’s obligations under this Agreement), in breach of any Company Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company or non-Subsidiary party to any Company Intellectual Property Agreement the right to do any of the foregoing;
(iii)    to the knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;
(iv)    at and after the Closing, the Final Surviving Entity (as a wholly owned subsidiary of Acquirer) will be permitted to exercise all of the Company’s and each Subsidiary’s rights under the Company Intellectual Property Agreements to the same extent the Company or any Subsidiary would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company or any Subsidiary would otherwise be required to pay;
(v)    to the knowledge of the Company, there are no disputes or Legal Proceedings (pending or threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company or any Subsidiary thereunder;
(vi)    no Company Intellectual Property Agreement requires the Company or any Subsidiary to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;
(vii)    none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;
(viii)    none of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company Intellectual Property;
(ix)    excluding “shrink wrap” and similar generally available commercial end-user licenses to software or services, the Company and each Subsidiary has obtained valid, written, perpetual, non-terminable (other than for cause) licenses to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by the Company or any Subsidiary with any of the Company Products; and
(x)    no third party that has licensed Intellectual Property Rights to the Company or any Subsidiary has ownership or license rights to improvements or derivative works made by the Company or any Subsidiary in the Third-Party Intellectual Property that has been licensed to the Company or any Subsidiary.
(m)    Non-Contravention. None of the execution and performance of this Agreement, the consummation of the Transactions and the assignment to Acquirer and/or the Final Surviving Entity by operation of law or otherwise of any Contracts to which the Company or any Subsidiary is a party or by which any of its assets is bound, will result in: (i) Acquirer or any of its Affiliates (other than the Final Surviving Entity) granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Acquirer or any of its Affiliates other than Company Intellectual Property, (ii) Acquirer or any of its Affiliates (other than the Final Surviving Entity), being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Acquirer or the Final Surviving Entity being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other material impact to, any Company Intellectual Property.
(n)    Company Source Code. Neither the Company nor any Subsidiary has disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code, other than disclosures to employees, contractors and consultants (i) involved in the development of Company Products and (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company or any Subsidiary of any Company Source

Code, other than disclosures to employees and consultants involved in the development of Company Products. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.
(o)    Open Source Software. Schedule 2.10(o) of the Company Disclosure Letter identifies all Open Source Materials used in any Company Products or in the conduct of the Business, describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Company and each Subsidiary) and identifies the licenses under which such Open Source Materials were used. The Company and each Subsidiary is in compliance with the terms and conditions of all licenses for the Open Source Materials. Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i) or (ii), creates, or purports to create, obligations for the Company or any Subsidiary with respect to any Company-Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).
(p)    Information Technology.
(i)    Status. The diagram set forth in Schedule 2.10(p)(i) of the Company Disclosure Letter is an accurate depiction of the high-level architecture of the information and communications technology infrastructure and systems that is or has been used in the Business (collectively, the “ICT Infrastructure”) and any security and disaster recovery arrangements relating thereto. The ICT Infrastructure (including its operation and maintenance) will not be adversely affected by the Transactions, and the ICT Infrastructure will continue to be available for use by the Company and each Subsidiary immediately following the consummation of the Transactions and thereafter on substantially the same terms and conditions as prevailed immediately before the Closing, without further action or payment by Acquirer. The ICT Infrastructure that is currently used in the Business constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business with regard to information and communications technology, data processing and communications. The ICT Infrastructure is: (i) except as would not have a Material Adverse Effect, in good working order and functions in accordance with all applicable documentation and specifications, (ii) maintained and supported in accordance with industry practice and is covered by sufficient maintenance and warranty provisions to remedy, or provide compensation for, any material defect and (iii) protected by commercially reasonable security and disaster recovery arrangements, including taking and storing back-up copies (both on- and off-site) of the software and any data in the ICT Infrastructure and following procedures for preventing the introduction of viruses to, and unauthorized access of, the ICT Infrastructure.
(ii)    No Faults. To the knowledge of the Company, neither the Company nor any Subsidiary has experienced, and no circumstances exist that are likely or expected to give rise to, any disruption in or to the operation of the Business as a result of: (A) any substandard performance or defect in any part of the ICT Infrastructure whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (B) a breach of security in relation to any part of the ICT Infrastructure.
(iii)    ICT Agreements. All Contracts relating to the ICT Infrastructure are valid and binding and no Contract (including any Contract for Third-Party Intellectual Property) that relates to the ICT Infrastructure has been the subject of any breach by the Company or any Subsidiary or to the knowledge of the Company, any other Person, and neither the Company nor any Subsidiary (A) has waived any breach thereof by any other Person, (B) has received any notice of termination of any such Contract and (C) has knowledge of any circumstances that would give rise to a breach, suspension, variation, revocation or termination of any such Contract without the consent of the Company and/or any Subsidiary, as applicable (other than termination on notice in accordance with the terms of such Contract).
(q)    Privacy and Personal Data.
(i)    The Company’s and each Subsidiary’s data, privacy and security practices conform, and at all times have conformed, to all of the Company Privacy Commitments, Privacy Laws and Company Data Agreements. The Company and each Subsidiary has at all times: (i) provided adequate notice and obtained any necessary consents from end users required for the Processing of Personal Data as conducted by or for the Company or any Subsidiary and (ii) abided by any privacy choices (including opt-out preferences) of end users relating to Personal Data (such obligations along with those contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). Neither the execution, delivery and performance of this Agreement nor the transfer by the Company or any Subsidiary to the Final Surviving Entity of all of the Company Databases, Company Data and Personal Data will cause, constitute, or result in a breach or violation of any Privacy Laws or Company Privacy Commitments, any Company Data Agreements or standard terms of service entered into by users of the Company Products. Copies of all current and prior Company Privacy Policies have been made available to Acquirer and such copies are true, correct and complete.
(ii)    The Company and each Subsidiary has established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws and Company Privacy Commitments that are designed to protect Company Data against accidental or unlawful Processing in a manner appropriate to the risks represented by the Processing of such data by the Company and its data processors. The Company and each Subsidiary and its data processors have taken commercially reasonable steps to ensure the reliability of its employees that have access to Company Data, to train such employees on all applicable aspects of Privacy Laws and Company Privacy Commitments and to ensure that all employees with the right to access such data are under written obligations of confidentiality with respect to such data.
(iii)    No breach, security incident or violation of any data security policy in relation to Company Data has occurred or is threatened, and there has been no unauthorized or illegal Processing of any Company Data. No circumstance has arisen in which Privacy Laws would require the Company to notify a Governmental Entity of a data security breach or security incident.

(iv)    Neither the Company nor any Subsidiary has received or experienced and, to the knowledge of the Company, there is no circumstance (including any circumstance arising as the result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person (including an end user): (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws or Company Privacy Commitments, (B) requiring or requesting the Company or any Subsidiary to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or (D) claiming compensation from the Company. Neither the Company nor any Subsidiary has not been involved in any Legal Proceedings involving a breach or alleged breach of Privacy Laws or Company Privacy Commitments.
(v)    Schedule 2.10(q)(v) of the Company Disclosure Letter contains the complete list of notifications and registrations made by the Company and any Subsidiary under Privacy Laws with relevant Governmental Entities in connection with the Company’s Processing of Personal Data.
(vi)    Where the Company or any Subsidiary uses a data processor to Process Personal Data, the processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, security measures and compliance with those obligations that are compliant with the Company’s and any Subsidiary’s obligations under Privacy Laws and Company Privacy Commitments, and there is in existence a written Contract between the Company or any Subsidiary and each such data processor that complies with the requirements of all Privacy Laws and Company Privacy Commitments. The Company has made available to Acquirer true, correct and complete copies of all such Contracts. To the knowledge of the Company, such data processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Company or any Subsidiary.
(vii)    Schedule 2.10(q)(vii) of the Company Disclosure Letter contains an accurate description of the Company’s collection, handling, and security policies applicable to the Company Data.
(viii)    All data that the Company or any Subsidiary obtains from a third party pursuant to a data license contract with a third party (“Company-Licensed Data”) is used pursuant to and in conformity with the terms and conditions of such data license contract. A complete and accurate list of all such data license contracts is attached as Schedule 2.10(q)(viii) of the Company Disclosure Letter. All Company Data that is not Company-Owned Data is Company-Licensed Data. All data used in the Business is either Company-Owned Data or Company-Licensed Data.
(ix)    The Company and the Subsidiaries are the owners of all right, title and interest in and to each element of Company Data that (i) is used or held for use in the Business that is not Personal Data or Company-Licensed Data or (ii) the Company purports to own (collectively, “Company-Owned Data”). The Company has the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person. Other than as set forth on Schedule 2.10(q)(ix) of the Company Disclosure Letter, the Company has not entered into any Contract governing any Company-Owned Data or to which the Company is a party or bound by, except the standard terms of use entered into by users of the Company Products (copies of which have been provided to Acquirer).

(x)    Neither the Company nor any Subsidiary Processes the Personal Data of any natural Person under the age of 13.
(xi)    Neither the Company nor any Subsidiary has ever directly stated or indirectly implied that Company Products enhance the security of data (including Personal Data) accessed, provided or sent by end users.
(r)    Company Websites. To the knowledge of the Company, no domain names have been registered by any Person that are confusingly similar to any trademarks, service marks, domain names or business or trading names used, created or owned by the Company. The contents of any Company Website and all transactions conducted over such Websites comply with Applicable Law in any applicable jurisdiction.
(s)    Digital Millennium Copyright Act. The Company conducts and has conducted the Business in such a manner as to take reasonable advantage, if and when applicable, of the safe harbors provided by Section 512 of the Digital Millennium Copyright Act (the “DMCA”) and by any substantially similar Applicable Law in any other jurisdiction in which the Company conducts the Business, including by informing users of its products and services of such policy, designating an agent for notice of infringement claims, registering such agent with the United States Copyright Office, and taking appropriate action expeditiously upon receiving notice of possible infringement in accordance with the “notice and take-down” procedures of the DMCA or such other Applicable Law.

2.11    Taxes.
(a)    The Company and each Subsidiary has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date, has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns were complete and accurate in all material respects and have been prepared in compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company or any Subsidiary.
(b)    The Company has delivered to Acquirer true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company and each Subsidiary.
(c)    The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice following the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that are not included in the calculation of Company Net Working Capital.
(d)    There is (i) no past or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary that has been or is being conducted by a Tax Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. No claim has ever been made by any Governmental Entity in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

(e)    Neither the Company nor any Subsidiary has been and will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.
(f)    Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement, and the Company and each Subsidiary does not have any Liability or potential Liability to another party under any such agreement.
(g)    The Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Applicable Law.
(h)    Neither the Company nor any Subsidiary has consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.
(i)    Neither the Company nor any predecessor of the Company nor any Subsidiary is or has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company, any predecessor of the Company or any Subsidiary was not the ultimate parent corporation.
(j)    Neither the Company nor any Subsidiary has any Liability for the Taxes of any Person (other than the Company) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by operation of Applicable Law, by Contract or otherwise.
(k)    Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date, (iii) intercompany transactions (including any intercompany transaction subject to section 367 or 482 of the Code) or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) with respect to a transaction occurring on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code made on or prior to the Closing Date or (vi) prepaid amount received on or prior to the Closing Date.
(l)    Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.
(m)    Neither the Company nor any Subsidiary has received any private letter ruling from the IRS (or any comparable Tax ruling from any other Governmental Entity).
(n)    Neither the Company nor any Subsidiary is a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.

(o)    Neither the Company nor any Subsidiary is subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees, a permanent establishment or any other place of business in such jurisdiction.
(p)    The Company and each Subsidiary has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts have been provided or are customarily provided.
(q)    The Company has provided to Acquirer all documentation relating to any applicable Tax holidays or incentives. The Company and each Subsidiary is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the Transactions.
(r)    Neither the Company nor any Subsidiary is, and it has never been, a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company and each Subsidiary has filed with the IRS all statements, if any, that are required under Section 1.897-2(h) of the Treasury Regulations.
(s)    Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(t)    The Company and each Subsidiary has (i) complied with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and (iii) timely filed all withholding Tax Returns.
(u)    Neither the Company nor any Subsidiary owns any interest in any controlled foreign corporation (as defined in Section 957 of the Code) (other than TCSI), passive foreign investment company (as defined in Section 1297 of the Code) (“PFIC”), or other entity the income of which is required to be included in the income of the Company or any Subsidiary.
(v)    The Company has delivered to Acquirer true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate IRS Center with respect to any Company Common Stock that was initially subject to a vesting arrangement or to other property issued by the Company to any of its employees, non-employee directors, consultants or other service providers. No payment to any Company Securityholder of any portion of the Merger Consideration payable pursuant to Section 1.3(a)(i) will result in compensation or other income to any Company Securityholder with respect to which Acquirer or the Company would be required to deduct or withhold any Taxes.
(w)    Each “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) to which the Company or any Subsidiary is a party (if any) complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No payment to be made under any Company Employee Plan is or will be subject to the penalties of Section 409A(a)(1) of the Code. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. Neither the Company nor any Subsidiary is under any obligation to gross up any Taxes under Section 409A of the Code.
(x)    Neither the Company nor any Subsidiary have, and neither has ever had, any plan or arrangement subject to Section 457A of the Code.
(y)    The exercise price of all Company Options is at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted, and neither the Company nor Acquirer has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options. All Company Options constitute “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof.
(z)    Neither the Company nor any Subsidiary has taken any action and, to the knowledge of the Company, there are no facts or circumstances that, either alone or in combination, would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.
(aa)    The Company and each Subsidiary is in compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company or any Subsidiary are arm’s length prices for purposes of all applicable transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.
(bb)    No independent contractor was or will be considered as an employee of the Company or any Subsidiary by an applicable Tax Authority.
(cc)    Except as set forth on Schedule 2.11(cc) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any Subsidiary or any ERISA Affiliate to which the Company or any Subsidiary is a party or by which the Company or its assets is bound that, considered individually or considered collectively with any other such agreements, plans, arrangements or other Contracts, will, or would reasonably be expected to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events), give rise directly or indirectly to the payment of any amount that would reasonably be expected to be non-deductible under Section 162 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) or be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). Schedule 2.11(cc) of the Company Disclosure Letter lists each Person (whether United States or foreign) who as of the Closing will be, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined as of the Agreement Date. No securities of the Company, any Subsidiary or any Company Securityholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that the Company is ineligible to seek shareholder approval in a manner that complies with Section 280G(b)(5) of the Code. Neither the Company nor any Subsidiary has ever had any obligation to report, withhold or gross up any excise Taxes under Section 280G or Section 4999 of the Code.

(dd)    Nothing in this Section 2.11 or otherwise in this Agreement shall be construed as a representation or warranty with respect to the amount or availability of any net operating loss, capital loss, Tax credit carryover or other Tax asset or attribute.

2.12    Employee Benefit Plans and Employee Matters.
(a)    Schedule 2.12(a) of the Company Disclosure Letter lists all Company Employee Plans. For purposes of this Agreement, “Company Employee Plans” means, with respect to the Company, each Subsidiary and any trade or business (whether or not incorporated) that is treated as a single employer with the Company or any Subsidiary (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) other than the Company Option Plan and awards granted thereunder, all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, visa sponsorships, written or otherwise, as to which any unsatisfied obligations of the Company or any Subsidiary remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company or any Subsidiary.
(b)    Neither the Company nor any Subsidiary sponsors or maintains any self-funded employee welfare benefit plan, including any plan to which a stop-loss policy applies. The Company has made available to Acquirer a true, correct and complete copy of each of the Company Employee Plans and related plan documents, which could result in Liabilities for the Company or Acquirer (including trust documents, insurance policies or Contracts, and summary plan descriptions) and has, with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided to Acquirer true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. The Company has provided to Acquirer a true, correct and complete copy of the most recent IRS determination or opinion letter issued with respect to each such Company Employee Plan, and nothing has occurred since the issuance of each such letter that has caused or would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code.
(c)    None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or similar state law and the Company and each Subsidiary has complied with the requirements of COBRA. There has been no material “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code and not exempt under Section 408 of ERISA and regulatory guidance thereunder) with respect to any Company Employee

Plan. Each Company Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed in all material respects all obligations required to be performed by it under, is not in any material respect in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. None of the Company, any Subsidiary and any of their respective ERISA Affiliates is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans. All contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan years (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business consistent with past practice after the Company Balance Sheet Date as a result of the operations of the Company or any Subsidiary after the Company Balance Sheet Date). In addition, with respect to each Company Employee Plan intended to include a Code Section 401(k) arrangement, the Company, each Subsidiary and each of the ERISA Affiliates have made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to regulations issued by the United States Department of Labor. No Company Employee Plan is covered by, and neither the Company nor any ERISA Affiliate has incurred or expects to incur any Liability under Title IV of ERISA or Section 412 of the Code. Each Company Employee Plan can be terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquirer (other than ordinary and reasonable administrative expenses typically incurred in a termination event. With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, in each case in all material respects, the Company and any applicable ERISA Affiliate have prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by the IRS or United States Department of Labor.
(d)    There has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.
(e)    Neither the Company nor any current or former Subsidiary or ERISA Affiliate currently maintains, sponsors, participates in or contributes to, or has ever in the past six years maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
(f)    Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or has in the past six years made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code.

(g)    No Company Employee Plan is sponsored, maintained or contributed to under the law or applicable custom or rule of the any jurisdiction outside of the United States.
(h)    The Company and each Subsidiary is in compliance in all material respects with all Applicable Law respecting employment, discrimination in employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices, including the Immigration Reform and Control Act and, with respect to each Company Employee Plan, (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations (including proposed regulations) thereunder, (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder, (iv) the applicable requirements of the Americans with Disabilities Act of 1990, as amended and the regulations (including proposed regulations) thereunder, (v) the Age Discrimination in Employment Act of 1967, as amended, and (vi) the applicable requirements of the Women’s Health and Cancer Rights Act of 1998 and the regulations (including proposed regulations) thereunder. The Company is not engaged in any unfair labor practice.
(i)    Neither the Company nor any Subsidiary is liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with Applicable Law. The Company and each Subsidiary has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants (other than for the current payroll period to be paid in the ordinary course). Neither the Company nor any Subsidiary is liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company or any Subsidiary under any workers compensation plan or policy or for long term disability. Neither the Company nor any Subsidiary has any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company or any Subsidiary and any of its employees, which controversies have or would reasonably be expected to result in a Legal Proceeding before any Governmental Entity.
(j)    The Company has provided to Acquirer true, correct and complete copies of each of the following (in each case to the extent the applicable form was used for one or more agreements currently in effect or pursuant to which the Company or any Subsidiary has or may have any Liability): (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of services agreements and agreements with current and former consultants and/or advisory board members, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company or any Subsidiary (and a true, correct and complete list of employees, consultants and/or others not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus plans and any form award agreement thereunder and (vii) a schedule of bonus commitments made to employees of the Company.
(k)    Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary and neither the Company nor any Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened that may interfere with the conduct of the Business. Neither the Company nor, to the knowledge of the Company, any of its Representatives has committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened. No employee of the Company or any Subsidiary has been dismissed in the 12 months immediately preceding the Agreement Date.
(l)    Schedule 2.12(l) of the Company Disclosure Letter sets forth each non-competition agreement and non-solicitation agreement that binds any current or former employee or contractor of the Company and each Subsidiary (other than those agreements entered into with newly hired employees of the Company or any Subsidiary in the ordinary course of business consistent with past practice). To the knowledge of the Company, no employee of the Company or any Subsidiary is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the Business or to the use of trade secrets or proprietary information of others. To the knowledge of the Company, no contractor of the Company or any Subsidiary is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such contractor to be providing services to the Company or any Subsidiary because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.12(l) of the Company Disclosure Letter, no employee of the Company or any Subsidiary has given notice to the Company or to any Subsidiary and, to the knowledge of the Company, no employee of the Company or any Subsidiary intends to terminate his or her employment with the Company or such Subsidiary. Except as set forth on Schedule 2.12(l) of the Company Disclosure Letter, the employment of each of the employees of the Company and each Subsidiary is “at will” (except for non-United States employees of the Company or any Subsidiary located in a jurisdiction that does not recognize the “at will” employment concept) and neither the Company nor any Subsidiary has any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees. As of the Agreement Date, neither the Company nor any Subsidiary has, and to the knowledge of Company, no other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company or any Subsidiary and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Acquirer following the Effective Time.
(m)    Schedule 2.12(m)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all officers, directors and employees of the Company and each Subsidiary, showing each such individual’s name, position, work location, immigration or visa status, annual remuneration, status as exempt/non-exempt and bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. Schedule 2.12(m)(ii) of the Company Disclosure Letter sets forth the additional following information for each of its international employees: city/country of employment, citizenship, date of hire, manager’s name and work location, date of birth, any material special circumstances (including pregnancy, disability or military service), and whether the employee was recruited from a previous employer. Schedule 2.12(m)(iii) of the Company Disclosure Letter sets forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors and, for each, (i) such individual’s compensation, (ii) such individual’s initial date of engagement, (iii) whether such engagement has been terminated by written notice by either party thereto and (iv) the notice or termination provisions applicable to the services provided by such individual. Schedule 2.12(m)(iv) of the Company Disclosure Letter sets forth a list of all employees whose employment has been terminated within 90 days preceding the date hereof, or whose work hours have been reduced within six months preceding the Agreement Date, and indicates each such employee’s name, site of employment, title, start date, date of termination, and the amount of hour reduction for each calendar month during such six month period.
(n)    There are no performance improvements or disciplinary actions contemplated or pending against any of the Company’s or any Subsidiary’s employees.
(o)    The Company and each Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (the “WARN Act”), or any similar state or local law. In the past two years, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Company or any Subsidiary and (iii) neither the Company nor any Subsidiary has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. Neither the Company nor any Subsidiary has caused any of its employees to suffer an “employment loss” (as defined in the WARN Act) during the 90-day period immediately preceding the Agreement Date.
(p)    Each Company Employee Plan that is a health plan is in compliance in all material respects with the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010.
(q)    None of the execution, delivery and performance of this Agreement or the consummation of the Transactions (together with any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, supplemental, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any current or former employee, director, independent contractor or consultant, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any current or former employee, director, independent contractor or consultant or (vi) result in or require the payment of any parachute payment to current or former employee, director, independent contractor or consultant.
(r)    Schedule 2.12(r) of the Company Disclosure Letter sets forth whether any service provider of the Company or any Subsidiary works pursuant to a work authorization, visa, or work permission, and the specific terms thereof, including expiration dates. The Company has obtained and maintains evidence of Forms I-9 in respect of each service provider in the United States and is in compliance with all applicable immigration laws.

2.13    Interested-Party Transactions. None of the officers and directors of the Company or any Subsidiary and, to the knowledge of the Company, none of the other employees of the Company, any Subsidiary and any Company Stockholders, and none of the immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company or any Subsidiary (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of their assets are bound, except for normal compensation for services as an officer, director or employee thereof or (iii) to the knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of Company Stockholders under Applicable Law.

2.14    Insurance. The Company and the Subsidiaries maintain the policies of insurance and bonds set forth in Schedule 2.14 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire and general liability insurance. Schedule 2.14 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible and any other material provisions as of the Agreement Date as well as all material claims made under such policies and bonds since inception. The Company has provided to Acquirer true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company or any Subsidiary. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in material compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.15    Books and Records. The Company has provided to Acquirer true, correct and complete copies of (i) all documents identified on the Company Disclosure Letter, (ii) the Certificate of Incorporation and the Bylaws or equivalent organizational or governing documents of the Company and each Subsidiary, each as currently in effect, (iii) the complete minute books containing records of all proceedings, consents, actions and meetings of the Board, committees of the Board and the Company Stockholders, including any presentations and written materials provided thereto in connection with such proceedings, consents, actions and meetings, (iv) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and any Subsidiary and (v) all currently effective permits, orders and consents issued by any regulatory agency with respect to the Company or any Subsidiary, or any securities of the Company or any Subsidiary, and all applications for such permits, orders and consents. The minute books of the Company and each Subsidiary provided to Acquirer contain a true, correct and complete summary of all meetings of directors and of the Company Stockholders or actions by written consent since the time of incorporation of the Company or any Subsidiary through the Agreement Date. The books, records and accounts of the Company and each Subsidiary (A) are true, correct and complete in all material respects, (B) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (C) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company or any Subsidiary and (D) accurately and fairly reflect the basis for the Financial Statements.

2.16    Material Contracts.
(a)    Schedules 2.16(a)(i) through (xxv) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company or any Subsidiary is a party (excluding the Company

Employee Plans that are listed on Schedule 2.12(a) of the Company Disclosure Letter) that are in effect on the Agreement Date (such Contracts, including if entered into on or after the Agreement Date and prior to the Closing, the “Material Contracts”):
(i)    any Contract with a Significant Customer;
(ii)    any dealer, distributor, referral or similar agreement, or any Contract providing for the grant of rights to reproduce, license, market, refer or sell its products or services to any other Person or relating to the advertising or promotion of the Business or pursuant to which any third parties advertise on any websites operated by the Company or any Subsidiary;
(iii)    (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment of royalties to any other Person;
(iv)    any separation agreement or severance agreement with any current or former employees under which the Company or any Subsidiary has any actual or potential Liability;
(v)    any Contract for or relating to the employment or service of any director, officer, employee, consultant or beneficial owner of more than 5% of the total shares of Company Common Stock or any other type of Contract with any of its officers, employees, consultants or beneficial owners of more than 5% of the total shares of Company Common Stock, as the case may be;
(vi)    any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products or Company Intellectual Property, (B) containing any non-competition covenants or other restrictions relating to the Company Products or Company Intellectual Property or (C) that limits or would limit the freedom of the Company or any Subsidiary or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses or (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services;
(vii)    any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or assets of the Company or any Subsidiary or otherwise seeking to influence or exercise control over the Company or any Subsidiary;
(viii)    other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $10,000 or less, all licenses, sublicenses and other Contracts to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary acquired or is authorized to use any Third-Party Intellectual Property Rights used in the development, marketing or licensing of the Company Products;
(ix)    any license, sublicense or other Contract to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Company-Owned Intellectual Property Rights, except for customary nonexclusive end use terms of service entered into by end users of the Company Products in the ordinary course of the Business, the forms of which have been made available to Acquirer;

(x)    any license, sublicense or other Contract pursuant to which the Company or any Subsidiary has agreed to any restriction on the right of the Company or any Subsidiary to use or enforce any Company-Owned Intellectual Property Rights or pursuant to which the Company or any Subsidiary agrees to encumber, transfer or sell rights in or with respect to any Company-Owned Intellectual Property Rights, except for customary nonexclusive end use terms of service entered into by end users of the Company Products in the ordinary course of the Business, the forms of which have been made available to Acquirer;
(xi)    any Contracts relating to the membership of, or participation by, the Company or any Subsidiary in, or the affiliation of the Company or any Subsidiary with, any industry standards group or association;
(xii)    any Contract providing for the development of any software, technology or Intellectual Property Rights, independently or jointly, either by or for the Company or any Subsidiary (other than employee invention assignment agreements and consulting agreements with Authors on the Company’s or any Subsidiary’s standard form of agreement, copies of which have been provided to Acquirer);
(xiii)    any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company or any Subsidiary in the ordinary course of business consistent with past practice;
(xiv)    any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products or Company Intellectual Property;
(xv)    any Contract containing any indemnification, warranty, support, maintenance or service obligation or cost on the part of the Company or any Subsidiary, except for nonexclusive end use terms of service entered into by end users of the Company Products in the ordinary course of the Business, the forms of which have been made available to Acquirer and other than “shrink wrap” and similar generally available commercial end-user licenses to software that have an individual acquisition cost of $5,000 or less;
(xvi)    any settlement agreement with respect to any Legal Proceeding;
(xvii)    any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Merger or the other Transactions, either alone or in combination with any other event;
(xviii)    any Contract or plan (including any stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company or any Subsidiary or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.2(a) or Schedule 2.2(b) of the Company Disclosure Letter;
(xix)    any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;

(xx)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(xxi)    any Contract of guarantee, surety, support, indemnification (other than pursuant to its standard end user agreements), assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person;
(xxii)    any Contract for capital expenditures in excess of $50,000 in the aggregate;
(xxiii)    any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property involving expenditures in excess of $50,000 per annum;
(xxiv)    any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person; and
(xxv)    any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”).
(b)    All Material Contracts are in written form. The Company and each Subsidiary have performed all of the obligations required to be performed by them and are entitled to all benefits under, and is not alleged to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract, except for such defaults that are not material under the terms of such Material Contract, or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company or any Subsidiary under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. Neither the Company nor any Subsidiary has received any written notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract. Neither the Company and nor any Subsidiary has any Liability for renegotiation of Government Contracts. True, correct and complete copies of all Material Contracts have been provided to Acquirer at least three Business Days prior to the Agreement Date.

2.17    Transaction Fees. Except as set forth on Section 2.17 of the Company Disclosure Letter, no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.

2.18    Anti-Corruption Law.
(a)    Neither the Company nor any Subsidiary or any of their directors, employees, agents or representatives (in each case, acting in their capacities as such) has, since the inception of the Company, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company or any Subsidiary in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.
(b)    The Company and each Subsidiary (i) has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, (ii) there have been no false or fictitious entries made in the books and records of the Company and each Subsidiary relating to any unlawful offer, payment, promise to pay or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment and (iii) neither the Company nor any Subsidiary has established or maintained a secret or unrecorded fund or account.
(c)    Neither the Company nor any Subsidiary or any of their directors or employees (acting in their capacities as such) has been convicted of violating any Anti-Corruption Law or subjected to any investigation or proceeding by a Governmental Entity for potential corruption, fraud or violation of any Anti-Corruption Law.

2.19    Environmental, Health and Safety Matters.
(a)    The Company and each Subsidiary is in compliance in all material respects with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company or any Subsidiary are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. Neither the Company nor any Subsidiary has retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any Liability of the Company or any Subsidiary with respect to Environmental, Health and Safety Requirements.
(b)    The Company has made available to Acquirer a copy of all studies, audits, assessments or investigations containing material information concerning compliance with, or Liability or obligations under, Environmental, Health and Safety Requirements affecting the Company or any Subsidiary that are in the possession or control of the Company or any Subsidiary, each of which is identified in Schedule 2.19 of the Company Disclosure Letter.

2.20    Export Control Laws. The Company and each Subsidiary has in all material respects conducted its export transactions in accordance with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (i) the Company and each Subsidiary has obtained all material export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company and each Subsidiary is in material compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company or any Subsidiary with respect to such Export Approvals, (iv) to the knowledge of the Company, there are no actions, conditions or presently existing circumstances pertaining to the Company’s or any Subsidiary’s export transactions that would constitute a reasonable basis for any future claims and (v) no Export Approvals for the transfer of export licenses to Acquirer or the Final Surviving Entity are required, except for such Export Approvals that can be obtained expeditiously and without material cost.

2.21    Customers. Neither the Company nor any Subsidiary has any outstanding material disputes concerning any Company Products with any customer or distributor who, for the year ended December 31, 2014 or the seven months ended July 31, 2015, was one of the 35 largest sources of revenues for the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Customer”), and the Company has not received notice of any material dissatisfaction on the part of any Significant Customer with respect to any Company Products. Each Significant Customer is listed on Schedule 2.21 of the Company Disclosure Letter. As of the date hereof, neither the Company nor any Subsidiary has received any notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company or any Subsidiary (or the First Step Surviving Corporation, the Final Surviving Entity or Acquirer) after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company or any Subsidiary (or the First Step Surviving Corporation, the Final Surviving Entity or Acquirer). Neither the Company nor any Subsidiary has had any Company Products returned by a purchaser thereof except for customary warranty returns consistent with past history that would not result in a reversal of any revenue by the Company or any Subsidiary.

2.22    Stockholder Notice. Neither the Stockholder Notice nor any amendment or supplement thereto (other than any of the information supplied or to be supplied by Acquirer for inclusion therein) will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND THE MERGER SUBS
Acquirer and the Merger Subs represent and warrant to the Company as follows:

3.1    Organization and Standing. Each of Acquirer and Merger Sub I is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Merger Sub II is a limited liability company, validly existing and in good standing under the laws of its jurisdiction of organization. None of Acquirer, Merger Sub I and Merger Sub II is in violation of any of the provisions of its articles or certificate of incorporation or certificate of formation, as applicable, or bylaws, operating agreement or equivalent organizational or governing documents.

3.2    Authority; Non-contravention.
(a)    Each of Acquirer and the Merger Subs has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer and the Merger Subs. This Agreement has been duly executed and delivered by each of Acquirer and the Merger Subs and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquirer and the Merger Subs enforceable against Acquirer and the Merger Subs, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)    The execution and delivery of this Agreement by Acquirer and the Merger Subs do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Acquirer and the Merger Subs, in each case as amended to date, and each in full force and effect on the date hereof or (ii) Applicable Law, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s or the Merger Subs’ ability to consummate the Merger or to perform their respective obligations under this Agreement.
(c)    Except for such filings and notifications as may be required to be made by Acquirer in connection with the Merger and the other Transactions under the HSR Act or other applicable Antitrust Laws and the expiration or early termination of the applicable waiting period under the HSR Act or other applicable Antitrust Laws and except as required by applicable federal and state securities laws and the rules of NYSE in connection with the issuance and listing on NYSE of the shares of Acquirer Common Stock issuable in the Merger, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Acquirer or the Merger Subs in connection with the execution and delivery of this Agreement or the consummation of the Transactions that, if not obtained or made, would reasonably be expected to adversely affect the ability of Acquirer or the Merger Subs to consummate the Merger or any of the other Transactions.

3.3    Issuance of Shares. The shares of Acquirer Common Stock issuable in the Merger, when issued by Acquirer in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company and the Company Securityholders herein or in the Investor Representation Letters, have been duly authorized and will be duly issued, fully paid and non-assessable, will be approved on a supplemental listing application with the NYSE, and the issuance thereof will not be subject to any preemptive rights. No approval of the stockholders of Acquirer will be required in connection with the Merger or the issuance of shares of Acquirer Common Stock contemplated by this Agreement.

3.4    Stockholder Notice. None of the information supplied or to be supplied by Acquirer for inclusion in the Stockholder Notice or any amendment or supplement thereto will contain, as of the date or the mailing of such document, any untrue statement of a material fact, or will omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

3.5    No Prior Operations of the Merger Subs. The Merger Subs were formed solely for the purpose of effecting the Merger and have not engaged in any business activities or conducted any operations other than in connection with the Transactions.

3.6    Cash Resources. Acquirer has sufficient cash resources to pay the Cash Consideration pursuant to this Agreement.

3.7    Litigation. As of the date hereof, there is no Legal Proceeding pending, or to the knowledge of Acquirer, threatened against Acquirer, Merger Sub I or Merger Sub II or their respective subsidiaries that in any manner challenges or would otherwise reasonably be expected to prevent, enjoin, alter or materially delay the Merger or the other transactions contemplated by this Agreement.

3.8    SEC Documents; Undisclosed Liabilities.
(a)    Acquirer has filed all reports, schedules, forms, statements and other documents required to be filed by Acquirer with the SEC since December 31, 2013 and prior to the date hereof (such documents, together with any documents filed during such period by Acquirer with the SEC on a voluntarily basis on Form 8-K or otherwise, the “Acquirer SEC Documents”).
(b)    As of their respective dates, the Acquirer SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Acquirer SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except if and to the extent corrected by a subsequently filed Acquirer SEC Document. Except to the extent that information contained in any Acquirer SEC Documents has been revised or superseded by an Acquirer SEC Document filed on or before the date of this Agreement, none of the Acquirer SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
(c)    The consolidated financial statements of Acquirer contained in the Acquirer SEC Documents (the “Acquirer Financial Statements”) have been prepared from the books and records of Acquirer and in accordance with GAAP applied on a consistent basis throughout the periods covered thereby if such consistent basis are in accordance with GAAP. The Acquirer Financial Statements fairly present (i) the financial position of Acquirer and its consolidated Subsidiaries as of the date thereof and (ii) the results of operations, changes in stockholders’ equity and cash flows of Acquirer and its Subsidiaries for the fiscal period covered thereby.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1    Conduct of the Business; Notices. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall and shall cause each Subsidiary to:
(a)    conduct the Business in the ordinary course consistent with past practice (except to the extent expressly provided otherwise herein or as consented to in writing by Acquirer) and in compliance with Applicable Law;
(b)    (i) pay and perform all of its undisputed debts and other obligations (including Taxes) when due, (ii) use commercially reasonable efforts consistent with past practice and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice, (iii) sell the Company’s products and services consistent with past practice as to discounting, license, service and maintenance terms, incentive programs and revenue recognition and other terms and (iv) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;
(c)    assure that each of its Contracts (other than with Acquirer) entered into after the Agreement Date will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party thereto in connection with, or terminate as a result of the consummation of, the Transactions, and shall give reasonable advance notice to Acquirer prior to allowing any Material Contract or right thereunder to lapse or terminate by its terms;
(d)    maintain each of its leased premises in accordance with the terms of the applicable lease;
(e)    promptly notify Acquirer of any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;
(f)    promptly notify Acquirer of any notice or other communication from any Governmental Entity (i) relating to the Transactions, (ii) indicating that a Company Authorization has been or is about to be revoked or (iii) indicating that a Company Authorization is required in any jurisdiction in which such Company Authorization has not been obtained, which revocation or failure to obtain has had or would reasonably be expected to be material to Acquirer (following the Effective Time) or the Company;
(g)    promptly notify Acquirer of any inaccuracy in or breach of any representation, warranty or covenant of the Company herein; and
(h)    to the extent not otherwise required by this Section 4.1, promptly notify Acquirer of any change, occurrence or event not in the ordinary course of business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Company or cause any of the conditions to the Closing set forth in Article VI not to be satisfied.

4.2    Restrictions on Conduct of the Business. Without limiting the generality or effect of the Section 4.1, except as expressly set forth on Schedule 4.2 of the Company Disclosure Letter, during the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not do, cause or permit (and shall cause each Subsidiary not to do, cause or permit) any of the following (except to the extent expressly provided otherwise herein or as consented to in writing by Acquirer, which consent shall not be unreasonably withheld or delayed):
(a)    Charter Documents. Cause, propose or permit any amendments to (i) the Certificate of Incorporation or the Bylaws or equivalent organizational or governing documents or (ii) the organizational or governing documents of any Subsidiary;
(b)    Merger, Reorganization. Merge or consolidate itself with any other Person or adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or other reorganization;
(c)    Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or other property) in respect of any of its Equity Interests, or split, combine or reclassify any of its Equity Interests or issue or authorize the issuance of any Equity Interests or other securities in respect of, in lieu of or in substitution for its Equity Interests, or repurchase or otherwise acquire, directly or indirectly, any of its Equity Interests except from former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service;
(d)    Material Contracts. Enter into, amend or materially modify any (A) Contract that would (if entered into, amended or modified prior to the Agreement Date) constitute a Material Contract, (B) other material Contract or (C) Contract requiring a novation or consent in connection with the Merger or the other Transactions; provided that this Section 4.2(d) shall not require the Company to seek or obtain Acquirer’s consent in order to enter into, in the ordinary course of business consistent with past practice, a Material Contract that would (if entered into, amended or modified prior to the Agreement Date) have been required to be disclosed under Schedule 2.16(a)(i) of the Company Disclosure Letter;
(e)    Issuance of Equity Interests. Issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than: (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or Company Warrants that are outstanding as of the Agreement Date, (ii) the issuance of Company Common Stock upon conversion of Company Preferred Stock outstanding on the Agreement Date, (iii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service, and (iv) the grant of Company RSUs to newly-hired employees in accordance with the equity award policies and procedures as set forth on Schedule F;
(f)    Employees; Consultants; Independent Contractors. (i) Hire, or offer to hire, any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any officer or senior-level employee of the Company or any Subsidiary, (iii) enter into, amend or extend the term of any employment or consulting agreement with, or Company Option held by, any officer, employee, consultant or independent contractor, (iv) enter into any Contract with a labor union or collective bargaining agreement (unless required by Applicable Law) or (v) add any new members to the Board;
(g)    Loans and Investments. Make any loans or advances (other than routine expense advances to employees of the Company consistent with past practice) to, or any investments in or capital contributions to, any Person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(h)    Intellectual Property. Transfer or license from any Person any rights to any Intellectual Property, or transfer or license to any Person any rights to any Company Intellectual Property, other than as related to sales and nonexclusive licenses of Company Products or Third Party Intellectual Property in the ordinary course of business consistent with past practice, or transfer or provide a copy of any Company Source Code to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company) (other than providing access to Company Source Code to current employees and consultants of the Company involved in the development of the Company Products on a need to know basis in the ordinary course of business consistent with past practice);
(i)    Patents. Take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business consistent with past practice;
(j)    Dispositions. Sell, lease, license or otherwise dispose or permit to lapse of any of its tangible or intangible assets, other than sales and nonexclusive licenses of Company Products in the ordinary course of business consistent with past practice, or enter into any Contract with respect to the foregoing;
(k)    Indebtedness. Incur any indebtedness for borrowed money or guarantee any such indebtedness;
(l)    Payment of Obligations. Pay, discharge or satisfy (i) any Liability to any Person who is an officer, director or stockholder of the Company (other than compensation due for services as an officer or director) or (ii) any claim or Liability arising other than in the ordinary course of business consistent with past practice, other than the payment, discharge or satisfaction of Liabilities reflected or reserved against in the Financial Statements and Transaction Expenses, or defer payment of any accounts payable other than in the ordinary course of business consistent with past practice, or give any discount, accommodation or other concession other than in the ordinary course of business consistent with past practice, in order to accelerate or induce the collection of any receivable;
(m)    Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of $25,000 individually or $100,000 in the aggregate;
(n)    Insurance. Materially change the amount of, or terminate, any insurance coverage;
(o)    Termination or Waiver. Cancel, release or waive any claims or rights held by the Company or any Subsidiary;
(p)    Employee Benefit Plans; Pay Increases. (i) Adopt or amend any employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA, Applicable Law or as necessary to maintain the qualified status of such plan under the Code, (ii) amend any deferred compensation plan within the meaning of Section 409A of the Code and the regulations thereunder, except to the extent necessary to meet the requirements of such Section or Notice, (iii) pay any special bonus or special remuneration to any employee or non-employee director or consultant or (iv) increase the salaries, wage rates or fees of its employees or consultants (other than as disclosed to Acquirer and are set forth on Schedule 4.2(p) of the Company Disclosure Letter);

(q)    Severance Arrangements. Grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person (other than payments or acceleration that have been disclosed to Acquirer and are set forth on Schedule 4.2(q) of the Company Disclosure Letter or that are required under the express terms of a Company Employee Plan that is disclosed under Schedule 2.12(a) of the Company Disclosure Letter);
(r)    Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of bills, (B) in such cases where the Company in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that the Company consults with Acquirer prior to the filing of such a suit) or (C) for a breach of this Agreement or (ii) settle or agree to settle any pending or threatened lawsuit or other dispute except for routine, immaterial matters in the ordinary course of business;
(s)    Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to the Company or the Business, or enter into any Contract with respect to a joint venture, strategic alliance or partnership;
(t)    Taxes. Make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any federal, state, or foreign income Tax Return or any other material Tax Return without the consent of Acquirer prior to filing, file any amendment to a federal, state, or foreign income Tax Return or any other material Tax Return, enter into any Tax sharing or similar agreement or closing agreement, assume any Liability for the Taxes of any other Person (whether by Contract or otherwise), settle any claim or assessment in respect of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax if such similar action would have the effect of increasing the Tax liability of Acquirer or its Affiliates for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any Subsidiary existing on the Closing Date;
(u)    Accounting. Change accounting methods or practices (including any change in depreciation or amortization policies) or revalue any of its assets (including writing down the value of inventory or writing off notes or the sale of any accounts receivable otherwise than in the ordinary course of business), except in each case as required by changes in GAAP as concurred with its independent accountants and after notice to Acquirer;
(v)    Real Property. Enter into any agreement for the purchase, sale or lease of any real property;
(w)    Encumbrances. Place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any of its properties;
(x)    Interested Party Transactions. Enter into any Contract that, if entered prior to the Agreement Date, would be required to be listed on Schedule 2.13 of the Company Disclosure Letter;
(y)    Subsidiaries. Take any action that would result in the Company or any Subsidiary forming or having a new Subsidiary; and

(z)    Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (y) in this Section 4.2, or any action that would reasonably be expected to make any of the Company’s representations or warranties contained herein untrue or incorrect (such that the condition set forth in the first sentence of Section 6.3(a) would not be satisfied) or prevent the Company from performing or cause the Company not to perform one or more covenants, agreements or obligations required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 6.3(a) would not be satisfied).

4.3    Certain Limitations. Notwithstanding anything to the contrary in this Article IV, Acquirer and the Company acknowledge and agree that (a) nothing in this Agreement shall give Acquirer, directly or indirectly, the right to control or direct the Company’s operations for purposes of the HSR Act prior to the expiration or termination of any applicable waiting period pursuant to the HSR Act and (b) no consent of Acquirer shall be required with respect to any matter set forth in this Agreement to the extent the requirement of such consent would violate any Applicable Law.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1    Board Recommendation, Stockholder Approval and Stockholder Notice.
(a)    The Board shall unanimously recommend that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the Merger, and neither the Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose to withhold, withdraw, amend or modify in a manner adverse to Acquirer, the unanimous recommendation of the Board that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the Merger.
(b)    The Company shall take all action reasonably necessary in accordance with this Agreement, the DGCL, the CCC, the Certificate of Incorporation and the Bylaws to obtain the Company Stockholder Approval. The Company’s obligation to obtain the Company Stockholder Approval pursuant to this Section 5.1 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of an Acquisition Proposal. The Company shall use its reasonable best efforts to cause (i) each such Company Stockholder to execute the Joinder Agreement and (ii) each Company Stockholder who is an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act to execute an Investor Representation Letter. Upon obtaining the Company Stockholder Approval, the Company shall promptly deliver copies of the executed Written Consents or other documents evidencing the obtainment of the Company Stockholder Approval to Acquirer.
(c)    Promptly (and in any case within two Business Days) after the Company obtains the Company Stockholder Approval, the Company shall prepare, with the cooperation of Acquirer, and mail to each Company Stockholder other than the Consenting Stockholders, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL, together with a copy of Section 262 of the DGCL, (iii) the notice contemplated by Chapter 13 of the CCC, together with a copy of Sections 1300-1304 of the CCC, and (iv) an information statement to the Company Stockholders in connection with the solicitation of their signatures to a Joinder Agreement and an Investor Representation Letter. The Stockholder Notice shall include (x) a statement to the effect that the Board had unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and the approval of the principal terms of the Merger and (y) such other information as Acquirer and the Company may agree is required or advisable under the DGCL or the CCC to be included therein. Prior to its mailing, the Stockholder Notice shall have been approved by Acquirer, and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Acquirer. Each of Acquirer and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Acquirer, the Company and their respective counsel, may be required or advisable to be included under the DGCL or the CCC in the Stockholder Notice or in any amendment or supplement thereto, and Acquirer and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.
(d)    As promptly as practicable after the Agreement Date, Acquirer and the Company shall prepare and make such filings as are required under applicable state securities or “blue sky” laws in connection with the Transactions, and the Company shall assist Acquirer as may be necessary to comply with such state securities or “blue sky” laws.

5.2    No Solicitation.

(a)    During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company will not, and the Company will not authorize or permit any of its Representatives or any Subsidiary to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Company Securityholders or (vi) enter into any other transaction or series of transactions not in the ordinary course of business consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger or the other Transactions. The Company will, and will cause its Representatives and each Subsidiary to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Acquirer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Acquirer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any of the Company’s Representatives, whether in his, her or its capacity as such or in any other capacity, takes any action that the Company is obligated pursuant to this Section 5.2 not to authorize or permit such Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.2.
(b)    The Company shall immediately (but in any event, within 24 hours) notify Acquirer orally and in writing after receipt by the Company (or, to the knowledge of the Company, by any of the Company’s Representatives), of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Acquirer and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.

5.3    Confidentiality; Public Disclosure.
(a)    The parties hereto acknowledge that Acquirer and the Company have previously executed a non-disclosure agreement, dated as of July 7, 2014 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law and the rules of NYSE. The Stockholders’ Agent hereby agrees to be bound by the terms and conditions of the Confidentiality Agreement to the same extent as though the Stockholders’ Agent were a party thereto. With respect to the Stockholders’ Agent, as used in the Confidentiality Agreement, the term “Confidential Information” shall also include information relating to the Merger or this Agreement received by the Stockholders’ Agent after the Closing or relating to the period after the Closing.
(b)    The Company shall not issue any press release or other public communications relating to the terms of this Agreement or the Transactions or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by Applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the Company Stockholder Approval and the other consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Acquirer may make such public communications regarding this Agreement or the Transactions as Acquirer may determine is reasonably appropriate.

5.4    Reasonable Best Efforts; Regulatory Approvals.
(a)    Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including the satisfaction of the respective conditions set forth in Article VI, and including to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Merger and the other Transactions.
(b)    As promptly as practicable after the Agreement Date, but in no event later than the 5th Business Day after the date of this Agreement, Acquirer and the Company shall execute and file, or join in the execution and filing of, any application, notification (including the provision of any required information in connection therewith) or other document that may be required under the HSR Act or any other foreign Applicable Law designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”) in order to obtain the authorization, approval or consent of any Governmental Entity, or expiration or termination of the applicable waiting periods under such Antitrust Laws, that may be reasonably required, or that Acquirer may reasonably request to be made, in connection with the consummation of the Merger and the other Transactions. Acquirer and the Company shall each use their respective reasonable best efforts to obtain, and to cooperate with each other to obtain promptly, all such authorizations, approvals, consents, expirations and terminations.
(c)    Notwithstanding anything to the contrary contained herein, it is expressly understood and agreed that: (i) Acquirer shall not have any obligation to litigate or contest any Legal Proceeding challenging any of the Transactions as violative of any Antitrust Law and (ii) Acquirer shall be under no obligation to proffer, make proposals, negotiate, execute, carry out or submit to agreements or Orders providing for the (A) sale, transfer, license, divestiture, encumbrance or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, operations or categories of operations of Acquirer or any of its Affiliates or of the Company or (B) the imposition of any limitation or regulation on the ability of Acquirer or any of its Affiliates to freely conduct their business or own their respective assets (an “Antitrust Restraint”).
(d)    Each of Acquirer and the Company shall promptly inform the other of any material communication between such party and any Governmental Entity regarding any of the Transactions. If Acquirer or any Affiliate of Acquirer receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to any of the Transactions, then Acquirer shall make or cause to be made, as soon as reasonably practicable, a response in compliance with such request. If the Company or any Affiliate of the Company receives any formal or informal request for supplemental information or documentary material from any Governmental Entity with respect to any of the Transactions, then the Company shall make or cause to be made, a response in compliance with such request. Each party hereto will consult and cooperate with the other parties and will consider in good faith the views of the other parties in connection with any filing, analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with the Transactions. Notwithstanding the preceding sentence, Acquirer will have ultimate control over the strategy for facilitating the expiration or termination of the HSR Act waiting period and otherwise obtaining all applicable merger control clearances under the HSR Act or any other applicable Antitrust Laws. In addition, except as may be prohibited by any Governmental Entity or by any Law, in connection with any such request, inquiry, investigation, action or legal proceeding, outside counsel to each party hereto will consult the other party in advance, if at all practicable, and, to the extent practicable, permit authorized Representatives of the other parties to be present at each meeting or conference relating to such request, inquiry, investigation, action or legal proceeding. Acquirer and the Company will, if at all practicable, and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any Governmental Entity in connection with such request, inquiry, investigation, action or legal proceeding, and will supply each other with copies of all correspondence, filings or communications with governmental antitrust authorities, with respect to the Transactions; provided that to the extent any of the documents or information are commercially or competitively sensitive, Acquirer or the Company, as the case may be, may satisfy its obligations by providing such documents or information to the other party’s outside antitrust counsel, with the understanding that such antitrust counsel shall not share such documents and information with its client (although such antitrust counsel may use such documents and information in advocating on behalf of its client with any governmental antitrust authority).

5.5    Third-Party Consents; Notices.
(a)    The Company shall use reasonable efforts to obtain prior to the Closing, and deliver to Acquirer at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter (and any Contract entered into after the Agreement Date that would have been required to be listed or described on Schedule 2.3(b)(ii)(B) of the Company Disclosure Letter if entered into prior to the Agreement Date).
(b)    The Company shall give all notices and other information required to be given to the employees of the Company, any collective bargaining unit representing any group of employees of the Company, and any applicable government authority under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Applicable Law in connection with the Transactions.

5.6    Litigation. The Company shall (i) notify Acquirer in writing promptly after learning of any Legal Proceeding initiated by or against it or any Subsidiary, or known by the Company to be threatened against the Company or any Subsidiary, or any of their directors, officers or employees or the Company Stockholders in their capacity as such (a “New Litigation Claim”), (ii) notify Acquirer of ongoing material developments in any New Litigation Claim and (iii) consult in good faith with Acquirer regarding the conduct of the defense of any New Litigation Claim.

5.7    Access to Information.
(a)    During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, (i) the Company shall afford Acquirer and its Representatives reasonable access during business hours to (A) the Company’s and each Subsidiary’s properties, personnel, books, Contracts and records and (B) all other information concerning the business, properties and personnel of the Company and each Subsidiary as Acquirer may reasonably request and (ii) the Company shall provide to Acquirer and its Representatives true, correct and complete copies of the Company’s and each Subsidiary’s (A) internal financial statements, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain or loss with respect to transactions to which the Company or any Subsidiary has been a party and (D) receipts for any Taxes paid to foreign Tax Authorities.
(b)    Subject to compliance with Applicable Law, from the Agreement Date until the earlier of the termination of this Agreement and the Closing, the Company shall confer from time to time as reasonably requested by Acquirer with one or more Representatives of Acquirer to discuss any material changes or developments in the operational matters of the Company and the general status of the ongoing operations of the Company.

(c)    No information or knowledge obtained by Acquirer during the pendency of the Transactions in any investigation pursuant to this Section 5.7 shall affect or be deemed to modify any representation, warranty, covenant, agreement, obligation or condition set forth herein.
(d)    Within five Business Days following the Agreement Date, the Company shall deliver to Acquirer one or more DVDs or other digital media evidencing the documents that were made available, which shall indicate, for each document, the date that such document was first uploaded to the data room.

5.8    Spreadsheet. The Company shall prepare and deliver to Acquirer a spreadsheet, in accordance with Section 5.13, (the “Spreadsheet”) in form and substance reasonably satisfactory to Acquirer, which spreadsheet shall be dated as of the Closing Date and shall set forth all of the following information (in addition to the other required data and information specified therein), as of immediately prior to the Closing: (i) the names of all of the Company Securityholders and their respective addresses, e-mail addresses and, where available, taxpayer identification numbers, (ii) the number and type of shares of Company Capital Stock held by, or subject to the Company Options, Company RSUs or Company Warrants held by, such Company Securityholders and, in the case of outstanding shares, the respective certificate numbers, in each case before and after giving effect to the Conversion Election, (iii) the number of shares of Company Capital Stock subject to and the exercise price per share in effect for each Company Option and Company Warrant, (iv) the vesting status and schedule with respect to Company Options, Company RSUs and Company Warrants and Unvested Company Shares and terms of the Company’s rights to repurchase such Unvested Company Shares (including the Unvested Proceeds payable in respect of such Unvested Company Shares and the per share repurchase price payable with respect thereto and the Unvested Warrant Proceeds payable in respect of Unvested Company Warrants), (v) for each Company Option that was early exercised, the Tax status of each such Company Option under Section 422 of the Code, the date of such exercise and the applicable exercise price, (vi) the calculation of the Fully-Diluted Common Stock, Common Per Share Cash Consideration, Cash-Out Per Share Consideration, Aggregate Exercise Price, Common Per Share Stock Consideration, the Cash-Out Amount, the amount to be paid for fractional shares pursuant to Section 1.3(h) and the Acquirer Stock Price, (vii) the calculation of aggregate cash amounts and shares of Acquirer Common Stock payable and issuable, respectively, to each such Converting Holder and Company Warrantholder pursuant to Sections 1.3(a)(i) and 1.3(a)(iii), respectively, and whether Taxes will be required to be withheld therefrom, (viii) for each Company Optionholder, the number of shares of Acquirer Common Stock subject to (and the exercise price per share in effect for) the Company Options, pursuant to Section 1.3(a)(ii), (ix) for each holder of Company RSUs, the number of shares of Acquirer Common Stock subject to the Company RSU, pursuant to Section 1.3(a)(ii), (x) the vesting schedule with respect to the shares of Acquirer Common Stock issuable to each Named Employee as set forth in the Vesting Agreement executed by such Named Employee, (xi) the calculation of each Converting Holder’s Pro Rata Share of the Escrow Amount (including cash and stock allocations thereof), (xii) for each Unvested Company Share, confirmation that a proper and timely Section 83(b) election has been filed with the appropriate taxing authorities, (xiii) the full list of designations and the Tax reporting information described in Section 1.3(a)(i)(D) together with the final calculations underlying such information and (xiv) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by Acquirer.

5.9    Expenses; Company Debt. Whether or not the Merger is consummated, except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense; provided that the fees and expenses of the Accounting Firm, if any, shall be allocated as provided in Section 1.6(h). At or as soon as commercially practicable following the Closing, Acquirer shall repay or cause to be repaid all Company Debt. The Company shall use Company Cash if and to the extent available to pay its unpaid Transaction Expenses and unpaid Company Debt prior to the Closing. During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall cooperate with Acquirer with respect to any commercial or real estate agreement that requires a letter of credit such that as of the Closing such requirement is either waived by the counterparty to such agreement or a new letter of credit for the benefit of Acquirer is substituted.

5.10    Terminated Employees. Effective no later than immediately prior to the Closing (or at such other time designated by Acquirer), the Company shall terminate the employment of each of those Company employees who shall not continue their employment with the Company, the First Step Surviving Corporation or the Final Surviving Entity (collectively, the “Terminated Employees”), and the Company shall require such Terminated Employees to execute a Separation Agreement as a condition to the receipt of any severance paid by the Company, and shall cause all Company Options or Company RSU held by such Terminated Employees to be terminated in accordance with their terms at the time of such termination.

5.11    Termination of Benefit Plans. Effective as of the day immediately preceding the Closing Date, the Company shall terminate the remaining reserve under the Company Option Plan and shall terminate all Company Employee Plans that are “employee benefit plans” within the meaning of ERISA, including any Company Employee Plans intended to include a Section 401(k) arrangement (unless Acquirer provides written notice to the Company no later than five Business Days prior to the Closing Date that such 401(k) plans shall not be terminated). The Company shall provide Acquirer with evidence that such Company Employee Plan(s) and the Company Option Plan have been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board or any applicable committee thereof. The form and substance of such resolutions shall be subject to the reasonable review and approval by Acquirer. The Company also shall take such other actions in furtherance of terminating such Company Employee Plan(s) as Acquirer may reasonably require. In the event that termination of the Company’s 401(k) Plan would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees (other than ordinary and customary administrative fees in connection with such termination) then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Acquirer.

5.12    Issuance of RSUs; Company Options.
(a)    At least five Business Days prior to the Closing, the Company shall issue (a) Company RSUs in amounts and with respect to the Promised Equity and (b) Company RSUs to newly hired employees of the Company who will become Continuing Employees, in each case in accordance with the equity award policies and procedures as set forth on Schedule F.
(b)    Prior to the Closing, the Company shall cooperate with Acquirer to provide evidence satisfactory to Acquirer that each Company Option was properly executed or accepted by the Company Optionholder holding such Company Option.

5.13    Certain Closing Certificates and Documents. The Company shall prepare and deliver to Acquirer a draft of each of the Company Closing Financial Certificate and the Spreadsheet not later than five Business Days prior to the Closing Date and a final version of the Company Closing Financial Certificate and the Spreadsheet to Acquirer not later than three Business Days prior to the Closing Date. In the event that Acquirer notifies the Company that there are reasonably apparent errors in the drafts of the Company Closing Financial Certificate and the Spreadsheet, Acquirer and the Company shall discuss such errors in good faith and the Company shall correct such errors prior to delivering the final versions of the same in accordance with this Section 5.13. Without limiting the foregoing or Section 5.7, the Company shall provide to Acquirer, together with the Company Closing Financial Certificate and the Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for Acquirer to verify and determine the calculations, amounts and other matters set forth in the Company Closing Financial Certificate and the Spreadsheet.

5.14    Directors’ and Officers’ Indemnification and Insurance.

(a)    All rights to indemnification and exculpation (including the advancement of expenses) from liabilities for acts or omissions occurring at or prior to the Closing (including with respect to the Transactions) existing as of the date hereof in favor of the current or former directors, officers and employees of the Company or any Subsidiary of the Company, as provided in their respective certificate of incorporation and bylaws (or similar organizational documents) or the indemnification agreements of any of the Company or any Subsidiary of the Company listed on Schedule 5.14 of the Company Disclosure Letter and made available to Acquirer prior to the date hereof, and pursuant to Applicable Law, shall survive the Transactions and shall continue in full force and effect without amendment, modification or repeal in accordance with their terms for a period of not less than six years after the Closing; provided that if any claims are asserted or made within such period, all rights to indemnification (and to advancement of expenses) hereunder in respect of any such claims shall continue, without diminution, until disposition of any and all such claims. Notwithstanding the foregoing, the obligations of Acquirer, the First-Step Surviving Corporation, the Final Surviving Entity, or their respective successors (i) shall be subject to any limitation imposed by Applicable Law and (ii) shall not be deemed to release any Indemnitee hereunder who is also an officer or director of the Company or its subsidiaries from his or her obligations pursuant to this Agreement or any applicable indemnification agreement. Any repeal or modification of the aforementioned provisions of the Certificate of Incorporations or Bylaws (or the equivalent organizational documents of the Company’s Subsidiaries) shall not adversely affect any right or protection of the directors or officers of the Company or any of its Subsidiaries existing as of or prior to the Closing, or increase the liability of any director or officer of the Company or any of its Subsidiaries with respect to acts or omissions of any such director or officer occurring prior to or at the Closing. Acquirer shall use reasonable efforts to ensure that any successors of the Final Surviving Entity shall fulfill the obligations of the Final Surviving Entity set forth in this Section 5.14.
(b)    The provisions of this Section 5.14 shall survive the consummation of the Transactions and the Effective Time of the First Merger and Second Effective Time of the Second Merger and are intended to be for the benefit of, and enforceable by, each party indemnified pursuant to this Section 5.14 (or as otherwise referenced in this Section 5.14) and his or her successors.
(c)    Prior to the Closing, the Company shall purchase a prepaid “tail” policy on the current directors’ and officers’ liability insurance policy of the Company for a period of six years from the Effective Time and in a form and on terms reasonably acceptable to Acquirer with coverage of six years (the “Tail Policy”), with the cost of such Tail Policy, to the extent unpaid as of the Closing, being included in the Transaction Expenses.

5.15    Tax Matters.
(a)    All Tax Returns of the Company and its Subsidiaries that are required to be filed after the Closing Date for any Pre-Closing Tax Period will be prepared and filed (or will be caused to be prepared and filed) by Acquirer. With respect to any such Tax Returns that are income Tax Returns, Acquirer shall provide such Tax Return to the Stockholders’ Agent for the Stockholders’ Agent’s review at least 15 days prior to the due date therefor and Acquirer shall consider in good faith any reasonable comments provided by the Stockholders’ Agent within ten days of the Stockholders’ Agent’s receipt of such Tax Return.

(b)    Acquirer shall notify the Stockholders’ Agent in writing upon receipt by Acquirer, the Final Surviving Entity or any of their Affiliates of any written notice from a Governmental Entity of an Action with respect to Taxes of the Company or any of its Subsidiaries which may give rise to a claim for Taxes for which the Company Securityholders may have a material indemnification obligation (“Tax Contest Claim”); provided that any failure by Acquirer to so notify the Stockholders’ Agent shall not relieve the Company Securityholders of their indemnification obligations hereunder unless and to the extent that the Company Securityholders are materially and adversely prejudiced thereby. Acquirer shall keep the Stockholders’ Agent reasonably informed of the progress of any such Tax Contest Claim and consider reasonable comments provided by Stockholders’ Agent regarding the conduct of such Tax Contest Claim. Acquirer shall at all times remain in control of the conduct of such Tax Contest, including entering into any settlement or compromise of such Tax Contest Claim.
(c)    Each of Acquirer, the Stockholders’ Agent, the Company Securityholders and the Company shall cooperate fully, as and to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns and any Legal Proceeding with respect to Taxes. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Company, the Stockholders’ Agent and the Company Securityholders agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority.
(d)    The Company shall cause each Company Securityholder to further agree, upon request, to use their reasonable best efforts to obtain any certificate or other document from any Governmental Entity or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the Transactions).
(e)    Acquirer, the Company, the Final Surviving Entity and each Company Securityholder agree to report the Merger for U.S. tax purposes as a tax-free reorganization within the meaning of Section 368(a) of the Code unless otherwise required by Applicable Law. Each party and its Affiliates shall use commercially reasonable efforts to cause the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Acquirer and the Company intend that the cash and shares of Acquirer Common Stock payable to the holders of Company Capital Stock pursuant to Section 1.3(a)(i) will be treated as received in exchange for the applicable holder’s Company Capital Stock, and intend to report such payments for U.S. federal income Tax purposes as consideration for such holder’s Company Capital Stock and, except as otherwise required by Applicable Law, not as compensation for services.
(f)    Neither Acquirer nor any Person related to Acquirer within the meaning of Treasury Regulation Section 1.368-1(e)(4) (an “Acquirer Related Person”) has any plan or intention to purchase, redeem or otherwise acquire, directly or indirectly, any of the Acquirer Common Stock that will be issued pursuant to the Merger, other than pursuant to any stock repurchase or stock buy-back program of Acquirer or any Acquirer Related Person that does not distinguish between Acquirer Common Stock issued pursuant to the Merger and other Acquirer Common Stock. No Company Securityholder has any plan or intention to sell to Acquirer or any Acquirer Related Person any of the Acquirer Common Stock that was issued to it pursuant to the Merger. To the knowledge of Acquirer, there are no facts or circumstances that, either alone or in combination, would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(g)    Acquirer or its subsidiaries will use commercially reasonable efforts to continue the historic business of the Company (or alternatively, if the Company has more than one line of business, at least one significant line of the Company’s historic business) or use a significant portion (at least 33 1/3% by value) of the Company’s historic business assets in a business, within the meaning of Treasury Regulation Section 1.368-1(d).

5.16    280G Stockholder Approval. Promptly following the execution of this Agreement, the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Acquirer), by such number of holders of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Acquirer, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Acquirer notification and documentation reasonably satisfactory to Acquirer that a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and either (i) that the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 5.16.

5.17    Confirmatory IP Assignments. Prior to the Closing, the Company shall (a) work in good faith with Acquirer to identify any trademarks or domains of the Company, or that are associated with the Company (including by way of prior acquisitions), that are not otherwise currently registered in the name of the Company and (b) use commercially reasonable efforts at the sole cost and expense of the Company to properly assign such trademarks and domains to the Company prior to the Closing.

ARTICLE VI
CONDITIONS TO THE MERGER

6.1    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:
(a)    Company Stockholder Approval. The Company Stockholder Approval shall have been duly and validly obtained.
(b)    Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and no action shall have been taken by any Governmental Entity seeking any of the foregoing, and no Applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.
(c)    Antitrust Clearance. All filings with and approvals of any Governmental Entity required to be made or obtained in connection with the Transactions shall have been made or obtained and shall be in full force and effect and the applicable waiting period under the HSR Act and other applicable

Antitrust Laws shall have expired or early termination of such waiting period shall have been granted by the applicable Governmental Entity (the “Antitrust Condition”).
(d)    Listing. The Stock Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.

6.2    Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):
(a)    Representations, Warranties and Covenants. The representations and warranties made by Acquirer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Acquirer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Acquirer at or prior to the Closing.
(b)    Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(a).

6.3    Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer and the Merger Subs to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and the Merger Subs and may be waived by Acquirer (on behalf of itself and/or the Merger Subs) in writing in its sole discretion without notice or Liability to any Person):
(a)    Representations, Warranties and Covenants. The representations and warranties made by the Company herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Agreement Date and on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). The Company shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Company at or prior to the Closing.
(b)    Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(b).
(c)    Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Acquirer’s ownership, conduct or operation of the Business following the Closing shall be in effect, including any

Antitrust Restraint, and no Legal Proceeding by any Governmental Entity seeking any of the foregoing, or any Legal Proceeding by any Person seeking to prohibit or limit the consummation of the Transactions, shall be pending or threatened.
(d)    No Legal Proceedings. No Governmental Entity shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Merger or the other Transactions or seeking to prohibit or limit the exercise by Acquirer of any material right pertaining to ownership of Equity Interests of the First Step Surviving Corporation or the Final Surviving Entity.
(e)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company.
(f)    Conversion of Preferred Stock. All of the shares of Company Preferred Stock shall have converted into shares of Company Common Stock in accordance with the Conversion Election and the Certificate of Incorporation in effect as of the Agreement Date and as of the Closing.
(g)    Employees.
(i)    (A) (1) Each Named Employee shall have signed an Offer Letter and a Non-Competition Agreement and (2) each of those employees of the Company identified on Schedule A-2, shall have signed a Vesting Agreement, each of which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreements and (B) the employment of each of the Terminated Employees shall have been terminated effective no later than immediately prior to the Closing, and any such Terminated Employees who may be entitled to severance in connection with such termination shall have executed a release of claims as contemplated by Section 5.10 in a form reasonably satisfactory to Acquirer.
(ii)    No fewer than 85% of the employees of the Company (excluding the Named Employee(s) and Designated Employees, if any) shall have remained continuously employed with the Company from the Agreement Date through the Closing and shall become Continuing Employees, which shall continue to be in full force and effect and no action shall have been taken by any such individual to rescind any of such agreement.
(h)    Section 280G Matters. The Company shall have delivered to Acquirer the notification and evidence required by Section 5.16.

ARTICLE VII
TERMINATION

7.1    Termination. At any time prior to the Closing, this Agreement may be terminated and the Merger abandoned by authorized action taken by the terminating party, whether before or after the Company Stockholder Approval is obtained:
(a)    by mutual written consent duly authorized by Acquirer and the Company;
(b)    by either Acquirer or the Company, by written notice to the other, if the Closing shall not have occurred on or before January 29, 2016 or such other date that Acquirer and the Company may agree upon in writing (the “Termination Date”); provided that either Acquirer or the Company may, by written notice to the other, extend the Termination Date to April 29, 2016 if, as of January 29, 2016, (A)

the Antitrust Condition shall not have been satisfied and (B) all of the other conditions to the Closing set forth in Article VI shall have been satisfied or waived (other than the conditions that, by their terms, are intended to be satisfied at the Closing, which conditions only need to be capable of being satisfied at the Closing); provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose breach of any covenant, agreement or obligation hereunder will have been the principal cause of, or will have resulted in, the failure of the Closing to occur on or before the Termination Date;
(c)    by either Acquirer or the Company, by written notice to the other, if any Order of a Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and non-appealable;
(d)    by Acquirer, by written notice to the Company, if (i) there shall have been a failure or breach in any material respect of any representation or warranty made by, or the Company has failed to perform any covenant, agreement or obligation of, the Company herein in any material respect and such failure or breach or failure to perform, as applicable, is not reasonably capable of being cured on or before the Termination Date or, if curable, shall not have been cured within twenty Business Days after receipt by the Company of written notice thereof and, if not cured within such period and at or prior to the Closing, such failure or breach or failure to perform would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.3 to be satisfied (provided that Acquirer shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Acquirer, Merger Sub I or Merger Sub II is then in material breach of this Agreement), (ii) there shall have been a Material Adverse Effect with respect to the Company, (iii) the Company shall have breached Section 5.1 or Section 5.2 in any material respect, or (iv) the Company Stockholder Approval is not obtained or the Stockholder Agreement and Joinder Agreement are not executed by each of the Consenting Stockholders, in all cases, within eight hours following the execution of this Agreement; or
(e)    by the Company, by written notice to Acquirer, if there shall have been a failure or breach in any material respect of any representation or warranty made by, or if the Acquirer, Merger Sub I or Merger Sub II has failed to perform any covenant, agreement or obligation of, Acquirer, Merger Sub I or Merger Sub II herein in any material respect and such failure or breach or failure to perform, as applicable, is not reasonably capable of being cured on or before the Termination Date or, if curable, shall not have been cured within twenty Business Days after receipt by Acquirer of written notice of such failure or breach or failure to perform and, if not cured within such period and at or prior to the Closing, such failure or breach or failure to perform would result in the failure of any of the conditions set forth in Section 6.1 or Section 6.2 to be satisfied (provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(e) if the Company is then in material breach of this Agreement).

7.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no Liability on the part of Acquirer, the Merger Subs, the Company or their respective officers, directors, stockholders or Affiliates; provided that (i) Section 5.3 (Confidentiality; Public Disclosure), Section 5.9 (Expenses), this Section 7.2 (Effect of Termination), Article IX (General Provisions) and any related definition provisions in or referenced in Exhibit A and the Confidentiality Agreement shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from Liability in connection with any intentional misrepresentation made by, or a willful breach of any covenant, agreement or obligation of, such party herein.

ARTICLE VIII

ESCROW FUND AND INDEMNIFICATION

8.1    Escrow Fund.
(a)    At the Effective Time, Acquirer shall withhold the Cash Escrow Amount and the Stock Escrow Amount from the Merger Consideration payable and issuable pursuant to Section 1.3(a)(i) and shall deposit the Cash Escrow Amount and the Stock Escrow Amount with Citibank, N.A. (or another institution selected by Acquirer and reasonably satisfactory to the Company) as escrow agent (the “Escrow Agent”) (the aggregate amount of cash and shares of Acquirer Common Stock so held by the Escrow Agent from time to time, together with any non-taxable stock dividends declared and paid in respect of such shares, the “Escrow Fund”), which Escrow Fund shall be governed by this Agreement and the escrow agreement in substantially the form attached hereto as Exhibit I with such changes as Acquirer and the Stockholders’ Agent may agree in writing (the “Escrow Agreement”). The Escrow Fund shall constitute security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Converting Holders under Section 1.6(i) and this Article VIII. Subject to Section 8.4, the Escrow Agent shall hold that portion Escrow Fund other than the Mini-Escrow Fund (such portion, the “First Distribution Amount”) until 11:59 p.m. local time on the date that is 18 months after the Effective Time (the “First Escrow Release Date”) and shall hold the remainder of the Escrow Fund until 11:59 p.m. local time on the date that is three years after the Effective Time (the “Second Escrow Release Date”). Except to the extent there is a cancellation of shares of Acquirer Common Stock held in the Escrow Fund in connection with Indemnifiable Damages, shares of Acquirer Common Stock held in the Escrow Fund shall be treated by Acquirer as issued and outstanding stock of Acquirer, and the Converting Holders shall be entitled to exercise voting rights (which rights shall be exercised on behalf of such Converting Holders by the Stockholders’ Agent) and to receive dividends with respect to such shares. The Converting Holders shall be treated for tax reporting purposes as the owners of the Stock Escrow Amount. Acquirer shall be treated for tax purposes as the owner of the Cash Escrow Amount, and all interest and other income earned on the Cash Escrow Amount, if any, shall, as of the end of each calendar year and to the extent required by the Applicable Law, be reported as having been earned by Acquirer, whether or not such income was disbursed during such calendar year. Neither the Escrow Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by any Converting Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Converting Holder, in each case prior to the distribution of the Escrow Fund to any Converting Holder in accordance with Section 8.1(b), except that each Converting Holder shall be entitled to assign such Converting Holder’s rights to such Converting Holder’s Pro Rata Share of the Escrow Fund by will, by the laws of intestacy or by other operation of law.
(b)    Within five Business Days following the First Escrow Release Date, the Escrow Agent will distribute to each Converting Holder such Converting Holder’s Pro Rata Share of the First Distribution Amount less any portion of the First Distribution Amount with respect to pending but unresolved claims set forth in a valid Claims Certificate, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Stockholders’ Agent on or prior to the First Escrow Release Date in accordance with this Article VIII. Any portion of the First Distribution Amount held by the Escrow Agent following the First Escrow Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquirer upon the resolution of such claims shall be distributed by the Escrow Agent to the Converting Holders within five Business Days following resolution of such claims and in accordance with each such Converting Holder’s Pro Rata Share of such portion of the First Distribution Amount.

(c)    Within five Business Days following the Second Escrow Release Date, the Escrow Agent will distribute to each Converting Holder such Converting Holder’s Pro Rata Share of the Escrow Fund less any portion of the Escrow Fund with respect to pending but unresolved claims set forth in a valid Claims Certificate, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Stockholders’ Agent on or prior to the Second Escrow Release Date in accordance with this Article VIII. Any portion of the Escrow Fund held by the Escrow Agent following the Second Escrow Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquirer upon the resolution of such claims shall be distributed by the Escrow Agent to the Converting Holders within five Business Days following resolution of such claims and in accordance with each such Converting Holder’s Pro Rata Share of such portion of the Escrow Fund.
(d)    Any distribution from the Escrow Fund to a Converting Holder shall be in accordance with the cash and stock allocations set forth on the Spreadsheet, it being understood and agreed that Unaccredited Stockholders shall first be paid their Pro Rata Share of such distribution in cash and all other Converting Holders shall be paid their Pro Rata Share of the remainder of such distribution.

8.2    Indemnification.
(a)    Subject to the limitations set forth in this Article VIII, from and after the Closing, each Converting Holder shall severally but not jointly (based on each Converting Holder’s Pro Rata Share), indemnify and hold harmless Acquirer, the Merger Subs and the Company and their respective officers, directors, agents and employees and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each, an “Indemnified Person”) from and against any and all losses, Liabilities, damages, claims, fees, lost profits, Taxes, reductions in value (to the extent determined to be a reasonable measure of damages under the circumstances), interest, reasonable costs and expenses, including reasonable out-of-pocket costs of investigation, reasonable defense and fees and expenses of counsel, experts and other professionals, directly or indirectly incurred or sustained (collectively, “Indemnifiable Damages”), arising out of:
(i)    any failure of any representation or warranty made by the Company herein or in the Company Disclosure Letter (including any exhibit to or schedule of the Company Disclosure Letter) or to be true and correct (I) as of the Agreement Date (except in the case of representations and warranties that by their terms speak only as of a specified date or dates, which representations and warranties shall be true and correct as of such date or dates), or (II) as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);
(ii)    any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet and the Company Closing Financial Certificate) delivered to Acquirer pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Acquirer;
(iii)    those certain matters set forth in Schedule 2.6 of the Company Disclosure Letter;
(iv)    any breach of, or default on the part of the Company in connection with, any of the covenants, agreements or obligations made by the Company herein or in any other agreements contemplated by the Transaction Documents;

(v)    any inaccuracies in the Spreadsheet or the Company Closing Financial Certificate (including any errors in the calculation of Company Net Working Capital or Company Cash and any errors in the calculation of Promoter Cash or the WillCall Restricted Cash);
(vi)    any payments or issuances made with respect to Dissenting Shares to the extent that such payments or issuances, in the aggregate, exceed the value of the consideration that otherwise would have been payable or issuable (based on the Acquirer Stock Price) pursuant to Section 1.3(a)(i) upon the exchange of such Dissenting Shares, and any interest, costs, expenses and fees actually incurred by any Indemnified Person in connection with the exercise of any dissenters’ or appraisal rights;
(vii)    any claims by (A) any then-current or former holder or alleged then-current or former holder of any Equity Interests of the Company (including any predecessors), arising out of, resulting from or in connection with (I) the allocation of the Merger Consideration or any portion thereof, or (II) such Person’s status or alleged status as a holder of Equity Interests of the Company (including any predecessors) at any time at or prior to the Closing, (B) any Person to the effect that such Person is entitled to any Equity Interest of Acquirer or the Company or any payment in connection with the Transactions other than as specifically set forth in this Agreement or on the Spreadsheet or (C) any Person with respect to any Company Option Plan or any other plan, policy or Contract providing for compensation to any Person in the form of Equity Interests;
(viii)    any Pre-Closing Taxes to the extent not taken into account in calculating the Company Net Working Capital;
(ix)    the failure of any representation or warranty by any Converting Holder that delivered an Investor Representation Letter to be true and correct as of the date of such Investor Representation Letter;
(x)     those certain matters set forth in Schedule 8.2(a)(x) of the Company Disclosure Letter;
(xi)    adverse tax consequences under Section 409A or 457A of the Code with respect to Company Options, the assumption thereof in accordance with the terms of this Agreement; and
(xii)    any fraud or intentional misrepresentation by or on behalf of the Company or such Converting Holder.
(b)    Materiality standards or qualifications, qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall only be taken into account in determining whether a failure in such representation or warranty, or a breach of such covenant, agreement or obligation, exists, and shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such failure or breach.

8.3    Indemnifiable Damage Threshold; Other Limitations.
(a)    Notwithstanding anything to the contrary contained herein, no Indemnified Person may make a claim against the Escrow Fund in respect of any claim for Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clauses (i), (ii), (iii), (vi) or (vii) of Section 8.2

(a) (other than claims arising out of, resulting from or in connection with (i) fraud or intentional misrepresentation by or on behalf of the Company or such Converting Holder or (ii) any failure of any of the Special Representations (as defined below) to be true and correct as aforesaid) unless and until a Claim Certificate (together with any other delivered Claim Certificates) describing Indemnifiable Damages in an aggregate amount greater than $4,500,000 (the “Basket”) has been delivered, in which case the Indemnified Person may make claims for indemnification, compensation and reimbursement and may receive cash or shares of Acquirer Common Stock from the Escrow Fund for all Indemnifiable Damages (including the amount of the Basket). The Basket shall not apply to any other Indemnifiable Damages or claims therefor.
(b)    If the Merger is consummated, recovery from the Escrow Fund shall constitute the sole and exclusive remedy for the indemnity obligations of each Converting Holder under this Agreement for Indemnifiable Damages (and not specific performance or other equitable remedies) arising out of, resulting from or in connection with the matters listed in clauses (i), (ii), (iii) or (vi) of Section 8.2(a), except (i) in the case of fraud or intentional misrepresentation by or on behalf of the Company or such Converting Holder and (ii) any failure of any of the representations and warranties made by (A) the Company in Section 2.1 (Organization, Standing, Power and Subsidiaries), Section 2.2 (Capital Structure), Section 2.3(a) (Authority; Non-contravention), Section 2.11 (Taxes), or (B) the Company in any certificate delivered to Acquirer pursuant to this Agreement that are within the scope of those covered by the foregoing Sections (collectively, the “Special Representations”) to be true and correct as aforesaid. In addition, from and after the Closing, the indemnification procedures set forth in this Article VIII shall represent the sole and exclusive remedy for all claims by the Indemnified Persons in connection with this Agreement and the transactions contemplated hereby; provided that nothing in this Agreement shall limit the right of any Indemnified Person to (x) specific performance or other equitable remedies or (ii) to pursue remedies under any Stockholder Agreement, Joinder Agreement, Investor Representation Letter, Offer Letter, Non-Competition Agreement or Vesting Agreement. Notwithstanding anything to the contrary contained herein, to the extent an Indemnified Person chooses to recover Indemnifiable Damages arising out of, resulting from or in connection with the matters listed in clause (ix) of Section 8.2(a) from the Escrow Fund, such recovery shall be made against the Pro Rata Portion of the Escrow Fund of the Converting Holder who provided such Investor Representation Letter; provided that the foregoing does shall not limit the right of any Indemnified Person to pursue remedies under such Investor Representation Letter.
(c)    In the case of any claims for Indemnifiable Damages arising out of, resulting from or in connection with the failure of any of the Special Representations to be true and correct as aforesaid or the matters listed in clauses (iv), (v) or (vii)-(xii) of Section 8.2(a) (collectively, “Fundamental Claims”), after Indemnified Persons have exhausted or made claims upon all amounts of cash and/or shares of Acquirer Common Stock held in the Escrow Fund (after taking into account all other claims for indemnification, compensation and reimbursement from the Escrow Fund made by Indemnified Persons), or following the First Escrow Release Date, each Converting Holder shall have Liability for such Converting Holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom, subject to the limitations herein. Notwithstanding anything to the contrary contained herein, the total liability of a Converting Holder for all claims under this Agreement, taken as a whole, other than in the case of fraud or intentional misrepresentation by such Converting Holder (for which total liability shall be uncapped) shall be limited to the aggregate amount of cash and the aggregate number of shares of Acquirer Common Stock actually paid and issued, respectively, to such Converting Holder pursuant to Section 1.3(a) (inclusive of any contribution to the Escrow Fund).
(d)    Notwithstanding anything to the contrary contained herein, (i) no Converting Holder shall have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer, the First Step Surviving Corporation, the Final Surviving Entity or any other Indemnified

Person (based upon such Converting Holder’s position as an officer, director, employee or agent of the Company or otherwise) with respect to any Indemnifiable Damages claimed by any Indemnified Person or any right of subrogation against the Company, the First Step Surviving Corporation or the Final Surviving Entity with respect to any indemnification, compensation or reimbursement of an Indemnified Person by reason of any of the matters set forth in Section 8.2(a), (ii) the rights and remedies of the Indemnified Persons after the Effective Time shall not be limited by (x) any investigation by or on behalf of, or disclosure to (other than in the Company Disclosure Letter with respect to clauses (i) and (ii) of Section 8.2(a), subject to any limitations expressly set forth therein), any Indemnified Person at or prior to the Effective Time regarding any failure, breach or other event or circumstance or (y) any waiver of any condition to the Closing related thereto and (iii) if an Indemnified Person’s claim under this Article VIII may be properly characterized in multiple ways in accordance with this Article VIII such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article VIII.
(e)    All Indemnifiable Damages shall be calculated net of the amount of any actual recoveries actually received by an Indemnified Person prior to the final resolution of the associated claim under any existing insurance policies and contractual indemnification or contribution provisions (in each case, calculated net of any actual collection costs and reserves, expenses, deductibles or premium adjustments or retrospectively rated premiums (as determined in good faith by an Indemnified Person) incurred or paid to procure such recoveries) in respect of any Indemnifiable Damages suffered, paid, sustained or incurred by any Indemnified Person; provided that no Indemnified Person shall have any obligation to seek to obtain or continue to pursue any such recoveries.

8.4    Period for Claims. Except as otherwise set forth in this Section 8.4, the period (the “Claims Period”) during which claims may be made (i) against the Escrow Fund for Indemnifiable Damages arising out of, resulting from or in connection with (A) the matters listed in clauses (i), (ii), (iii), (vi), (vii) or (ix) of Section 8.2(a) (other than with respect to any of the Special Representations or the IP Representations) shall commence at the Closing and terminate at 11:59 p.m. local time on the date that is 15 months following the Closing Date and (B) any failure of any of the representations and warranties made by the Company in Section 2.10 (Intellectual Property) (the “IP Representations”) shall commence at the Closing and terminate at 11:59 p.m. local time on the First Escrow Release Date and (ii) for Indemnifiable Damages arising out of, resulting from or in connection with all other matters, including Fundamental Claims shall commence at the Closing and terminate at 11:59 p.m. local time on the expiration of the applicable statute of limitations for such matter. Notwithstanding anything to the contrary contained herein, such portion of the Escrow Fund at the First Escrow Release Date or Second Escrow Release Date as in the reasonable judgment of Acquirer may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to the Stockholders’ Agent on or prior to the First Escrow Release Date or Second Escrow Release Date shall remain in the Escrow Fund until such claims for Indemnifiable Damages have been resolved or satisfied. Notwithstanding anything to the contrary contained herein, the Claims Period for claims for Indemnifiable Damages arising out of, resulting from or in connection with fraud, intentional misrepresentation or willful conduct shall not be limited. For the avoidance of doubt, it is the intention of the parties hereto that the foregoing respective survival periods supersede any applicable statute of limitations that would otherwise apply.

8.5    Claims.
(a)    During the Claims Period, Acquirer may deliver to the Stockholders’ Agent one or more certificates signed by any officer of Acquirer (each, a “Claim Certificate”):

(i)    stating that an Indemnified Person has incurred, paid, reserved or accrued, or in good faith believes that it may incur, pay, reserve or accrue, Indemnifiable Damages (or that with respect to any Tax matters, that any Tax Authority may raise such matter in audit of Acquirer or its subsidiaries, that could give rise to Indemnifiable Damages);
(ii)    stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount believed by Acquirer in good faith to be incurred, paid, reserved, accrued or demanded by a third party); and
(iii)    specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.
(b)    Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Acquirer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Acquirer by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Stockholders’ Agent or the Converting Holders are materially prejudiced thereby.

8.6    Resolution of Objections to Claims.
(a)    If the Stockholders’ Agent does not contest, by written notice to Acquirer, any claim or claims by Acquirer made in any Claim Certificate within the 30-day period following receipt of the Claim Certificate, then the Escrow Agent shall, upon Acquirer’s direction, distribute to Acquirer an amount of cash and shares of Acquirer Common Stock (taken pro rata from cash and shares of Acquirer Common Stock (based on Acquirer Stock Price) in such proportions as initially deposited in the Escrow Fund at the Closing) from the Escrow Fund having a total value (calculated by reference to the Acquirer Stock Price) equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate.
(b)    If the Stockholders’ Agent objects in writing to any claim or claims by Acquirer made in any Claim Certificate within the 30-day period set forth in Section 8.6(a), Acquirer and the Stockholders’ Agent shall attempt in good faith for 45 days after Acquirer’s receipt of such written objection to resolve such objection. If Acquirer and the Stockholders’ Agent shall so agree, a joint written instruction setting forth such agreement shall be prepared, signed by both parties and delivered to the Escrow Agent. Upon receipt of such instruction, the Escrow Agent shall distribute to Acquirer an amount of cash and shares of Acquirer Common Stock from the Escrow Fund in accordance with the terms of such joint written instruction.
(c)    If no such agreement can be reached during the 45-day period for good faith negotiation set forth in Section 8.6(b), but in any event upon the expiration of such 45-day period, either

Acquirer or the Stockholders’ Agent may bring an arbitration in accordance with the terms of Section 9.11 to resolve the matter. The decision of the arbitrator as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the parties hereto and the Converting Holders, and Acquirer shall be entitled to instruct the Escrow Agent to distribute to Acquirer an amount of cash and shares of Acquirer Common Stock from the Escrow Fund in accordance therewith.
(d)    Judgment upon any determination of an arbitrator may be entered in any court having jurisdiction. The non-prevailing party to an arbitration shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.
(e)    Any portion of the Escrow Fund held by the Escrow Agent following the First Escrow Release Date or Second Escrow Release Date shall be paid by the Escrow Agent to the Paying Agent for further distribution to the Converting Holders within five Business Days following resolution of such claims and in accordance with each such Converting Holder’s Pro Rata Share of such portion of the Escrow Fund (with cash and stock allocations thereof as set forth on the Spreadsheet, it being understood and agreed that Unaccredited Stockholders shall first be paid cash and all other Converting Holders shall contribute their Pro Rata Share of the remainder of the Escrow Fund).

8.7    Stockholders’ Agent.
(a)    At the Closing, Shareholder Representative Services LLC shall be irrevocably constituted and appointed as the Stockholders’ Agent for and on behalf of the Converting Holders by the Converting Holders. The Stockholders’ Agent shall be the agent for and on behalf of the Converting Holders to: (i) execute, as the Stockholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications, under any agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Converting Holder, to or from Acquirer (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Converting Holder individually), (iii) review, negotiate and agree to and authorize Acquirer to reclaim an amount of cash from and/or cancel shares of Acquirer Common Stock held in the Escrow Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article VIII, (iv) object to such claims pursuant to Section 8.6, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Converting Holder or necessary in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) retain or consult with legal counsel, accountants, consultants and other experts selected by it, solely at the cost and expense of the Converting Holders, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions and the transactions contemplated hereby and thereby, (vii) consent or agree to any amendment, supplement to and waiver in respect of this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Converting Holders (other than with respect to the payment and issuance of the Merger Consideration less the Cash Escrow Amount and the Stock Escrow Amount, respectively) in accordance with the terms hereof and in the manner provided herein, (viii) pursuant to Section 1.6, review, negotiate, object to, accept or agree to Acquirer’s calculation of Company Net Working Capital and (ix) take all actions necessary or appropriate in the good faith judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Acquirer, the Merger Subs and their respective Affiliates (including after the Effective Time, the First Step Surviving Corporation, and after the Second Effective Time, the Final Surviving Entity) shall be entitled to rely on the appointment of Shareholder Representative Services LLC as the Stockholders’ Agent and treat such Stockholders’ Agent as the duly appointed attorney-in-fact of each Converting Holder having the duties, power and authority provided for in this Section 8.7. The Converting Holders shall be bound by all actions taken and documents executed by the Stockholders’ Agent in connection with this Article VIII, and Acquirer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Stockholders’ Agent. The Person serving as the Stockholders’ Agent may resign at any time, be removed or replaced from time to time, or if such Person resigns from its position as the Stockholders’ Agent, then a successor may be appointed, by the holders of a majority in interest of the aggregate amount of cash and the aggregate number of shares of Acquirer Common Stock then held in the Escrow Fund (or, in the event that there is no cash then held in the Escrow Fund by the Converting Holders collectively having a Pro Rata Share greater than 50%) upon not less than 30 days’ prior written notice to Acquirer. No bond shall be required of the Stockholders’ Agent, and it shall not be paid any compensation other than pursuant to that certain Engagement Agreement to be entered into by and among Shareholder Representative Services LLC, the Company and certain of the Converting Holders (the “Engagement Agreement”). After the Closing, notices or communications, in writing, to or from the Stockholders’ Agent shall constitute notice to or from each of the Converting Holders.
(b)    The Stockholders’ Agent shall not be liable for any act done or omitted hereunder as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Converting Holders shall severally but not jointly based on each Converting Holder’s Pro Rata Share indemnify and defend the Stockholders’ Agent and hold it harmless against any loss, liability damage, claim, penalty, fine, forfeiture, action, fee, cost or expense (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of, resulting from or in connection with the acceptance or administration of its duties hereunder, in each case as such Representative Loss is suffered or incurred; provided that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or bad faith of the Stockholders’ Agent, the Stockholders’ Agent will reimburse the Converting Holders the amount of such indemnified Representative Loss attributable to such gross negligence or bad faith. If not paid directly to the Stockholders’ Agent by the Converting Holders, such Representative Losses may be recovered by the Stockholders’ Agent from the Expense Fund and/or the portion of the Escrow Fund otherwise distributable to the Converting Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) on or after the Second Escrow Release Date pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Converting Holders according to their respective Pro Rata Shares of such Representative Losses; provided that while this section allows the Stockholders’ Agent to be paid from the Expense Fund or the Escrow Fund, this does not relieve the Converting Holders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholders’ Agent from seeking any remedies available to it at law or otherwise.
(c)    After the Closing, any notice or communication, in writing, given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent, in writing that is within the scope of the Stockholders’ Agent’s authority under Section 8.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Converting Holders and shall be final, binding and conclusive upon each such Converting Holder; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Agent in writing as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Converting Holder. Acquirer, the Merger Subs, the First Step Surviving Corporation, the Final Surviving Entity and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Agent in writing.
(d)    The Stockholders’ Agent shall have reasonable access during regular business hours to information about the Final Surviving Entity as is reasonably requested by the Stockholders’ Agent in the performance of its duties hereunder and the reasonable assistance of the officers and employees of the Final Surviving Entity during regular business hours for purposes of performing its duties and exercising its rights under this Article VIII, provided that the Stockholders’ Agent shall treat confidentially and not disclose any nonpublic information from or about the Final Surviving Entity or Acquirer to anyone except (i) as required by Applicable Law, or (ii) on a need to know basis (A) to its employees and professional advisors under similar duties of confidentiality, (B) to those Converting Holders that sign the Engagement Agreement and who are part of the Stockholders’ Agent Advisory Committee (as defined in the Engagement Letter) and (C) to any other individuals approved by Acquirer in writing in advance, in each case who agree in writing to treat such information confidentially.
(e)    Immediately prior to the Closing, the Company will wire to the Stockholders’ Agent an amount to be determined by the Board in its reasonable discretion prior to the Closing (the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the Stockholders’ Agent for, any third party expenses pursuant to this Agreement. The Converting Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Agent will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or bad faith. As soon as practicable following the completion of all of the Stockholders’ Agent’s responsibilities hereunder, the Stockholders’ Agent will deliver the balance of the Expense Fund to the Paying Agent for further distribution to the Company Securityholders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Company Securityholders at the time of Closing. For the avoidance of doubt, to the extent any portion of the Expense Fund remains unpaid as of the Closing, such portion will be included as a Transaction Expense.

8.8    Third-Party Claims. In the event that Acquirer becomes aware of a third-party claim or demand (including a threat in writing of such), or is served with a third-party complaint, counterclaim or cross-claim in litigation (collectively, a “Third-Party Claim”) that Acquirer reasonably believes may result in a claim for indemnification under this Agreement, Acquirer shall promptly notify the Stockholders’ Agent in the relevant Claim Certificate (or amendment thereof) of such Third-Party Claim and (subject to any applicable confidentiality or privacy obligations or law) the identity of the person or party asserting such claim or demand; provided that the failure to give prompt notice shall not affect the indemnification provided hereunder except if and to the extent the Stockholders’ Agent, on behalf of the Company Securityholders, has been actually and materially prejudiced as a result of such failure. The Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents does not affect any claim of privilege relating to any Indemnified

Person, and subject to execution by the Stockholders’ Agent of Acquirer’s (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials contain confidential or propriety information. The Stockholders’ Agent, on behalf of the Converting Holder (or, in the event indemnification is being sought hereunder directly from a Converting Holder, such Converting Holder), shall, at the sole expense of the Converting Holders, be entitled to participate in any defense of such Third-Party Claim; provided that Acquirer shall have the right in its sole discretion to determine and conduct the defense of any Third-Party Claims. Acquirer shall be entitled to settle such Third-Party Claim without the consent of the Stockholders’ Agent; provided that any settlement of a Third-Party Claim without the consent of the Stockholders’ Agent shall not be determinative of any indemnification Claim that may be made hereunder resulting from such Third-Party Claim. In the event that the Stockholders’ Agent has consented to the amount of any settlement or resolution by Acquirer of any such claim, neither the Stockholders’ Agent nor any Converting Holder shall have any power or authority to object under this Article VIII to the amount of any claim by or on behalf of any Indemnified Person against the Escrow Fund for indemnity with respect to such settlement or resolution. Notwithstanding anything to the contrary contained herein, if there is a Third-Party claim that if adversely determined would give rise to a right of recovery for Indemnifiable Damages hereunder that is either, (a) not otherwise subject to a settlement or other adjudication that is consented to in writing by the Stockholders’ Agent (or, in the event indemnification is being sought hereunder directly from a Converting Holder, by such Converting Holder) or (b) is not otherwise determined to constitute Indemnifiable Damages hereunder, then 50% of any amounts incurred by the Indemnified Persons in defense of such Third-Party Claim, shall be deemed Indemnifiable Damages and shall be borne by the Indemnifying Parties in accordance with this Article VIII and the remaining 50% of such amounts shall be borne by the Indemnified Persons.

8.9    Treatment of Indemnification Payments. Acquirer, the Stockholders’ Agent and the Converting Holders agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article VIII as adjustments to the Merger Consideration for all Tax purposes to the maximum extent permitted by Applicable Law.

ARTICLE IX
GENERAL PROVISIONS

9.1    Survival of Representations, Warranties and Covenants. If the Merger is consummated, the representations and warranties made herein, in the Company Disclosure Letter (including any exhibit to or schedule of the Company Disclosure Letter), and in the other certificates contemplated by this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is 15 months following the Closing Date; provided that, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, (i) the IP Representations will remain operative and in full force and effect until the First Escrow Release Date and (ii) the Special Representations other than the IP Representations will remain operative and in full force and effect until the expiration of the applicable statute of limitations for such matter for claims that seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with a failure in such representations or warranties; provided, further, that no right to indemnification pursuant to Article VIII in respect of any claim that is set forth in a Claim Certificate delivered to the Stockholders’ Agent on or prior to the expiration of such representations and warranties shall be affected by such expiration; provided, further, that such expiration shall not affect the rights of any Indemnified Person under Article VIII or otherwise to seek recovery of Indemnifiable Damages arising out of, resulting from or in connection with any fraud or intentional misrepresentation until the expiration of the applicable statute of limitations. If the Merger is consummated, the representations and warranties made by Acquirer herein and in the other certificates contemplated by this Agreement shall expire and be of no further force or effect as of the Closing. If the

Merger is consummated, all covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing; provided that no right to indemnification pursuant to Article VIII in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation.

9.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with automated confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):
(i)    if to Acquirer or the Merger Subs, to:
Pandora Media, Inc.
2100 Franklin St. Suite 700
Oakland, CA 94612
Attention: General Counsel
Facsimile No.:  (510) 593-2729
Telephone No.:  (510) 593-2729
with a copy (which shall not constitute notice) to:
Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Attention:     Kris Withrow
        Luis Bacalao
Facsimile No.: (650) 938-5200
Telephone No.: (650) 988-8500
(ii)    if to the Company, to:
Ticketfly, Inc.
111 Townsend Street
San Francisco, CA 94107
Attention: Lisa C. Berry, VP Business Affairs
Facsimile No.:  (415) 520-6687
Telephone No.:  (415) 798-2393
with a copy (which shall not constitute notice) to:
Silicon Legal Strategy, A Professional Corporation
90 New Montgomery Street, Suite 500
San Francisco, CA 94105
Attention: Andre Gharakhanian
Facsimile No.:  (415) 520-6572
Telephone No.:  (415) 230-0870

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attention: Steven J. Tonsfeldt
Facsimile No.:  (650) 473-2601
Telephone No.:  (650) 473-2600
(iii)    If to the Stockholders’ Agent, to:
Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Facsimile No.:  (303) 623-0294
Telephone No.:  (303) 648-4085
with a copy (which shall not constitute notice) to:
Silicon Legal Strategy, A Professional Corporation
90 New Montgomery Street, Suite 500
San Francisco, CA 94105
Attention: Andre Gharakhanian
Facsimile No.:  (415) 520-6572
Telephone No.:  (415) 230-0870
O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025
Attention: Steven J. Tonsfeldt
Facsimile No.:  (650) 473-2601
Telephone No.:  (650) 473-2600
Any notice given as specified in this Section 9.2 (i) if delivered personally or sent by facsimile transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service or mailed by registered or certified mail (return receipt requested) shall conclusively be deemed to have been received on the third Business Day after the post of the same.

9.3    Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Law, such reference is to such Contract, instrument or Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Law) by succession of comparable successor Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively,

(iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to any person include the successors and permitted assigns of that person, (vi) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (vii) the phrases “provide to” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (viii) the phrase “made available to” and phrases of similar import means, with respect to any information, document or other material of Acquirer or the Company, that such information, document or material was made available for review and properly indexed by the Company or Acquirer, respectively, and its Representatives in the virtual data room established by Acquirer or the Company, respectively, in connection with this Agreement at least 48 hours prior to the execution of this Agreement, and (ix) references to “fraud”, “intentional misrepresentation”, “willful breach” and words of similar import or meaning shall be read in all cases to include the element of scienter. The symbol “$” refers to United States Dollars. The exchange rate for any currency in this agreement is the applicable exchange rate applied by a financial institution used by Acquirer on the date that is three Business Days prior to the Closing Date. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” References to a Person are also to its permitted successors and assigns. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the tenth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.

9.4    Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided that after the Company Stockholder Approval is obtained, no amendment shall be made to this Agreement that by Applicable Law requires further approval by the Company Stockholders without such further approval. To the extent permitted by Applicable Law, Acquirer and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Stockholders’ Agent.

9.5    Extension; Waiver. At any time at or prior to the Closing, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto owed to such party, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. At any time after the Closing, Acquirer and the Stockholders’ Agent may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such party, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (C) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (I) prior to the Closing with respect to the Company and/or the Company Securityholders, signed by the Company, (II) after the Closing with respect to the Converting Holders and/or the Stockholders’ Agent, signed by the Stockholders’ Agent and (III) with respect to Acquirer and/or the Merger Subs, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.

9.6    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.

9.7    Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article VIII is intended to benefit the Indemnified Persons).

9.8    Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer and/or the Merger Subs may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Acquirer and/or the Merger Subs, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.9    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.10    Remedies Cumulative; Specific Performance. Except as otherwise provided herein, including Article VIII, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that, subject to Section 8.3(b), the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein.

9.11    Arbitration; Submission to Jurisdiction; Consent to Service of Process.
(a)    IN THE EVENT THAT A RESOLUTION IS NOT REACHED AMONG THE PARTIES HERETO WITHIN 60 DAYS AFTER WRITTEN NOTICE OF A DISPUTE, THE DISPUTE SHALL BE FINALLY SETTLED BY BINDING ARBITRATION IN SAN FRANCISCO, CALIFORNIA. SUCH ARBITRATION SHALL BE CONDUCTED IN ENGLISH IN ACCORDANCE WITH THE RULES OF THE AMERICAN ARBITRATION ASSOCIATION BY ONE ARBITRATOR APPOINTED IN ACCORDANCE WITH SUCH RULES. THE ARBITRATOR SHALL ALLOW SUCH DISCOVERY AS IS APPROPRIATE TO THE PURPOSES OF ARBITRATION IN ACCOMPLISHING A FAIR, SPEEDY AND COST-EFFECTIVE RESOLUTION OF THE DISPUTE. THE ARBITRATOR SHALL REFERENCE THE FEDERAL RULES OF CIVIL PROCEDURE THEN IN EFFECT IN SETTING THE SCOPE AND TIMING OF DISCOVERY. THE AWARD OF ARBITRATION SHALL BE FINAL AND BINDING UPON THE PARTIES HERETO. THE ARBITRATOR WILL AWARD TO THE PREVAILING PARTY ALL COSTS, FEES AND EXPENSES RELATED TO THE ARBITRATION, INCLUDING REASONABLE FEES AND EXPENSES OF ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONALS INCURRED BY THE PREVAILING PARTY, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.
(b)    Subject to the foregoing, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of California and the Federal courts of the United States of America located in the State of California, the place where this Agreement was entered and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a California State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.2 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of San Francisco, California. A party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 9.11. The appointment of an arbitrator does not preclude a party hereto from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.

9.12    Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of California without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction; provided that any matters related to the effectiveness of the Merger shall be governed by the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

9.13    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

9.14    Waiver. Acquirer agrees, on its own behalf and on behalf of the Indemnified Persons, that, following the Closing, Silicon Legal Strategy and O’Melveny & Myers LLP may serve as counsel to the Stockholders’ Agent, the Company Securityholders as of immediately prior to the Effective Time and any of their respective Affiliates in connection with any matters related to this Agreement and the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby notwithstanding any representation by Silicon Legal Strategy or O’Melveny & Myers LLP prior to the Effective Time of the Company and/or any of its Subsidiaries. Acquirer (on behalf of itself and its subsidiaries) and the Merger Subs hereby (a) waive any claim they have or may have that either Silicon Legal Strategy or O’Melveny & Myers LLP has a conflict of interest or is otherwise prohibited from engaging in such representation and (b) agree that, in the event that a dispute arises after the Effective Time between any Indemnified Person, on the one hand, and the Stockholders’ Agent or any Company Securityholder, on the other hand, or any of their respective Affiliates, Silicon Legal Strategy and/or O’Melveny & Myers LLP may represent such Company Securityholders and the Stockholders’ Agent and any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to Acquirer, the First Step Surviving Corporation or the Final Surviving Entity or their respective subsidiaries and even though Silicon Legal Strategy or O’Melveny & Myers LLP may have represented the Company or its Subsidiaries in a matter substantially related to such dispute. In the event that a dispute arises between Acquirer, the First Step Surviving Corporation, the Final Surviving Entity or any of their respective Subsidiaries and a third party other than the Stockholders’ Agent or any of the Company Securityholders or any of their respective Affiliates after the Effective Time, Acquirer, the First Step Surviving Corporation, the Final Surviving Entity and their respective subsidiaries may assert the attorney-client privilege to prevent disclosure of confidential communications by Silicon Legal Strategy or O’Melveny & Myers LLP to such third party; provided that none of Acquirer, First Step Surviving Corporation, Final Surviving Entity nor any such subsidiary may waive such privilege without the prior written consent of the Stockholders’ Agent.
[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, Acquirer, the Merger Subs, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

PANDORA MEDIA, INC.

By:	/s/ Stephen Bené
Stephen Bené
General Counsel and Corporate Secretary

TENNESSEE ACQUISITION SUB I, INC.

By:	/s/ Jeremy Liegl
Jeremy Liegl
Secretary

TENNESSEE ACQUISITION SUB II, INC.

By:	/s/ Jeremy Liegl
Jeremy Liegl
Manager

IN WITNESS WHEREOF, Acquirer, the Merger Subs, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

TICKETFLY, INC.

By:	/s/ Andrew Dreskin
Andrew Dreskin
Chief Executive Officer

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

IN WITNESS WHEREOF, Acquirer, the Merger Subs, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SHAREHOLDER REPRESENTATIVE SERVICES LLC,
SOLELY IN ITS CAPACITY AS STOCKHOLDERS' AGENT

By:	/s/ Sam Riffe
Sam Riffe
Executive Director

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A
Definitions
As used herein, the following terms shall have the meanings indicated below:
“Accredited Stockholder” means (i) a Converting Holder who has completed and delivered an Investor Representation Letter indicating his/her/its status as an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act or (ii) is determined by Acquirer in its reasonable discretion to be an “accredited investor” as such term is defined in Rule 501(a) under the Securities Act.
“Acquirer Common Stock” means the Common Stock, par value $0.0001 per share, of Acquirer.
“Acquirer Options” means options to purchase shares of Acquirer Common Stock.
“Acquirer Stock Price” means $19.40.
“Acquisition Proposal” means, with respect to the Company, any agreement, offer, proposal or bona fide indication of interest (other than this Agreement or any other offer, proposal or indication of interest by Acquirer), or any public announcement of intention to enter into any such agreement or of (or intention to make) any offer, proposal or bona fide indication of interest, relating to, or involving: (i) any acquisition or purchase from the Company, or from the Company Stockholders, by any Person or Group of a greater than 10% interest (other than pursuant to (A) the exercise of Company Options or Company Warrants that were outstanding as of the Agreement Date or (B) the Conversion Election) in the total outstanding voting securities of the Company and/or any Subsidiary or any merger, consolidation, business combination or similar transaction involving the Company or any Subsidiary, (ii) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition, or disposition of more than 10% of the assets (measured by fair market value) of the Company or any Subsidiary, taken as a whole, in any single transaction or series of related transactions, (iii) any liquidation, dissolution, recapitalization or other significant corporate reorganization of the Company, or any extraordinary dividend, whether of cash or other property or (iv) any other transaction outside of the ordinary course of business consistent with past practice the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Merger or the other Transactions.
“Adjusted Net Cash Target” means (i) the Closing Net Cash Target less (ii) the Closing Net Cash Shortfall, if any, plus (iii) the Closing Net Cash Surplus, if any.
“Adjusted Net Working Capital Target” means (i) the Closing Net Working Capital Target less (ii) the Closing Net Working Capital Shortfall, if any, plus (iii) the Closing Net Working Capital Surplus, if any.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person, including any general partner, managing member, officer or director of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person, in each case as of the date on which, or at any time during the period for which, the determination of affiliation is being made. For purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities or by Contract or otherwise.
“Aggregate Exercise Price” means the sum of the exercise prices of all Vested Company Options and all Company Warrants that are being cashed out at the Effective Time in accordance with the terms of Section 1.3(a)(iii), and that, in each case, are unexpired, unexercised and outstanding as of immediately prior to the Effective Time and that are included in the Fully-Diluted Common Stock.
“Anti-Corruption Law” means any Applicable Law relating to anti-bribery or anti-corruption (governmental or commercial), including the Foreign Corrupt Practices Act of 1977, as amended, and any other Applicable Law that prohibits the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Person, including any Government Official.
“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Orders applicable to such Person or such Person’s Affiliates or to any of their respective assets, properties or businesses.
“Business” means the business of the Company as currently conducted.
“Business Day” means a day (i) other than Saturday or Sunday and (ii) on which commercial banks are open for business in San Francisco, California.
“Cash Consideration” means $225,000,000 in cash, less (i) an amount in cash equal to 50% of the Closing Net Working Capital Shortfall, if any, plus (ii) an amount in cash equal to 50% of the Closing Net Working Capital Surplus, if any, less (iii) an amount in cash equal to 50% of the Closing Net Cash Shortfall, if any, plus (iv) an amount in cash equal to 50% of the Closing Net Cash Surplus, if any, less (v) an amount in cash equal to 50% of any Transaction Expenses that are incurred but unpaid as of the Closing less (vi) an amount in cash equal to the Cash-Out Amount.
“Cash Escrow Amount” means $28,125,000 in cash.
“Cash-Out Amount” means the Unaccredited Stockholder Cash-Out Amount plus the Unassumed Option Cash-Out Amount plus the Warrant Cash-Out Amount.
“Cash-Out Per Share Consideration” means the sum of (i) the Preliminary Common Per Share Cash Consideration plus (ii) the product of (A) the Preliminary Common Per Share Stock Consideration multiplied by (B) the Acquirer Stock Price.
“CCC” means the California Corporations Code.
“Closing Net Cash Shortfall” means, the amount, if any, by which (i) the Closing Net Cash Target exceeds (ii) the Company Net Cash as set forth in the Company Closing Financial Certificate.
“Closing Net Cash Surplus” means the amount, if any, by which (i) the Company Net Cash as set forth in the Company Closing Financial Certificate exceeds (ii) the Closing Net Cash Target.

“Closing Net Cash Target” means $50,000,000.
“Closing Net Working Capital Shortfall” means the amount, if any, by which the Closing Net Working Capital Target exceeds Company Net Working Capital as set forth in the Company Closing Financial Certificate.
“Closing Net Working Capital Surplus” means the amount, if any, by which the Company Net Working Capital exceeds Closing Net Working Capital Target as set forth in the Company Closing Financial Certificate.
“Closing Net Working Capital Target” means $10,500,000.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Per Share Cash Consideration” means (i) the Cash Consideration divided by (ii) (A) the Fully-Diluted Common Stock less (B) Total Cash-Out Shares.
“Common Per Share Stock Consideration” means (i) the Stock Consideration divided by (ii) (A) the Fully-Diluted Common Stock less (B) Total Cash-Out Shares.
“Company Capital Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.
“Company Cash” means cash and cash equivalents held by the Company and TCSI (x) as defined by and determined in accordance with GAAP (i) including, (A) to the extent consistent with GAAP, investment securities with original maturities of 90 calendar days or less, (B) all undeposited checks issued to the Company and TCSI, (C) the Aggregate Exercise Price, and (D) to the extent not deemed to be cash or a cash equivalent for purposes of GAAP, all restricted cash of the Company and TCSI, and (ii) excluding (A) any amounts (current or non-current) that are due to promoters or otherwise used for settlement, whether in line items that are marked due to promoters or line item 2030 of the Company’s balance sheet (the “Promoter Cash”) and (B) restricted cash with respect to the acquisition of certain assets of WillCall, Inc. (the “WillCall Restricted Cash”). In the event that Acquirer has requested that the Company pay any severance or other termination expense to a Terminated Employee prior to the Effective Time and such cash has been paid prior to the Effective Time, an equivalent amount of cash shall be deemed to be added back to the cash balance for purposes of the Company Cash calculation.
“Company Closing Financial Certificate” means a certificate executed by the Chief Financial Officer of the Company dated as of the Closing Date, certifying, as of the Closing, the amount of (i) Company Net Working Capital (including (A) the Company’s balance sheet as of the Closing prepared on a consistent basis with the Company Balance Sheet, (B) an itemized list of each element of the Company’s consolidated current assets and (C) an itemized list of each element of the Company’s consolidated total current liabilities), (ii) Company Cash (including a calculation of Promoter Cash or amounts otherwise used for settlement and the items specified as constituent components of the definition thereof), (iii) total Company Debt (including an itemized list of each Company Debt with a description of the nature of such Company Debt and the Person to whom such Company Debt is owed) and (iv) any Transaction Expenses that are incurred but unpaid.
“Company Common Stock” means the common stock, par value of $0.0001 per share, of the Company.

“Company Debt” means, without duplication: (i) all obligations (including the principal amount thereof or, if applicable, the accreted amount thereof and the amount of accrued and unpaid interest thereon) of the Company and each Subsidiary, whether or not represented by bonds, debentures, notes or other securities (whether or not convertible into any other security), for the repayment of money borrowed, whether owing to banks or financial institutions or otherwise, (ii) all outstanding reimbursement obligations of the Company and each Subsidiary with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company or any Subsidiary, (iii) all obligations of the Company and each Subsidiary under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (iv) all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing on prepayment (regardless if any of such are actually paid), as a result of the consummation of the Transactions or in connection with any lender consent, (v) all obligations of the Company and each Subsidiary, including any contingent payments or obligations, pursuant to purchase agreements or merger agreements (other than this Agreement) to which the Company is a party, and (vi) all guaranties, endorsements, assumptions and other contingent obligations of the Company and each Subsidiary in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (i) through (v) appertaining to third parties.
“Company Net Cash” means (i) Company Cash less (ii) Company Debt.
“Company Net Working Capital” means (i) the Company’s consolidated total current assets as of the Closing (as defined by and determined in accordance with GAAP and using the methodology reflected in Schedule G) less (ii) the Company’s consolidated total current liabilities as of the Closing (as defined by and determined in accordance with GAAP and using the methodology reflected in Schedule G). For purposes of calculating Company Net Working Capital, the Company’s current assets shall (regardless of whether they would be treated as a current asset under GAAP as applied in the Company Balance Sheet) include the accounts designated as Client Signing Bonuses as of the Closing, but exclude Company Cash, Promoter Cash, WillCall Restricted Cash, deferred Tax assets and any intercompany assets. For purposes of calculating Company Net Working Capital, the Company’s current liabilities shall (regardless of whether they would be treated as a current liability under GAAP as applied in the Company Balance Sheet) (A) include, without duplication, (I) all Liabilities for vacation, paid time off and performance or other bonuses accrued by or for the Company’s employees as of the Closing and (II) to the extent not paid prior to Closing, all Liabilities for item 2 in Schedule 2.4(b)(iii) of the Company Disclosure Letter including associated employer payroll taxes and (B) exclude (I) all Company Debt, (II) all Liabilities for Transaction Expenses that are incurred but unpaid as of the Closing, (III) current liabilities directly associated with Promoter Cash and (IV) any intercompany Liabilities. In the event that the Company shall be required to accrue for any severance or other termination expense requested by Acquirer to be paid by the Company to a Designated Employee prior to the Effective Time, the amount of such accrued severance or other termination expenses shall not be included in the Company’s current liabilities for purposes of calculating Company Net Working Capital.
“Company Option Plan” means, collectively, each stock option plan, program or arrangement of the Company.
“Company Optionholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of Company Options outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of Company Options outstanding as of immediately prior to the Effective Time.
“Company Options” means options to purchase shares of Company Common Stock.

“Company Preferred Stock” means, collectively, the Company Series A Stock, the Company Series B Stock, the Company Series C Stock and the Company Series D Stock.
“Company RSUs” means restricted stock units granted under the Company’s Option Plan.
“Company Securityholders” means, collectively, the Company Stockholders, Company Optionholders, holders of Company RSUs and Company Warrantholders.
“Company Series A Stock” means the Series A Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series B Stock” means the Series B Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series C Stock” means the Series C Preferred Stock, par value $0.0001 per share, of the Company.
“Company Series D Stock” means the Series D Preferred Stock, par value $0.0001 per share, of the Company.
“Company Stockholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of shares of Company Capital Stock outstanding as of immediately prior to the Effective Time.
“Company Transaction Documents” means this Agreement and each other Transaction Document to which the Company is or will be a party.
“Company Warrantholders” means (i) with respect to any time before the Effective Time, collectively, the holders of record of Company Warrants outstanding as of such time and (ii) with respect to any time at or after the Effective Time, collectively, the holders of record of Company Warrants outstanding as of immediately prior to the Effective Time.
“Company Warrants” means, collectively, warrants to purchase shares of Company Common Stock, Company Series A Stock, Company Series B Stock and Company Series D Stock.
“Continuing Employees” means the employees of the Company or any Subsidiary (excluding Named Employees) who remain employees of the First Step Surviving Corporation or Final Surviving Entity or become employees of Acquirer or one of its subsidiaries as of immediately after the Effective Time.
“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect, including all amendments, supplements, exhibits and schedules thereto.
“Converting Holders” means Company Stockholders (other than those Company Stockholders all of whose shares of Company Capital Stock constitute Dissenting Shares) as of immediately prior to the Effective Time.

“Delaware LLC Act” means the Limited Liability Company Act of the State of Delaware.
“Designated Employee” means a Company employee who Acquirer has requested not continue their employment with the Company.
“DGCL” means the General Corporation Law of the State of Delaware.
“Dissenting Shares” means any shares of Company Capital Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which appraisal or dissenters’ rights shall have been perfected, and not waived, withdrawn or lost, in accordance with the DGCL or the CCC in connection with the Merger.
“Encumbrance” means, with respect to any asset, any mortgage, easement, encroachment, equitable interest, right of way, deed of trust, lien (statutory or other), pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, community property interest, adverse claim of title, ownership or right to use, right of first refusal, restriction or other encumbrance of any kind in respect of such asset (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset).
“Environmental, Health and Safety Requirements” means all Applicable Law concerning or relating to worker/occupational health and safety, or pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now in effect.
“Equity Interests” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, joint venture or equity interest in, such Person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or giving any Person any right or entitlement to acquire any such capital stock or other ownership, partnership, joint venture or equity interest, in all cases, whether vested or unvested.
“Escrow Amount” means the Cash Escrow Amount and the Stock Escrow Amount.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Ratio” means the sum of (i) (A) the Common Per Share Cash Consideration divided by (B) the Acquirer Stock Price plus (ii) the Common Per Share Stock Consideration.
“Excluded Company Options” means up to 4,637,169 Unvested Company Options held by Named Employees or Continuing Employees that were Unvested Company Options as of August 11, 2015 and that remain Unvested Company Options as of immediately prior to the Closing.
“Excluded Company RSUs” means any unvested Company RSUs (other than the Promised Equity) that are issued by the Company following the Agreement Date in accordance with the terms of Section 4.2(e).

“Final Net Cash” means the Company Net Cash as finally determined pursuant to Section 1.6(b), Section 1.6(d) and/or Section 1.6(e), as the case may be.
“Final Net Working Capital” means the Company Net Working Capital as finally determined pursuant to Section 1.6(b), Section 1.6(d) and/or Section 1.6(e), as the case may be.
“Final Shortfall” means (i) if the Acquirer Notice objects to Company Net Working Capital only, then if Final Net Working Capital is less than the Adjusted Net Working Capital Target, an amount equal to such difference, (ii) if the Acquirer Notice objects to Company Net Cash only, then if the Final Net Cash is less than the Adjusted Net Cash Target, an amount equal to such difference and (iii) if the Acquirer Notice objects to both Company Net Working Capital and Company Net Cash, then if (A) the sum of the Final Net Working Capital plus the Final Net Cash is less than (B) the sum of the Final Net Working Capital Target less Final Net Cash Target, an amount equal to such difference.
“Final Surplus” means (i) if the Acquirer Notice objects to Company Net Working Capital only, then if Final Net Working Capital is greater than the Adjusted Net Working Capital Target, an amount equal to such difference, (ii) if the Acquirer Notice objects to Company Net Cash only, then if the Final Net Cash is greater than the Adjusted Net Cash Target, an amount equal to such difference and (iii) if the Acquirer Notice objects to both Company Net Working Capital and Company Net Cash, then if (A) the sum of the Final Net Working Capital plus the Final Net Cash is greater than (B) the sum of the Final Net Working Capital Target less Final Net Cash Target, an amount equal to such difference.
“Fully-Diluted Common Stock” means the sum, without duplication, of (i) the aggregate number of shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time (after giving effect to the conversion of all shares of Company Preferred Stock into shares of Company Common Stock pursuant to the Conversion Election) and (ii) the aggregate number of shares of Company Common Stock that are issuable upon the exercise of (x) Company Warrants (after the effect to the Conversion Election if applicable), (y) Company Options (other than the Excluded Company Options), Company RSUs (other than the Excluded Company RSUs) or other direct or indirect rights to acquire shares of Company Common Stock, in each case that are issued and outstanding immediately prior to the Effective Time and (z) any Promised Equity.
“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances of the date of determination, consistently applied.
“Government Official” means (i) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Entity, (ii) any political party, political party official or candidate for political office, (iii) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Entity or (iv) any official, employee, agent or representative of, or any Person acting in an official capacity for or on behalf of, a public international organization.
“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other Government Official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory, Tax Authority or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).
“Group” has the meaning ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations thereunder and related case law.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“IRS” means the United States Internal Revenue Service.
“knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (i) an individual, if used in reference to an individual or (ii) with respect to any Person that is not an individual, the executive officers of such Person, and with respect to the Company, in addition to the executive officers of the Company, the Named Employees; provided that any executive officer or Named Employee, as applicable, will be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could be obtained from reasonable inquiry of such executive officer’s or Named Employee’s direct subordinates or reports.
“Legal Proceeding” means any private or governmental action, inquiry, claim, counterclaim, proceeding, suit, hearing, litigation, audit or investigation, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.
“Liabilities” (and, with correlative meaning, “Liability”) means all debts, liabilities, commitments and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, liquidated or unliquidated, asserted or unasserted, known or unknown, whenever or however arising, including those arising under Applicable Law or any Legal Proceeding or Order of a Governmental Entity and those arising under any Contract, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.
“Material Adverse Effect” with respect to any Person means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether such Effect constitutes a failure in the representations or warranties made by, or a breach of the covenants, agreements or obligations of, such Person herein, is, or would reasonably be likely to be or become, materially adverse in relation to the financial condition, assets (including intangible assets), Liabilities, business, operations or results of operations of such Person and its subsidiaries, taken as a whole, except to the extent that any such Effect directly results from: (A) changes in general economic conditions, (B) changes affecting the industry generally in which such Person operates, (C) changes in GAAP, (D) changes in political or social conditions generally, including acts of war, sabotage or terrorism, or military actions, or any escalation or worsening thereof, (E) changes in Applicable Law or regulatory policies, including any rate or tariff, or (F) any actions taken by the Company as required by the terms and conditions of this Agreement or any failure to take any action as a result of the restrictions set forth in this Agreement (and for which Acquirer’s consent had been requested and refused) or any action taken or not taken at the written direction or request of Acquirer; provided that in the case of each of clauses (B)-(E) such Effects do not have a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to other companies operating in the industries or geographies in which the Company and each of its Subsidiaries operate).

“Merger Consideration” means the Cash Consideration plus the Stock Consideration plus the Cash-Out Amount.
“Mini-Escrow Fund” means, immediately prior to the First Escrow Release Date, a portion of the Escrow Fund (other than amounts retained pursuant to Section 8.1(b) to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages (not including amounts retained for claims resulting from or in connection with clause (x) of Section 8.2(a))) equal to $6,250,000 in cash and 322,165 shares of Acquirer Common Stock less that portion of the Escrow Fund, which prior to the First Escrow Release Date was used to satisfy resolved claims for Indemnifiable Damages, or retained pursuant to Section 8.1(b) to satisfy unresolved or unsatisfied claims for Indemnifiable Damages, in each case arising out of, resulting from or in connection with clause (x) of Section 8.2(a) (or, if the Escrow Fund has been reduced below such amount, an amount equal to the Escrow Amount less that portion of the Escrow Fund, which prior to the First Escrow Date was used to satisfy resolved claims for Indemnifiable Damages for matters not in connection with clause (x) of Section 8.2(a)).
“NYSE” means the New York Stock Exchange or any successor thereto.
“Order” means any judgment, writ, decree, stipulation, determination, decision, award, rule, preliminary or permanent injunction, temporary restraining order or other order.
“Permitted Encumbrances” means: (i) statutory liens for Taxes that are not yet due and payable or liens for Taxes being contested in good faith by any appropriate proceedings for which adequate reserves have been established, (ii) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Applicable Law, (iv) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, (v) liens in favor of customs and revenue authorities arising as a matter of Applicable Law to secure payments of customs duties in connection with the importation of goods, (vi) non-exclusive object code licenses of software by the Company in the ordinary course of business consistent with past practice on its standard unmodified form of end user agreement (a copy of which has been made available to Acquirer), (vii) with respect to Company securities, any restriction on transfer imposed by applicable federal and state securities laws and (viii) such imperfections of title and encumbrances, if any, which are not material in character, amount or extend, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.
“Person” means any natural person or entity, including a company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or Governmental Entity (or any department, agency, or political subdivision thereof).
“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or prior to the Closing Date.
“Pre-Closing Taxes” means any (i) Taxes of the Company or any Subsidiary for a Taxable period (or portion thereof) ending on or prior to the Closing Date and (ii) any Taxes of any other Person for which the Company or any Subsidiary is liable if the agreement, event or occurrence giving rise to such Liability occurred on or before the Closing Date. For clarity, Pre-Closing Taxes includes any payroll Taxes or other Taxes of the Company or any Subsidiary arising in connection with any payment required pursuant to, or arising as a result of, this Agreement or the Transactions, whether or not such Taxes are due and payable as of the Closing Date. In the case of any Taxes of the Company that are imposed on a periodic basis and that are payable for a Taxable period that includes (but does not end on) the Closing Date, such Taxes shall (i) in the case of property, ad valorem or other Taxes that accrue based upon the passage of time, be deemed to be Pre-Closing Taxes in an amount equal to the amount of such Taxes for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period through and including the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any other Taxes, be deemed to be Pre-Closing Taxes in an amount equal to the amount of Taxes that would be payable if the relevant Taxable period ended on the Closing Date. Any credits relating to a Taxable period that includes (but does not end on) the Closing Date shall be taken into account as though the relevant Taxable period ended on the Closing Date.
“Preliminary Cash Consideration” means $225,000,000 in cash, less (i) an amount in cash equal to 50% of the Closing Net Working Capital Shortfall, if any, plus (ii) an amount in cash equal to 50% of the Closing Net Working Capital Surplus, if any, less (iii) an amount in cash equal to 50% of the Closing Net Cash Shortfall, if any, plus (iv) an amount in cash equal to 50% of the Closing Net Cash Surplus, if any, less (v) an amount in cash equal to 50% of any Transaction Expenses that are incurred but unpaid as of the Closing.
“Preliminary Common Per Share Cash Consideration” means (i) the Preliminary Cash Consideration divided by (ii) the Fully-Diluted Common Stock.
“Preliminary Common Per Share Stock Consideration” means (i) the Stock Consideration divided by (ii) the Fully-Diluted Common Stock.
“Pro Rata Share” means, with respect to a particular Converting Holder, a fraction, the numerator of which is the sum of the aggregate amount of cash that such Converting Holder is entitled to be paid pursuant to Section 1.3(a) (which, for the avoidance of doubt, excludes any payments and issuances in respect of Dissenting Shares) plus the product of (i) the Acquirer Stock Price multiplied by (ii) the aggregate number of shares of Acquirer Common Stock that such Converting Holder is entitled to be issued pursuant to Section 1.3(a) (which, for the avoidance of doubt, excludes any payments and issuances in respect of Dissenting Shares) and the denominator of which is the sum of the aggregate amount of cash that all Converting Holders are entitled to be paid pursuant to Section 1.3(a) (which, for the avoidance of doubt, excludes any payments and issuances in respect of Dissenting Shares) plus the product of (i) the Acquirer Stock Price multiplied by (ii) the aggregate number of shares of Acquirer Common Stock that all Converting Holders are entitled to be issued pursuant to Section 1.3(a) (which, for the avoidance of doubt, excludes any payments and issuances in respect of Dissenting Shares).
“Promised Equity” means the promised but unissued Company Options listed on Schedule F.
“Representatives” means, with respect to a Person, such Person’s officers, directors, Affiliates, stockholders or employees, or any investment banker, attorney, accountant, auditor or other advisor or representative retained by any of them.
“Securities Act” means the Securities Act of 1933, as amended.
“Stock Consideration” means 11,597,938 shares of Acquirer Common Stock, less a number of shares of Acquirer Common Stock equal to the product of (i) the quotient of (A) the sum of (1) the Closing Net Working Capital Shortfall, if any, plus (2) the Closing Net Working Capital Surplus, if any, less (3) the Closing Net Cash Shortfall, if any, plus (4) the Closing Net Cash Surplus, if any, less (5) any Transaction

Expenses that are incurred but unpaid as of the Closing divided by (B) the Acquirer Stock Price multiplied by (ii) 50%.
“Stock Escrow Amount” means 1,449,742 shares of Acquirer Common Stock.
“Subsidiary” means any corporation, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or purports to own, beneficially or of record securities or other interests representing more than 50% of the outstanding equity, voting power, or financial interests of such Person or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.
“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.
“Tax Return” means any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) filed or required to be filed with respect to Taxes.
“TCSI” means Ticketfly Canada Services Inc., a British Columbia corporation and a wholly owned Subsidiary of the Company.
“Total Cash-Out Shares” means the Total Unaccredited Shares plus the Total Unassumed Options plus the Total Unvested Warrant Shares.
“Total Unaccredited Shares” means the number of shares of Company Capital Stock held by Unaccredited Stockholders as of the Effective Time.
“Total Unassumed Options” means the number of shares of Company Capital Stock underlying all Vested Company Options that are being cashed out pursuant to Section 1.3(a)(ii)(B).
“Total Unvested Warrant Shares” means the number of shares of Company Capital Stock underlying all Company Warrants that are being cashed out pursuant to Section 1.3(a)(iii).
“Transaction Document” means, collectively, this Agreement and each other agreement or document referred to in this Agreement or to be executed in connection with any of the Transactions.
“Transaction Expenses” means all third-party fees, costs, expenses, payments and expenditures incurred by or on behalf of the Company in connection with the Merger, this Agreement and the Transactions, whether or not incurred, billed or accrued (including (i) any fees, costs expenses, payments and expenditures of legal counsel and accountants, (ii) the maximum amount of fees costs, expenses, payments and expenditures payable to brokers, finders, financial advisors, investment bankers or similar Persons notwithstanding any earn-outs, escrows or other contingencies, (iii) all severance obligations owed by the Company to the Company’s directors, employees and/or consultants in connection with the Merger (other than severance or other termination expenses that Acquirer has requested the Company to pay to a Designated Employee prior to the Effective Time) that are unpaid as of the Closing and (iv) any such fees, costs, expenses, payments and expenditures incurred by Company Securityholders paid for or to be paid for by the Company).
“Unaccredited Stockholder” means a Converting Holder who is not an Accredited Stockholder.
“Unaccredited Stockholder Cash-Out Amount” means the Cash-Out Per Share Consideration multiplied by Total Unaccredited Shares.
“Unassumed Option Cash-Out Amount” means the aggregate amount of cash paid by Acquirer pursuant to Section 1.3(a)(ii)(B).
“Unvested Company Options” means, at any point in time, that portion, if any, of a Company Option that is not vested under the terms of any Contract with the Company (including any stock option agreement, stock option exercise agreement or restricted stock purchase agreement).
“Unvested Company Shares” means shares of Company Capital Stock that are not vested under the terms of any Contract with the Company or subject to forfeiture or a right of repurchase by the Company (including any stock option agreement, stock option exercise agreement or restricted stock purchase agreement).
“Unvested Company Warrants” means, at any point in time, that portion, if any, of a Company Warrant that is not vested under the terms of any Contract with the Company.
“Vested Company Options” means, at any point in time, that portion, if any, of a Company Option that is not an Unvested Company Option.
“Warrant Cash-Out Amount” means the aggregate amount of cash paid by Acquirer pursuant to Section 1.3(a)(iii) (including to Unvested Company Warrants).
Other capitalized terms used herein and not defined in this Exhibit A shall have the meanings assigned to such terms as set forth in this Agreement.